Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARNELL PHARMACEUTICALS HOLDINGS LTD

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Australia	2834	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Unit 4, Century Estate

476 Gardeners Road

Alexandria 2015 NSW

Australia

Tel: 913-274-2100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert T. Joseph
President and Chief Executive Officer
c/o Parnell, Inc.
7015 College Blvd, Level 6

Overland Park, KS 66211
Tel: 913-274-2100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Peter Mirakian III Spencer Fane LLP 1000 Walnut Street, Suite 1400 Kansas City, MO 64106 (816) 474-8100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate price per unit (2)	Proposed maximum aggregate offering Price (2)	Amount of registration fee

Ordinary shares, no par value	2,060,000	$3.76	$7,745,600.00	$779.98

Total	2,060,000	$3.76	$7,745,600.00	$779.98

(1) Consists of (i) 85,943 shares of our common stock that may be issued to Lincoln Park Capital Fund, LLC (“Lincoln Park”) as the commitment shares under the Purchase Agreement dated January 11, 2016 (the “Purchase Agreement”), 47,746 of which have already been issued; and (ii) up to 1,974,057 shares of our common stock that may be sold to Lincoln Park under the Purchase Agreement. The Purchase Agreement provides that we may sell up to $15,000,000 of our common stock to Lincoln Park. We may elect to issue and sell more than the 2,060,000 shares offered under this prospectus to Lincoln Park under the Purchase Agreement. If we elect to issue and sell more than the 2,060,000 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act of 1933 any such additional shares. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will also cover any additional ordinary shares to be offered or issued from stock splits, stock dividends, recapitalizations, or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock as reported on the NASDAQ Global Market on January 19, 2016, which is within five business days of the filing of this registration statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 22, 2016

PRELIMINARY PROSPECTUS

2,060,000 Shares

Parnell Pharmaceuticals Holdings Ltd

Ordinary Shares

This prospectus relates to the offer and sale of up to 2,060,000 ordinary shares of Parnell Pharmaceuticals Holdings Ltd, an Australian public company limited by shares, by Lincoln Park Capital Fund, LLC, or Lincoln Park or the selling stockholder.

The ordinary shares being offered by the selling stockholder have been or may be issued pursuant to the purchase agreement dated January 11, 2016 that we entered into with Lincoln Park. See “The Lincoln Park Transaction” for a description of that agreement and “Selling Stockholder” for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder may sell the ordinary shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the ordinary shares being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our ordinary shares are currently quoted on The NASDAQ Global Market under the symbol “PARN”. On January 20, 2016, the last reported sale price of our ordinary shares on The NASDAQ Global Market was $3.29.

INVESTING IN OUR SECURITIES INVOLVES RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” ON PAGE 5 AND CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS, AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 22, 2016.

PROSPECTUS SUMMARY

This prospectus summary highlights certain information about our business and this offering. Because it is a summary, it may not contain all of the information that you should consider before deciding whether to purchase our securities. You should carefully read this prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein and therein for a more complete understanding. You should pay special attention to the section entitled “Risk Factors” beginning on page 5 of this prospectus, Item 3.D. of our Annual Report filed on Form 20-F for the year ended June 30, 2014, as filed with the SEC, and our consolidated audited financial statements and the notes thereto in our Annual Reports on Form 20-F for the year ended June 30, 2014 and for the period ended December 31, 2014 filed with the SEC and incorporated by reference herein.

Business Overview

We are a fully integrated, veterinary pharmaceutical company focused on developing, manufacturing and commercializing innovative animal health solutions. We currently manufacture and market five products for companion animals and production animals in 14 countries and augment our pharmaceutical products with proprietary software platforms – FETCH™ and mySYNCH®. These innovative technology solutions are designed to enhance the quality of life and/or performance of animals and are provided to animal owners who use our drug products as a value added service offering to differentiate us from our competitors. We also have a pipeline of 7 drug products covering large therapeutic areas in orthopedics, dermatology, anesthesiology, nutraceuticals and metabolic disorders for companion animals as well as reproduction and mastitis for cattle.

Our lead reproductive hormone products, estroPLAN® and GONAbreed®, are designed to safely and effectively improve cattle breeding performance and are currently marketed in 12 countries. We were the first company to achieve FDA approval for the indication of estrous synchronization in lactating dairy and beef cows. We market our reproductive hormone products in conjunction with our proprietary software platform, mySYNCH, in order to deliver superior breeding outcomes. Since launching in the U.S. in mid-2013, we have steadily acquired market share and we typically enjoy a top three market share position in these products in many other countries where we have been selling our products for many years.

Our disease-modifying product, Zydax®, for the treatment of osteoarthritis, or OA, in dogs and horses, both stimulates the growth of new cartilage and inhibits cartilage breakdown. OA is a slowly progressive and often severely debilitating degenerative joint disease, or DJD. We estimate that the market for OA in animals in the U.S. and the EU is over $410 million in annual sales of prescription drugs and the global market for alternative treatments such as nutraceutical products is at least another $500 million in annual sales. The most common treatments for OA are anti-inflammatory drugs, which ease symptoms but do not address the underlying disease process. By contrast, Zydax is designed to enable veterinarians and animal owners to safely and effectively manage the cause of OA. Zydax has an excellent efficacy and safety profile, with one million doses sold, and has led to improved quality of life for dogs and improved performance of sport horses.

We have marketed Zydax in Australia, New Zealand, Hong Kong, Singapore and the United Arab Emirates and we are seeking approval from the FDA for marketing in the U.S. and from the European Medicines Agency, or EMA, for marketing in the European Union, or EU. Assuming regulatory approval, we plan to launch Zydax for dogs in these markets in the last quarter of 2016. In addition to Zydax we also have a nutraceutical product, Glyde®, which is a combination of glycoaminoglycans, a building block for cartilage (derived from chondroitin sulfate and glucosamine) and a potent natural anti-inflammatory, ecoisatetranoic acid (derived from green-lipped mussel powder). Glyde is currently marketed in the same countries where Zydax is currently approved plus the US. We launched Glyde in the US in September 2015 through the establishment of a new companion animal sales and marketing team, providing us with an established presence in the companion animal market in advance of the anticipated approval of Zydax in 2016.

We believe our products are differentiated through our complementary software platforms designed to assist animal owners in maximizing the performance and efficiency of our products. Fetch, for companion animal customers, and mySYNCH, for production animal customers, provide our customers with a personalized software solution which is currently provided as a free service offering to our customers which provides mobile and interactive education and diagnostics, data analytics and customer management capabilities. Fetch and mySYNCH also provide us with direct interaction with animal owners to manage and personalize their brand experience with our products. Our technology offerings enable us to increase customer interaction, brand recognition and overall customer satisfaction and in the future may also provide an additional revenue stream opportunity through charging for the provision of premium services in our digital technologies.

In the last decade, we have significantly enhanced our core competencies across the entire pharmaceutical value chain. A key strength of our business is our R&D, clinical trial and regulatory development experience. We have conducted over 31 clinical trials across six countries in 70 trial sites during the last ten years. Our products have been approved by regulators in the U.S., Europe, Canada, Australia, New Zealand and multiple other jurisdictions throughout Latin America, Asia, the Middle East and Africa. We are planning to conduct up to 25 additional clinical trials over the next four years. Our clinical science expertise is augmented by a strong network of academic institutions, private research organizations and veterinary clinics across multiple countries around the world.

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We have constructed a sterile manufacturing facility located in Sydney, Australia which has been inspected by the FDA and other regulatory agencies, enabling us to manufacture products for sale in the European Union, Australia, New Zealand, Canada as well as other jurisdictions under mutual recognition procedures. We believe this new facility provides us with a low-cost and reliable supply of our products and has approximately 75% available capacity above our current manufacturing demand, creating significant contract manufacturing and pipeline expansion opportunities which we are actively exploring. We intend to leverage these core competencies to bring up to seven new products, addressing up to 12 indications, to market over the next five years, and to further expand our pipeline through targeted development and in-licensing opportunities.

Our current revenues are derived from operations in 14 countries, with a direct marketing presence in Australia, New Zealand and the U.S. We utilize a range of multi-national and local marketing partners in other markets including Canada, the Middle East and Africa and will continue to seek additional marketing partners who can assist us in bringing our products to market in those geographies where we do not expect to establish a direct presence such as Europe, Asia and Latin America. We have recently expanded our business operations in the US where we conduct all drug development and drug commercialization functions from our global headquarters in Overland Park, Kansas. This shift in focus has enabled us to establish a U.S. sales and marketing presence and will enable us to be well positioned for future potential approvals of our product candidates including Zydax. It has also enabled us to explore a variety of licensing opportunities arising from the large U.S. animal health and biotechnology industries.

We believe that our fully-integrated, pharmaceutical value chain positions us to effectively and efficiently leverage our current product portfolios, expand and scale our pipeline of product candidates and elicit attractive in-licensing or acquisition opportunities. We believe that the combination of these capabilities and opportunities positions us to become a leading innovator in animal health products.

The Offering

On January 11, 2016, we entered into a purchase agreement with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement. The Agreement acts as an equity commitment and allows us to direct Lincoln Park to purchase our ordinary shares in amounts generally up to 35,000 shares every other day, and which amounts may be increased to up to 55,000 shares if certain conditions are satisfied (a “Regular Purchase”), in our sole discretion, provided that Lincoln Park may not be required to purchase more than $500,000 worth of ordinary shares on any single day’s Regular Purchase. We may also sell up to an additional 300% of the Regular Purchase shares to Lincoln Park on any day on which we direct Lincoln Park to make a Regular Purchase (an “Accelerated Purchase”) subject to certain conditions. Over the three-year term of the Agreement, we may sell up to $15,000,000 worth of ordinary shares to Lincoln Park, but we are not obligated to do so. We may terminate the Agreement at any time, and we have total control as to whether and when we direct Lincoln Park to purchase ordinary shares from us. Lincoln Park is not allowed to engage in any short selling or hedging of our shares but is allowed to resell the shares we direct them to purchase at any point in time.

We have entered into this Agreement because we believe that it is an effective way for the Company to issue new shares in a controlled manner that in turn will improve the liquidity of our share trading which has been typically low given the tightly held nature of our share register. We also believe that the funds received from Lincoln Park will form an effective capital management facility and provide growth capital that can be put to accretive use.

Also on January 11, 2016, we entered into a Registration Rights Agreement, or the Registration Rights Agreement, with Lincoln Park, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

We do not have the right to commence any sales to Lincoln Park under the Purchase Agreement until the SEC has declared effective the registration statement of which this prospectus forms a part. In addition to the 47,746 ordinary shares already issued to Lincoln Park, if we elect to sell ordinary shares to Lincoln Park under the Purchase Agreement, we are required to issue a pro rata portion of 38,197 ordinary shares as the remainder of Lincoln Park’s commitment fee every time Lincoln Park makes a Regular Purchase. For example, if we elect, at our sole discretion, to require Lincoln Park to purchase 35,000 of our ordinary shares at $4.00 per ordinary share, then we would issue 357 ordinary shares of the pro rata commitment fee, which is the product of $140,000 (the amount we have elected to sell) divided by $15,000,000 (the total amount we can sell to Lincoln Park under the Purchase Agreement) multiplied by 38,197 (the total number of pro rata commitment shares). The pro rata commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park. As a result, if we require Lincoln Park to purchase its entire commitment of $15,000,000 worth of ordinary shares, we will issue to Lincoln Park, as a commitment fee, a total of 85,943 ordinary shares for no additional cash consideration.

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The purchase price of the shares that may be sold to Lincoln Park under the Purchase Agreement will be based on the market prices of our ordinary shares preceding the time of sale as computed under the Purchase Agreement without any fixed discount; provided that in no event will such shares be sold to Lincoln Park when our closing sale price is less than $1.00 per share, subject to adjustment as provided in the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

As of January 20, 2016, there were 13,331,468 of our ordinary shares outstanding, of which 6,187,387 shares were held by non-affiliates, excluding the 47,746 of our ordinary shares that we have already issued to Lincoln Park under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $15,000,000 of our ordinary shares to Lincoln Park, only 2,060,000 of our ordinary shares are being offered under this prospectus, which represents (i) 85,943 ordinary shares that have been or will be issued to Lincoln Park as part of a commitment fee if we sell the entire $15,000,000 worth of ordinary shares and (ii) an additional 1,974,057 ordinary shares which may be issued to Lincoln Park in the future under the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement. If all of the 2,060,000 ordinary shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such shares would represent 13.43% of the total number of our ordinary shares outstanding and 24.98% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof. If we elect to issue and sell more than the 2,060,000 ordinary shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional ordinary shares, which could cause additional dilution to our stockholders. The number of ordinary shares ultimately offered for resale by Lincoln Park is dependent upon the number of ordinary shares we sell to Lincoln Park under the Purchase Agreement.

Under the rules of The NASDAQ Global Market, in no event may we issue more than 19.99% of our shares outstanding (which is approximately 2,655,416 shares based on 13,283,722 shares outstanding prior to the signing of the Purchase Agreement) under the Purchase Agreement unless we obtain stockholder approval or an exception pursuant to the rules of The NASDAQ Global Market is obtained to issue more than 19.99%. This limitation shall not apply if, at any time the Exchange Cap is reached and at all times thereafter, the average price paid for all shares issued and sold under the Purchase Agreement is equal to or greater than $3.29, which was the closing consolidated bid price of our ordinary shares on January 20, 2016 including an increment for the commitment shares issued and to be issued to Lincoln Park. We are not required or permitted to issue any of our ordinary shares under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of The NASDAQ Global Market.

Issuances of our ordinary shares in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of our ordinary shares that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

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Securities Offered

Ordinary shares to be offered	2,060,000 shares consisting of:
by the selling stockholder

• Up to 85,943 commitment shares, of which 47,746 have been issued to Lincoln Park and the remaining 38,197 will only be issued on a pro-rata basis in connection with any ordinary shares purchased by Lincoln Park, pursuant to the terms of the Purchase Agreement.

• 1,974,057 shares we may require Lincoln Park to purchase under the Purchase Agreement.

Ordinary shares outstanding prior to this offering	13,283,722 shares

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Ordinary shares to be outstanding after giving effect to the issuance of 2,060,000 as offered under this Prospectus.	15,343,722 shares
Use of Proceeds	We will receive no proceeds from the sale of our ordinary shares by Lincoln Park in this offering. However, for the sale of ordinary shares sold to Lincoln Park under the Purchase Agreement, we may receive up to $15,000,000. Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used for general corporate purposes and working capital requirements. See “Use of Proceeds.”

Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.
Symbol on The NASDAQ Global Market	PARN

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should carefully consider the risk factors contained in our Annual Report on Form 20-F for the year ended June 30, 2014 with the Securities Exchange Commission on September 15, 2014, which we incorporate by reference in this prospectus, as well as the risk factors described below which constitute updates and amendments to the risk factors set forth in such Annual Report, before making an investment decision. If any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our ordinary shares could decline, and you may lose part or all of your investment. For more information, see “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

We have incurred a loss for the fiscal years ended June 30, 2014 and 2013 and six-month periods ended December 31, 2014 and June 30, 2015. If we do not increase our revenues, we will continue to incur losses and may be reliant upon external capital in order to continue to fund our operations. Failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product development, other operations or commercialization efforts.

In order to access global revenue opportunities and fund the investment in our product candidate pipeline, we divested certain legacy products and in part used the proceeds therefrom, along with debt financing and private placements, to expand our operating footprint, including the construction of our U.S. Food and Drug Administration, or FDA, inspected sterile manufacturing facility in Sydney, Australia. In addition, we have invested in the establishment of a US Sales and Marketing Presence and we have increased our R&D investment in our pipeline products. As a result of the divestiture and our investments in major growth assets, our revenues were reduced, our expenses increased and we have incurred losses. In order to become profitable, we will need to increase our revenues, including our reproductive hormones products and companion products in the U.S and by successfully gaining approval of our late stage pipeline products including Zydax. If we do not generate sufficient revenues from our operational activities, then we will continue to incur losses and may need to seek additional funds sooner than planned through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to shareholders, imposition of debt covenants and repayment obligations, or other restrictions that may affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If we are unable to access additional capital, we may be required to delay, limit, reduce or terminate our operations, research and development activities and commercialization efforts.

Our current indebtedness could adversely affect our financial condition and ability to fulfill our debt obligations and otherwise adversely impact our business and growth prospects.

As of June 30, 2015, we had outstanding indebtedness of approximately AUD$16.6 million. Such remaining or any future indebtedness could have important consequences to you. For example, it could:

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●	make it more difficult for us to satisfy our obligations with respect to our term loan indebtedness and other current and future indebtedness;

●	require us to dedicate a substantial portion of our cash flow from operations to the payment of our indebtedness, thereby reducing the availability of cash to fund working capital and capital expenditures and for other general corporate purposes;

●	restrict us from making strategic acquisitions and exploiting business opportunities;

●	place us at a disadvantage compared to our competitors that have less debt; and

●	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

Our ability to make payments on and refinance our indebtedness, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow or that future borrowings will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness or to fund our other liquidity needs. If we do not generate sufficient cash flow, additional borrowings or proceeds of asset sales are not available to us, we may not have sufficient cash to enable us to meet all of our obligations.

In addition, the agreements governing our indebtedness include certain covenants that, among other things, restrict our ability to incur additional indebtedness, make certain payments, sell assets, enter into certain transactions with affiliates and create liens. Moreover, certain of these agreements require us to maintain specified trailing twelve-month revenue targets over the life of the loan. These and other covenants in our current and future agreements may restrict our ability to fully pursue our business strategies and adversely affect our growth prospects. Our ability to comply with such covenants may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events beyond our control. The breach of any of these covenants could result in a default under our indebtedness, which could cause those and other obligations to become due and payable.

Failure to manage growth could have a material adverse effect on our business.

Since the completion of our IPO on June 18, 2014 we have significantly expanded our operations in Australia and the U.S. Our number of full-time employees increased by approximately twenty-five individuals as of June 30, 2015. We also further increased our full-time employees by approximately sixty personnel with the development of a US Companion Animal sales team to launch Glyde Chews in the US and further expanded our Australian sales team in the third quarter of 2015. We also anticipate adding 15 to 20 more personnel over 2016 and 2017 depending on project milestones being met to justify such expansion.

Our ability to successfully offer products and services and implement our business plan requires us to grow our operational capabilities and capacities as well as our systems and processes. If we are not able to manage our growth, our customer service quality could deteriorate, which could result in decreased sales or profitability. Additionally, the cost of our operations could increase faster than the growth in our net sales, negatively impacting our profitability.

The sale or issuance of our ordinary shares to Lincoln Park may cause dilution and the sale of our ordinary shares acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our ordinary shares to fall

On January 11, 2016, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $15,000,000 of our ordinary shares. In connection with the execution of the Purchase Agreement , we issued 47,746 of our ordinary shares to Lincoln Park as the initial portion of a fee for its commitment to purchase shares under the Purchase Agreement. If we require Lincoln Park to purchase the entire $15,000,000 of our ordinary shares as permitted by the Purchase Agreement, we will issue an additional 38,197 ordinary shares on a pro-rata basis alongside each sale of ordinary shares to Lincoln Park to bring its total number of commitment shares to 85,943. The purchase shares that may be sold pursuant to the Purchase Agreement may be sold by us to Lincoln Park at our sole discretion from time to time over a 36-month period commencing after the SEC has declared effective the registration statement that includes this prospectus.

The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the market price of our ordinary shares. Depending on market liquidity at the time, sales of such shares may cause the trading price of our ordinary shares to fall.

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We generally have the right to control the timing and amount of any sales of our shares to Lincoln Park, except that, pursuant to the terms of our agreements with Lincoln Park, we would be unable to sell shares to Lincoln Park if and when the closing sale price of our ordinary shares is below $1.00 per share, subject to adjustment as set forth in the Purchase Agreement. Additional sales of our ordinary shares, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. As such, Lincoln Park may ultimately purchase all, some or none of our ordinary shares that may be sold pursuant to the Purchase Agreement and, after it has acquired shares, Lincoln Park may sell all, some or none of those shares. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our ordinary shares. Additionally, the sale of a substantial number of our ordinary shares to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may require additional financing to sustain our operations and without it we may not be able to continue operations.

We may direct Lincoln Park to purchase up to $15,000,000 worth of our ordinary shares under our agreement over a 36-month period generally in amounts up to 35,000 ordinary shares on any business day, which amounts may be increased to up to 55,000 of our ordinary shares, provided the closing price of our ordinary shares exceeds a certain threshold, however that Lincoln Park’s committed obligation shall not exceed $500,000 worth of our ordinary shares on any single business day, plus an additional “accelerated amount” under certain circumstances. However, Lincoln Park shall not purchase any of our ordinary shares on any business day that the closing sale price of our ordinary shares is less than $1.00 per share, subject to adjustment as set forth in the Purchase Agreement. Assuming a purchase price of $3.29 per share (the closing sale price of our ordinary shares on January 20, 2016) and the purchase by Lincoln Park of the full 1,974,057 purchase shares under the purchase agreement, proceeds to us would be $6,494,648.

The extent to which we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our ordinary shares and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $15,000,000 under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission, or the SEC, encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. Except for the historical information contained in this prospectus, the statements contained in this prospectus are “forward-looking statements” which reflect our current view with respect to future events and financial results.

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. Forward-looking statements represent management’s present judgment regarding future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our research and development activities, our ability to conduct clinical trials of our product candidates and the results of such trials, as well as risks and uncertainties relating to litigation, government regulation, economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on third parties and other factors. Please also see the discussion of risks and uncertainties under “Risk Factors” contained in Item 3.D. of our Annual Report filed on Form 20-F for the year ended June 30, 2014 as filed with the SEC.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the Company’s financial statements incorporated by reference in this prospectus and in our annual reports on Form 20-F, for the year ended June 30, 2014 and for the period ended December 31, 2014 as filed with the SEC.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial data as of June 30, 2015 and December 31, 2014 and for the six month periods ended June 30, 2015 and 2014 are derived from the unaudited consolidated financial statements of Parnell Pharmaceuticals Holdings Ltd included elsewhere in this prospectus.

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For a summary of our consolidated financial data as of June 30, 2014, 2013 and 2012 and for the three years ended June 30, 2014, 2013 and 2012, see Item 3.A “Selected Financial data” in our Annual report on Form 20-F filed with the SEC on September 15, 2014, which we incorporate by reference in this prospectus.

Our historical results are not necessarily indicative of the results that may be expected for any other future period. Unless otherwise specified, all amounts are presented in Australian Dollars (AUD).

You should read this table in conjunction with our audited consolidated financial statements as at and for the year ended June 30, 2014 and as at and for the period ended December 31, 2014, which are incorporated by reference in this prospectus along with our unaudited consolidated financial statements for the six months June 30, 2015 included elsewhere in this prospectus and our Management Discussion and Analysis for the six months ended June 30, 2015 incorporated by reference in this prospectus, see “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

Statement of operations data:

	Six-Months Ended
	June 30, 2015	June 30, 2014	v%
Revenues	4,928	4,699	5%
Other Income	4,742	1,268	274%
Costs and expenses	(12,653)	(15,903)	(20.4%)
Income/(loss) before income tax (expense)/benefit	(2,983)	(9,936)	70%
Income tax (expense)/benefit	(2)	(2,980)	100%
(Loss)/income for the period	(2,985)	(12,917)	77%
Other comprehensive income/(loss) for the period, net of tax	(809)	162	(599%)
Total comprehensive income/(loss) for the period	(3,794)	(12,755)

Per Share Data
Earnings per share:	AUD$	AUD$
Basic and diluted	(0.22)	(1.54)
Weighted-average shares outstanding
Basic and diluted	13,283,722	8,410,176

Certain amounts may reflect rounding adjustments.

Balance sheet data:

	At June 30, 2015	At December 31, 2014
Cash and cash equivalents	17,988	15,819
Total Assets	52,985	48,240
Borrowings, including current portion	16,581	4,590
Ordinary Shares	55,343	55,343
Total Equity	30,891	33,913

Certain amounts may reflect rounding adjustments.

Other Financial data: Adjusted EBITDAOI (a non-GAAP financial measure)

	Period Ended	Period Ended
	June 30, 2015	June 30, 2014	v%
Adjusted EBITDAOI	(6,787)	(3,550)	91%

Certain amounts may reflect rounding adjustments.

(a)	Adjusted EBITDAOI (a non-GAAP financial measure) is defined as reported Earnings Before Interest, Tax, Depreciation, Amortization and Other Income (EBITDAOI) excluding certain significant items. The executive directors use Adjusted EBITDAOI, among other factors, to set performance goals and to measure the performance of the overall company, as described in “Item 5 – Operating and Financial Review and Prospects - Adjusted EBITDAOI” of our Annual Report on Form 20-F filed with the SEC on September 15, 2014.

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IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

The following table presents our directors and executive officers. The directors have served in their respective capacities since their appointment, and will serve until their removal pursuant to our constitution.

Name	Age	Position
Executive Officers
Robert Joseph	39	Director, President and Chief Executive Officer
Brad McCarthy	40	Director and Chief Financial Officer

Directors*
Alan Bell	59	Director and Chairman
Peter Croden	69	Director
Ellen Richstone	64	Director
David Rosen	57	Director

* On August 8, 2015 Parnell appointed Peter Croden as an independent director. On December 10, 2015 Parnell appointed Ellen Richstone and David Rosen as independent directors.

Executive Officers

Robert Joseph. Mr. Joseph has served as our President, Chief Executive Officer and Director since joining us in August 2006. Previously, Mr. Joseph was employed with Eli Lilly and Company, a global pharmaceutical company, serving as Senior Brand Manager – Diabetes from 2005 to 2006, and Marketing Strategy Manager from 2002 to 2005. From 2000 to 2002, Mr. Joseph served as a Financial Planning Manager with Allergan, Inc., a global specialty pharmaceutical company, and from 1998 to 2000, was employed as a Business Performance Manager with Herron Pharmaceuticals Pty Ltd, an Australian manufacturer of pharmaceutical and natural healthcare products which has now become a subsidiary of Sigma Pharmaceuticals Limited. Mr. Joseph has undergraduate degrees in science (pre-medicine), finance (accounting and commercial law) and marketing from the University of Queensland in Australia, and is a qualified Certified Public Accountant in Australia.

Brad McCarthy. Mr. McCarthy joined us as Chief Financial Officer and Director in February 2010, and was appointed Chief Operating Officer of Parnell Manufacturing Pty Ltd, one of our wholly-owned subsidiaries, in 2012. Prior to joining us, Mr. McCarthy worked in several positions with subsidiaries of SIRVA, Inc., formerly Allied Worldwide, a privately owned moving industry company, including as Chief Financial Officer from 2007 to 2010, and Head of Forecasting, Planning and Analysis, Europe, of Pickfords Removals, a former subsidiary company of SIRVA, Inc. Earlier in his career Mr. McCarthy served in financial and accounting positions with Centrica PLC, a multinational utility company, and Volkswagen Group Australia Pty Ltd, a subsidiary of Volkswagen Group, a manufacturer of passenger and commercial vehicles. Mr. McCarthy began his career as a financial accountant with Beale Gaertner Young, an Australian accounting firm. He has undergraduate degrees in science (pharmacology and physiology) from the University of Queensland, as well as degrees in accounting (accounting and corporate law) and management from Macquarie University in Australia. He is also a Certified Public Accountant in Australia.

Directors

The current board of directors comprises three independent directors, executive officers, Mr. Robert Joseph, Mr. Brad McCarthy and Mr. Alan Bell.

Alan Bell. Mr. Bell has been our Director and Chairman since 2006. From July 1986 until 2006, he was the sole owner and Managing Director of Parnell Laboratories (Aust) Pty Ltd, our legacy entity. Earlier in his career, Dr. Bell worked in private veterinary practice for eight years. He received his bachelor of veterinary science degree from the University of Queensland in Australia, and is a member of the Australian Institute of Company Directors.

Peter Croden. Mr. Croden has over 35 years’ experience in the Animal Health, Biotech, Private Equity and Pharmaceutical industries. Mr. Croden previously held senior pharmaceutical executive positions with The Upjohn Company and Pharmacia & Upjohn Animal Health. As President of the Worldwide Business for Pharamcia & Upjohn Animal Health, Mr. Croden oversaw the fastest growing company in the industry. Mr. Croden also previously held the position of President of Upjohn Canada, before which he resided and worked in Germany as Regional Marketing Manager of Europe. Mr. Croden has also served as the President and CEO of Nephrex, a biotech start-up and as a consultant.

Ellen Richstone. Ms. Richstone is a former private company CEO, Fortune 500 CFO (Rohr Aerospace) and Fortune 500 Treasurer (Data General). Her industry experience includes: Computer Hardware/Software; Communications; Industrial Products; Lighting and Semiconductors; as well as experience in Consumer Products, Automotive, Aerospace and Financial Services. Ms. Richstone currently sits on three public company boards including eMagin, BioAmber and Everyware Global. Ms. Richstone previously sat on other public and private boards including an S&P 500 Company until its sale to a large global consumer products company.

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David Rosen. Dr. David Rosen is a healthcare executive with over 30 years of experience in the Animal Health, Pharmaceutical, Private Equity and Medical Device industries. He is currently President and CEO of eNeura Inc., a privately held medical device company specializing in the treatment and prevention of migraine headache. Dr. Rosen previously held senior executive positions as Founder, President and COO of Aratana Therapeutics, an animal health biopharmaceutical company and as Head of Corporate Out Licensing and Divestitures for Pfizer, Inc. in New York City. Dr. Rosen has served on the Boards of Directors for several private companies including Ablative Solutions and Adjacent Health Technologies as well as several not-for-profit organizations.

Board of Directors

Our Board of Directors currently consists of six members, including our Chief Executive Officer and Chief Financial Officer. We believe that each of our current directors has relevant industry experience. Our Constitution specifies that there must be a minimum of one director and a maximum of ten, and our Board of Directors may determine the number of directors within those limits. Our directors serve until removed by us by resolution.

Our Board of Directors has established delegated limits of authority, which define the matters that are delegated to management and those that require Board of Directors approval. Our non-executive directors do not have any service contracts with the Company or any of its subsidiaries providing for benefits upon termination of employment. Our executive directors, as employees, have entered into employment agreements with us that provide for certain benefits upon termination of employment, as discussed in “Employment Agreements with Executive Officers.”

Arrangements Concerning Election of Directors; Family Relationships

We are not a party to, nor are we aware of, any voting agreements among our shareholders. In addition, no family relationships exist among our directors and executive officers.

Compensation

Our Board of Directors recognizes that the attraction and retention of high-caliber directors and executives with appropriate incentives is critical to generating shareholder value. We have designed our compensation program to provide rewards for individual performance and corporate results and to encourage an ownership mentality among all of our employees.

The non-executive directors receive an annual fee for board membership and committee chairmanships and are eligible persons under the 2014 Omnibus Equity Incentive Plan. Directors do not receive any other benefits or incentive.

In the fiscal year ended December 31, 2015, the aggregate remuneration we paid to our directors and senior management, including salary, directors fees, retirement contributions (if applicable), and cash bonuses paid under our quarterly and annual bonus scheme was USD$1.6 million. We also recorded share-based compensation expense of USD$1.3 million related to shares issuable to employees and directors.

Bonuses

We currently operate a cash bonus plan for all employees. This plan is based on the performance of the company against the annual Board-approved business plan for sales and operating profit (stated as EBITDAOI).

2014 Omnibus Equity Incentive Plan

We adopted an omnibus equity incentive plan during the year ended June 30, 2014. The plan provides us flexibility to grant a variety of share-based awards to incentivize our employees, officers, consultants and members of our board of directors. Under the plan, we are able to grant share options, share awards, share units, performance-based awards and other share-based awards.

We have reserved a total of 3,000,000 ordinary shares for issuance under the equity incentive plan, subject to adjustment for changes in capitalization as provided in the plan. Shares underlying awards that are cancelled, forfeited, expired, terminated unearned or settled in cash or that use a “net settled option” exercise will be returned to the plan and may be used for future awards.

The plan for awards to employees and for awards to directors and senior management (CEO, CFO, CCO and CSO) is administered by our compensation committee. The compensation committee has full power to select the individuals to whom awards are granted and to determine the specific terms and conditions of each award, subject to the provisions of the plan.

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The following is a brief summary of the types of awards that may be granted under the plan:

Share Options. Share options represent a right to purchase a specified number of ordinary shares from us at a specified price during a specified period of time. Share options granted under the plan will have an exercise price that is not less than the fair market value of an ordinary share on the date of grant. Options will be exercisable at times and under conditions as determined by the compensation committee, but in no event will they be exercisable later than ten years from the date of grant. We use a net settled option exercise process whereby we deliver only gain shares, that is shares with a fair market value equal to the option spread upon exercise directly to the employee or director. The net economic result to the employee or director is the same as a broker-assisted cashless exercise however net share settlement has the important benefit of reducing the number of shares that must be issued in connection with an option exercise and thereby reduces shareholder dilution.

Share Awards. Share awards may be unrestricted, or vested, at grant or restricted shares. Restricted shares are actual ordinary shares that are issued to a participant, but that are subject to forfeiture if the participant does not remain employed by us for a certain period of time and/or if certain performance goals are not met. Except for these restrictions and any others imposed by the compensation committee, the participant will generally have all of the rights of a shareholder with respect to the restricted shares, including the right to vote the shares, but will not be permitted to sell, assign, transfer, pledge or otherwise encumber the shares before the risk of forfeiture lapses.

Share Units. Share units may be unrestricted, or vested, at grant or restricted share units. An award of restricted share units represents a contractual obligation of the Company to deliver a number of ordinary shares, an amount in cash equal to the fair market value of the specified number of shares subject to the award, or a combination of shares and cash, upon vesting. Until our ordinary shares are issued to the participant in settlement of share units, the participant does not have any rights of a shareholder with respect to the underlying shares. Vesting of restricted share units may be subject to performance goals, the continued service of the participant or both. The compensation committee may provide that dividend equivalents will be paid or credited with respect to restricted share units.

Performance-Based Awards. An award of performance shares refers to ordinary shares or share units that are expressed in terms of our ordinary shares, the issuance, vesting, lapse of restrictions or payment of which is contingent on performance as measured against predetermined objectives over a specified performance period. An award of performance units refers to dollar-denominated units valued by reference to designated criteria established by the compensation committee, other than our ordinary shares, whose issuance, vesting, lapse of restrictions or payment is contingent on performance as measured against predetermined objectives over a specified performance period. The compensation committee will determine whether the award will be settled in cash or ordinary shares.

Board Practices

In accordance with the exception available to foreign private issuers under the NASDAQ Stock Market rules, we do not currently follow the requirements of the NASDAQ Stock Market rules with regard to having a majority of independent directors on our Board of Directors. We have commenced the process of identifying suitable independent director candidates to establish a majority-independent board in the future.

Our Board of Directors is currently composed of six members, all of whom serve terms that extend to the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. Mr. Croden, Ms. Richstone and Dr. Rosen, all of whom took office in 2015, qualify as independent directors in accordance with the published listing requirements of the NASDAQ Stock Market. The NASDAQ independence definition includes a series of objective tests, including that the director is not, and has not for at least three years, been one of our employees, or has engaged in, or have had a family member engage in, a number of different transactions with the Company. In addition, Mr. Croden, Ms. Richstone and Dr. Rosen satisfy the criteria for independence recommended by the ASX Corporate Governance Principles and Recommendations, which define independence, in this context, to mean a non-executive director who is not a member of management and who is free from any business or other relationship that could, or could reasonably be perceived to, materially interfere with the independent director’s judgment. Mr. Bell, Mr. Joseph and Mr. McCarthy do not qualify as independent directors under NASDAQ or ASX rules.

None of our directors is a party to a service contract that provides for benefits upon termination of service.

Audit Committee

Our Audit Committee consists of three members, appointed by the Board of Directors: Ellen Richstone, chairperson, David Rosen and Peter Croden are independent, non-executive directors. This committee oversees, reviews, acts on and reports on various auditing and accounting matters to our Board of Directors, including the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and accounting practices. In addition, the committee oversees, reviews and acts on and reports on various risk management matters to our Board of Directors.

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Compensation Committee

Our Compensation Committee consists of three members, appointed by the Board of Directors: Peter Croden, chairperson, Ms. Richstone and Dr. Rosen, both of whom are independent, non-executive directors. This committee oversees, reviews, acts on and reports on various remuneration matters to our Board of Directors.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of three members, appointed by the Board of Directors: David Rosen, chairperson, Ellen Richstone and Peter Croden, identifies, evaluates and recommends qualified nominees to serve on our Board of Directors, develops and oversees our internal corporate governance processes, and maintains a management succession plan.

Employees

As of June 30, 2015, we had 71 employees including 33 employees based in Australia, 1 in New Zealand and 37 in the U.S., including 29 in the Kansas City office. We have approximately 27 employees in Sales & Marketing, 5 in R&D, Scientific Affairs & Regulatory, 22 in Manufacturing and 17 Finance, Executive, HR and Administration.

As of December 31, 2015, we had 126 employees including 35 employees based in Australia, 2 in New Zealand and 89 in the U.S., including 49 in the Kansas City office. We have approximately 75 employees in Sales & Marketing, 6 in R&D, Scientific Affairs & Regulatory, 26 in Manufacturing and 19 in Finance, Executive, HR and Administration.

We anticipate that we will add 10 - 20 new positions over the course of the year depending on the progress of various projects.

Share Ownership

The following table sets forth information regarding the beneficial ownership of our outstanding ordinary shares as of December 31, 2015 by:

● each of our directors and executive officers individually;

● all of our directors and executive officers as a group; and

● each beneficial owner of 5% or more of our ordinary shares.

Beneficial ownership generally includes voting or investment power over securities. Percentage of beneficial ownership is based on 13,283,722 of our ordinary shares outstanding as of December 31, 2015.

		Ordinary Shares Beneficially Owned
		Number	Percent
Alan R. Bell	Unit 4, Century Estate, 476 Gardeners Road, Alexandria NSW 2015 Australia	5,226,432 (1)	39.3%
Robert T. Joseph	7015 College Blvd, Overland Park, KS 66211	993,217 (2)	7.5%
Brad R. McCarthy	Unit 4, Century Estate, 476 Gardeners Road, Alexandria NSW 2015 Australia	567,926 (3)	4.3%
Peter Croden	7015 College Blvd, Overland Park, KS 66211	-	-
Ellen Richstone	7015 College Blvd, Overland Park, KS 66211	-	-
David Rosen	7015 College Blvd, Overland Park, KS 66211	-	-
All directors and executive officers as a group		6,787,575	51.1%
FMR, LLC *	245 Summer Street, Boston, MA 02210	816,051	6.1%
Blackrock, Inc. *	55 East 52nd Street, New York, NY 10055	878,722	6.6%

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* Information for FMR, LLC and Blackrock, Inc. was obtained from the latest Schedules 13G filed by each of them during 2015.

(1)	Includes 5,226,430 shares held by Pinehill Pty Ltd. Pinehill Pty Ltd is beneficially owned by, and is the trustee for, the Bell Family Trust, of which Dr. Bell is the sole director.

(2)	Includes 70,177 shares held by RT Joseph Holdings Pty Ltd ATF Joseph Superannuation Fund. Mr. Joseph and his spouse are directors of RT Joseph Holdings Pty Ltd, the corporate trustee of Joseph Superannuation Fund, an Australian-domiciled retirement savings fund of which Mr. Joseph and his spouse are beneficiaries.

(3)	Includes 507,687 shares held by McCarthy B&J Pty Ltd ATF McCarthy B&J Family Trust, 41,997 shares held by McCarthy B&J Superfund Pty Ltd ATF McCarthy B&J Superfund, and 18,242 shares held by Mr. McCarthy’s spouse. Mr. McCarthy’s spouse is the sole director of McCarthy B&J Pty Ltd, the corporate trustee of (i) McCarthy B&J Family Trust, a discretionary trust of which Mr. McCarthy and his spouse are beneficiaries, and (ii) McCarthy B&J Superfund, an Australian-domiciled retirement savings fund of which Mr. McCarthy and his spouse are beneficiaries.

	Restricted Share Awards
	Shares Awarded	Value of Shares on Grant date	Options Awarded	Exercise Price	Value Realized on Exercise	Expiration Date of Options
Alan R. Bell	-	-
Robert T. Joseph	68,909 (1)	301,821	237,515 (3)	$5.00	-	2/1/2025
Brad R. McCarthy	44,400 (2)	194,472	112,800 (3)	$5.00	-	2/1/2025
Peter Croden	-	-	25,000 (3)	$5.00	-	8/5/2025
Ellen Richstone	-	-
David Rosen	-	-

(1)	Represents Ordinary Shares of Restricted Share Units under the 2014 Omnibus Equity Incentive Plan. These shares are restricted by service conditions and 49,116 shares will vest on February 1, 2016 and the remaining 19,793 shares will vest on February 1, 2017.
(2)	Represents Ordinary Shares of Restricted Share Units under the 2014 Omnibus Equity Incentive Plan. These shares are restricted by service conditions and 35,000 shares will vest on February 1, 2016 and the remaining 9,400 shares will vest on February 1, 2017.
(3)	Represents Ordinary Share Options issued under the 2014 Omnibus Equity Incentive Plan. These options vest over 3 year service period

The Company has also issued Restricted Share Units and stock options to certain employees under the 2014 Omnibus Equity Incentive Plan. The restricted share units are subject to service requirements and vest over 2 years with the first vesting date occurring on February 1, 2016. We estimate that 49,631 restricted share units will vest on February 1, 2016 and 11,535 restricted share units will vest on February 1, 2017. In addition, there are 78,403 stock options issued to employees that will vest over a three-year period beginning February 1, 2016. These options have an exercise price of $5.00 and a term of 10 years.

INDUSTRY AND MARKET DATA

This prospectus includes market and industry data and forecasts that we have derived from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

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Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. While we believe the market information included in this prospectus is generally reliable, the future performance of the industry in which we operate and, as a result, our future prospects, are subject to a high degree of risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus.

USE OF PROCEEDS

This prospectus relates to our ordinary shares that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of our ordinary shares by Lincoln Park in this offering. However, we may receive gross proceeds of up to $15,000,000 under the Purchase Agreement. We estimate that the net proceeds to us from the sale of our ordinary shares to Lincoln Park pursuant to the Purchase Agreement will be up to $14,885,000 over an approximately 36-month period, assuming that we sell the full amount of our ordinary shares that we have the right, but not the obligation, to sell to Lincoln Park under that agreement and other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

Unless otherwise indicated in the applicable prospectus supplement, information incorporated by reference or free writing prospectus, we expect to use any proceeds that we receive under the Purchase Agreement to fund our growth plans, for working capital, and for other general corporate purposes, including capital expenditures related to our research and development activities.

DIVIDEND POLICY

Although we have historically declared and paid cash dividends on our ordinary shares, we currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization in Australian dollars (AUD) as of June 30, 2015 and has not been adjusted for the 47,746 ordinary shares that we have already issued to Lincoln Park pursuant to the terms of the Purchase Agreement or the additional ordinary shares which may be issued to Lincoln Park in the future under the Purchase Agreement:

As of June 30, 2015 $AUD
Borrowings, including current portion	16,580,583
Ordinary Shares, 13,283,722 issued and outstanding	55,343,451
Share-based Compensation Reserve	772,056
Reserves	(2,393,699)
(Accumulated losses)	(22,830,397)
Total equity	30,891,411
Total capitalization	47,471,994

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You should read this table in conjunction with our audited consolidated financial statements as at and for the year ended June 30, 2014 and as at and for the period ended December 31, 2014, which are incorporated by reference in this prospectus along with our unaudited consolidated financial statements for the six months June 30, 2015 included elsewhere in this prospectus and our Management Discussion and Analysis for the six months ended June 30, 2015 incorporated by reference in this prospectus.

DILUTION

Dilution is the amount by which the portion of the offering price per ordinary share paid by the purchasers of our ordinary shares in this offering exceeds the net tangible book value per ordinary shares after the offering. Our net tangible book value as of June 30, 2015 was $16.5 million, or $1.24 per ordinary share. Net tangible book value per ordinary share is determined by dividing our tangible net worth, total tangible assets less total liabilities, by the aggregate number of ordinary shares outstanding.

After giving effect to the full issue and sale by us to Lincoln Park of the ordinary shares that Lincoln Park may sell in this offering, at an assumed offering price of $3.76 per ordinary share, and the receipt and application of the net proceeds to us, our pro forma net tangible book value as of June 30, 2015 would have been $24.2 million, or $1.56 per ordinary share. This represents an immediate increase in pro forma net tangible book value to existing shareholders of $0.32 per ordinary share and an immediate dilution to new investors of $2.20 per ordinary share.

The following table illustrates this per ordinary share dilution:

Assumed initial offering price		$3.76
Net tangible book value per ordinary share as of June 30, 2015	$1.24
Increase in pro forma net tangible book value per ordinary share attributable to new investors	$0.32
Pro forma net tangible book value per ordinary share after offering		$1.56
Dilution per ordinary share to new investors		$2.20

Dilution is determined by subtracting pro forma net tangible book value per ordinary share after the offering from the offering price per ordinary share.

The number of shares of common stock shown above to be outstanding after this offering is based on the 13,283,722 shares outstanding as of June 30, 2015, and excludes:

•	3,000,000 additional shares of common stock reserved for future issuance under our 2014 stock incentive plans.

Subsequent to June 30, 2015, we issued 47,746 shares to Lincoln Park under the $15,000,000 Purchase Agreement as part of Lincoln Park’s commitment fee.

Except as otherwise specifically indicated herein, all information in this prospectus assumes or gives effect to no exercise of options or warrants outstanding on the date of this prospectus or in the future.

MARKET FOR OUR ORDINARY SHARES

Our ordinary shares qualified for listing on the NASDAQ Global Market on June 18, 2014 under the symbol PARN. Prior to June 18, 2014, our ordinary shares were not traded in public markets. The following sets forth the high and low prices expressed in U.S. Dollars on the NASDAQ Global Market for the past full six months and through January 20, 2016, for each quarter for the past two fiscal years, and for the one completed fiscal year (ended December 31, 2014, at which time we changed from a June 30 fiscal year to a December 31 fiscal year) for which our stock was publicly traded.

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Last Six (6) Months	High	Low

For the Month Ended
January (through January 20, 2016)	$3.95	2.92
December 2015	4.89	3.66
November 2015	3.90	3.36
October 2015	4.48	3.30
September 2015	4.48	3.20
August 2015	4.83	3.71
July 2015	5.11	4.05

Last Two (2) Fiscal Years
For the Quarter Ended
December 31, 2015	$5.11	$3.20
September 30, 2015	5.11	3.20
June 30, 2015	5.98	3.47
March 31, 2015	6.00	3.59
December 31, 2014	6.38	3.29
September 30, 2014	$7.59	$5.00
For the Period Ended
December 31, 2014	$7.59	$3.29
For the Year Ended
December 31, 2015	$6.00	$3.20

EXCHANGE RATES

Our financial statements incorporated by reference herein are set forth in Australian Dollars. The following table sets forth the high and low exchange rate for the past six (6) months based on the Reserve Bank of Australia rate (the “RBA rate”). As of January 22, 2016, the exchange rate was AUD$0.6875 for each USD$1.00.

Month	High	Low
December 2015	$0.7335	$0.7144
November 2015	0.7265	0.7047
October 2015	0.7332	0.7055
September 2015	0.7187	0.6924
August 2015	0.7397	0.7114
July 2015	0.7713	0.7289

Year ended June 30, ($ per AUD)	Period End	Average(1)	Low	High
2012	1.0191	1.0319	0.9500	1.1055
2013	0.9275	1.0271	0.9202	1.0593
2014	0.9420	0.9182	0.8716	0.9651

6-month Period ended December 31,
2014	0.8202	0.8821	0.8140	0.9458
6-month Period ended June 30,
2015	0.7680	0.7755	0.7590	0.8244

(1)	Represents the average of the exchange rates on the last day of each month during the year.

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THE LINCOLN PARK TRANSACTION

General

On January 11, 2016, we entered into the Purchase Agreement and the Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $15,000,000 of our ordinary shares (subject to certain limitations) from time to time over a 36-month period. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

In connection with the execution of the Purchase Agreement , we issued to Lincoln Park 47,746 of our ordinary shares as the initial portion of a fee for its commitment to purchase certain amounts of our ordinary shares under the Purchase Agreement. We do not have the right to commence any sales to Lincoln Park under the Purchase Agreement until the SEC has declared effective the registration statement of which this prospectus forms a part. Thereafter, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase up to 35,000 of our ordinary shares on any such business day, which amount may be increased to up to 55,000 of our ordinary shares, provided the closing price of our ordinary shares exceeds a certain threshold; however, Lincoln Park’s committed obligation shall not exceed $500,000 for any such purchase, plus an additional “accelerated amount” under certain circumstances. The purchase price per share is based on the market price of our ordinary shares immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

If we require Lincoln Park to purchase the entire $15,000,000 of our ordinary shares as permitted by the Purchase Agreement, we will issue an additional 38,197 ordinary shares to Lincoln Park to bring its total number of commitment shares to 85,943. The additional 38,197 ordinary shares will be issued in pro rata tranches along with Lincoln Park’s purchases of our ordinary shares. For example, if we elect, at our sole discretion, to require Lincoln Park to purchase 35,000 of our ordinary shares at $4.00 per ordinary share, then we would issue 357 ordinary shares of the pro rata commitment fee, which is the product of $140,000 (the amount we have elected to sell) divided by $15,000,000 (the total amount we can sell to Lincoln Park under the Purchase Agreement) multiplied by 38,197 (the total number of pro rata commitment shares). The pro rata commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, we may direct Lincoln Park to purchase up to 35,000 of our ordinary shares as often as every other business day. On any day that the closing sale price of our ordinary shares is not below $5.00, the purchase amount may be increased, at our sole discretion, to up to 45,000 ordinary shares, and on any day that the closing sale price of our ordinary shares is not below $7.00, the purchase amount may be increased, at our sole discretion, to up to 55,000 ordinary shares. The amount of any single Regular Purchase may not exceed $500,000 worth of our ordinary shares per purchase. The purchase price per share for each such Regular Purchase will be equal to the lower of:

  the lowest sale price for our ordinary shares on the purchase date of such shares; or
  the arithmetic average of the three lowest closing sale prices for our ordinary shares during the 12 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice, to purchase an additional amount of our ordinary shares, which we refer to as an Accelerated Purchase, not to exceed the lesser of:

•	30% of the aggregate shares of our ordinary shares traded during normal trading hours on the purchase date; and

•	3 times the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

  96% of the volume weighted average price during (i) the entire trading day on the purchase date, if the volume of shares of our ordinary shares traded on the purchase date has not exceeded a volume maximum calculated in accordance with the Purchase Agreement, or (ii) the portion of the trading day of the purchase date (calculated starting at the beginning of normal trading hours) until such time at which the volume of our ordinary shares traded has exceeded such volume maximum; or

  the closing sale price of our ordinary shares on the purchase date.

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In the case of both Regular Purchases and Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as set forth above we will control the timing and amount of any sales of our ordinary shares to Lincoln Park.

Minimum Purchase Price

Under the Purchase Agreement, we have set a floor price of $1.00 per share. Lincoln Park shall not purchase any of our ordinary shares on any day that the closing sale price of our ordinary shares is below the floor price. The floor price will be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction and, effective upon the consummation of any such event, the floor price will be the lower of (i) the adjusted price and (ii) $1.00.

Events of Default

Events of default under the Purchase Agreement include the following:

  the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our ordinary shares offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

  suspension by our principal market of our ordinary shares from trading for a period of three consecutive business days;

  the de-listing of our ordinary shares from the NASDAQ Global Market, provided our ordinary shares are not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Capital Market, the NYSE MKT or the OTC Bulletin Board (or nationally recognized successor thereto);

  the transfer agent’s failure for three business days to issue to Lincoln Park amounts of our ordinary shares which Lincoln Park is entitled to receive under the Purchase Agreement;

  any breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreement which has or which could have a material adverse effect on us subject to a cure period of five business days;

  if we issue more than 19.99% of the Company’s aggregate outstanding ordinary shares, determined as of the date of the Purchase Agreement, in violation of The NASDAQ Global Market rules;

  any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

  if at any time we are not eligible to transfer our ordinary shares electronically or a material adverse change in our business, financial condition, operations or prospects has occurred.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not deliver a Regular Purchase notice or Accelerated Purchase notice to Lincoln Park under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our ordinary shares during any time prior to the termination of the Purchase Agreement.

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Effect of Performance of the Purchase Agreement on Our Stockholders

All 2,060,000 shares registered in this offering which may be sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36 months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our ordinary shares to decline and to be highly volatile. Lincoln Park may ultimately purchase all, some or none of the 2,060,000 ordinary shares registered in this offering. If we sell these shares to Lincoln Park, Lincoln Park may sell all, some or none of such shares. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our ordinary shares. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $15,000,000 of our ordinary shares, exclusive of the 85,943 shares issued and issuable to Lincoln Park as a commitment fee which are part of this offering. Depending on the price per share at which we sell our ordinary shares to Lincoln Park, we may be authorized to issue and sell to Lincoln Park under the Purchase Agreement more of our ordinary shares than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase (1)(2)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (3)	Proceeds from the Sale of Shares to Lincoln Park Under the $15.0 M Purchase Agreement (4)
$1.00 (5)	1,974,057	12.87%	$1,974,057
$3.00	1,974,057	12.87%	$5,922,171
$3.29 (6)	1,974,057	12.87%	$6,494,648
$5.00	1,974,057	12.87%	$9,870,285
$7.00	1,974,057	12.87%	$13,818,399

____________________

(1)

Although the Purchase Agreement provides that we may sell up to $15,000,000 of our ordinary shares to Lincoln Park, we are only registering 2,060,000 shares under this prospectus (inclusive of 85,943 shares issued and issuable to Lincoln Park as a commitment fee), which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering.

(2)	The number of registered shares to be issued excludes the 85,943 commitment shares because no proceeds will be attributable to such commitment shares.
(3)	The denominator is based on 13,369,665 shares outstanding as of January 20, 2016, adjusted to include the 85,943 shares issued and issuable to Lincoln Park as commitment shares in connection with this offering and the number of shares set forth in the adjacent column which we would have sold to Lincoln Park at the applicable assumed average purchase price per share. The numerator does not include the 85,943 shares issued and issuable to Lincoln Park as commitment shares in connection with this offering, and is based on the number of shares registered in this offering to be issued under the Purchase Agreement. The number of shares in such column does not include shares that may be issued to Lincoln Park under the Purchase Agreement which are not registered in this offering.
(4)	Gross sale proceeds.
(5)	Under the Purchase Agreement, we may not sell and Lincoln Park may not purchase any shares on a day in which the closing sale price of our ordinary shares is below $1.00, as may be adjusted in accordance with the Purchase Agreement.
(6)	The closing sale price of our shares on January 20, 2016.

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SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of our ordinary shares that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on January 11, 2016 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our ordinary shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have sold or may sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of January 20, 2016. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. As used in this prospectus, the term “selling stockholder” includes Lincoln Park and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from Lincoln Park as a gift, pledge or other non-sale related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 13,331,468 ordinary shares actually outstanding as of January 20, 2016.

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering Assuming The Company issues the Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC (1)	47,746 (2)	*(3)	2,060,000	*(4)

*less than 1%

____________________

(1)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of our ordinary shares owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.
(2)	Represents 47,746 of our ordinary shares issued to Lincoln Park on January 19, 2016 as a fee for its commitment to purchase our ordinary shares under the Purchase Agreement. See the description under the heading “The Lincoln Park Transaction” for more information about the Purchase Agreement.
(3)	Based on 13,331,468 outstanding of our ordinary shares as of January 20, 2016, which includes 47,746 ordinary shares issued to Lincoln Park as the initial portion of a fee for its commitment to purchase additional amounts of our ordinary shares under the Purchase Agreement. Although we may at our discretion elect to issue to Lincoln Park up to an aggregate amount of $15,000,000 of our ordinary shares under the Purchase Agreement plus up to 85,943 shares constituting the maximum commitment shares issuable to Lincoln Park, other than the shares described in the immediately preceding sentence, such shares are not included in determining the percentage of shares beneficially owned before this offering.
(4)	Assumes the sale by Lincoln Park of all ordinary shares registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares at this time.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Management’s discussion and analysis of financial condition and results of operations are contained in our Form 6-K for August 2015, filed with the SEC on August 12, 2015 announcing financial results for the period ended June 30, 2015 which we incorporate by reference in this prospectus.

You should read this information in conjunction with our audited consolidated financial statements as at and for the year ended June 30, 2014 and as at and for the period ended December 31, 2014, which are incorporated by reference in this prospectus along with our unaudited consolidated financial statements for the six months June 30, 2015 included elsewhere in this prospectus along with Item 5 of our Annual reports on Form 20-F filed with the SEC on September 15, 2014 and February 27, 2015, which we incorporate by reference into this prospectus, see “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

BUSINESS

History and Development of the Company

We were incorporated as a proprietary company limited by shares in Australia on June 25, 2009 as part of our corporate restructuring that completed on July 10, 2009. Pursuant to a Share Exchange Agreement, we acquired all of the outstanding share capital of Parnell Laboratories (Aust) Pty Ltd, which was beneficially owned by Dr. Alan Bell, Chairman of our Board of Directors and had been trading since September 1986.

In connection with our initial public offering, on April 28, 2014 we converted our corporate status under the Australian Corporations Act 2001 (Cth), or the Corporations Act, from a proprietary company limited by shares to that of a public company limited by shares, which became effective on June 6, 2014.

On April 28, 2014, we effected a ten-for-one consolidation of our ordinary shares, which has the effect of a ten-for-one reverse stock split, which became effective on June 6, 2014. As a result, all references to ordinary shares, options and warrants, as well as share, per share data and related information in this Annual Report have been retroactively adjusted, where applicable, to reflect the reverse stock split as if it had occurred at the beginning of the earliest period presented. On June 18, 2014 we completed an initial public offering on the NASDAQ Global Market.

Business Overview

We are a fully integrated, veterinary pharmaceutical company focused on developing, manufacturing and commercializing innovative animal health solutions. We currently manufacture and market five products for companion animals and production animals in 14 countries and augment our pharmaceutical products with proprietary software platforms – FETCH™ and mySYNCH®. These innovative technology solutions are designed to enhance the quality of life and/or performance of animals and are provided to animal owners who use our drug products as a value added service offering to differentiate us from our competitors. We also have a pipeline of 7 drug products covering large therapeutic areas in orthopedics, dermatology, anesthesiology, nutraceuticals and metabolic disorders for companion animals as well as reproduction and mastitis for cattle..

Our lead reproductive hormone products, estroPLAN® and GONAbreed®, are designed to safely and effectively improve cattle breeding performance and are currently marketed in 12 countries. We were the first company to achieve FDA approval for the indication of estrous synchronization in lactating dairy and beef cows. We market our reproductive hormone products in conjunction with our proprietary software platform, mySYNCH, in order to deliver superior breeding outcomes. Since launching in the U.S. in mid-2013, we have steadily acquired market share and we typically enjoy a top three market share position in these products in many other countries where we have been selling our products for many years.

Our disease-modifying product, Zydax®, for the treatment of osteoarthritis, or OA, in dogs and horses, both stimulates the growth of new cartilage and inhibits cartilage breakdown. OA is a slowly progressive and often severely debilitating degenerative joint disease, or DJD. We estimate that the market for OA in animals in the U.S. and the EU is over $410 million in annual sales of prescription drugs and the global market for alternative treatments such as nutraceutical products is at least another $500 million in annual sales. The most common treatments for OA are anti-inflammatory drugs, which ease symptoms but do not address the underlying disease process. By contrast, Zydax is designed to enable veterinarians and animal owners to safely and effectively manage the cause of OA. Zydax has an excellent efficacy and safety profile, with one million doses sold, and has led to improved quality of life for dogs and improved performance of sport horses.

We have marketed Zydax in Australia, New Zealand, Hong Kong, Singapore and the United Arab Emirates and we are seeking approval from the FDA for marketing in the U.S. and from the European Medicines Agency, or EMA, for marketing in the European Union, or EU. Assuming regulatory approval, we plan to launch Zydax for dogs in these markets in the last quarter of 2016. In addition to Zydax we also have a nutraceutical product, Glyde®, which is a combination of glycoaminoglycans, a building block for cartilage (derived from chondroitin sulfate and glucosamine) and a potent natural anti-inflammatory, ecoisatetranoic acid (derived from green-lipped mussel powder). Glyde is currently marketed in the same countries where Zydax is currently approved plus the US. We launched Glyde in the US in September 2015 through the establishment of a new companion animal sales and marketing team, providing us with an established presence in the companion animal market in advance of the anticipated approval of Zydax in 2016.

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We believe our products are differentiated through our complementary software platforms designed to assist animal owners in maximizing the performance and efficiency of our products. Fetch, for companion animal customers, and mySYNCH, for production animal customers, provide our customers with a personalized software solution which is currently provided as a free service offering to our customers which provides mobile and interactive education and diagnostics, data analytics and customer management capabilities. Fetch and mySYNCH also provide us with direct interaction with animal owners to manage and personalize their brand experience with our products. Our technology offerings enable us to increase customer interaction, brand recognition and overall customer satisfaction and in the future may also provide an additional revenue stream opportunity through charging for the provision of premium services in our digital technologies.

In the last decade, we have significantly enhanced our core competencies across the entire pharmaceutical value chain. A key strength of our business is our R&D, clinical trial and regulatory development experience. We have conducted over 31 clinical trials across six countries in 70 trial sites during the last ten years. Our products have been approved by regulators in the U.S., Europe, Canada, Australia, New Zealand and multiple other jurisdictions throughout Latin America, Asia, the Middle East and Africa. We are planning to conduct up to 25 additional clinical trials over the next four years. Our clinical science expertise is augmented by a strong network of academic institutions, private research organizations and veterinary clinics across multiple countries around the world.

We have constructed a sterile manufacturing facility located in Sydney, Australia which has been inspected by the FDA, and other regulatory agencies enabling us to manufacture products for sale in the European Union, Australia, New Zealand, Canada as well as other jurisdictions under mutual recognition procedures. We believe this new facility provides us with a low-cost and reliable supply of our products and has approximately 75% available capacity above our current manufacturing demand, creating significant contract manufacturing and pipeline expansion opportunities which we are actively exploring. We intend to leverage these core competencies to bring up to seven new products, addressing up to 12 indications, to market over the next five years, and to further expand our pipeline through targeted development and in-licensing opportunities

Our current revenues are derived from operations in 14 countries, with a direct marketing presence in Australia, New Zealand and the U.S. We utilize a range of multi-national and local marketing partners in other markets including Canada, the Middle East and Africa and will continue to seek additional marketing partners who can assist us in bringing our products to market in those geographies where we do not expect to establish a direct presence such as Europe, Asia and Latin America. We have recently expanded our business operations in the US where we conduct all drug development and drug commercialization functions from our global headquarters in Overland Park, Kansas. This shift in focus has enabled us to establish a U.S. sales and marketing presence and will enable us to be well positioned for future potential approvals of our product candidates including Zydax. It has also enabled us to explore a variety of licensing opportunities arising from the large U.S. animal health and biotechnology industries.

We believe that our fully-integrated, pharmaceutical value chain positions us to effectively and efficiently leverage our current product portfolios, expand and scale our pipeline of product candidates and elicit attractive in-licensing or acquisition opportunities. We believe that the combination of these capabilities and opportunities positions us to become a leading innovator in animal health products.

Our Products and Product Candidates

In addition to our currently marketed products, we are developing a pipeline of clinical drug candidates that either seek to deliver solutions to unmet needs in companion animal health or address practical and financial challenges that veterinarians and farmers encounter with existing production animal therapies. Currently, we have seven product candidates for the treatment of up to 12 indications across several therapeutic areas and animal species in our pipeline. We also intend to leverage our established in-house developmental capabilities to advance multiple in-house and in-licensed pipeline opportunities.

The following table presents information regarding our commercial products and our products under development.

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In addition to developing therapeutics that deliver real solutions to unmet animal health needs, we believe some of our product candidates, including Zydax, PAR081, PAR121 and PAR122, may have the potential to be applied to human health. Assuming successful development of each of these product candidates for the animal health market, we would seek to partner with organizations that can assist in assessing the feasibility and, if warranted, potential development of these product candidates for human applications.

Our Strategy

Our objective is to become a leading provider of animal health solutions that enhance the quality of life or performance of animals and enhance operational efficiency and profitability for veterinarians and farmers. We seek to differentiate ourselves from other animal health companies through leadership in clinical science in our chosen therapeutic areas and integration of our digital technologies with our animal health products.

We plan to focus on long-term therapies for conditions with a high prevalence rate and high propensity for treatment by animal owners in the burgeoning companion animal and production animal markets. We believe there are many segments of the market with a significant unmet need and that we can be competitive in accessing these large opportunities by leveraging our established drug development infrastructure and our innovative drug commercialization capabilities that harness our digital technologies.

Primary Strategic Objectives

We have four core areas of focus for the immediate future to drive the value of our company:

1.	Obtaining regulatory approval for Zydax and a subsequent launch in the U.S. and European markets

We are focusing on obtaining the regulatory approval from the FDA and EMA for Zydax in approximately the fourth quarter of 2016. We have filed all remaining technical sections of the regulatory dossier for Zydax with the FDA in the fourth quarter of 2015. We expect a round of questions to be posed to us in relation to the Target Animal Efficacy, or TAE, section and the Chemistry and Manufacturing Controls, or CMC, section. Both of these sections were filed with the FDA in early quarter four, 2015 and we expect responses from the FDA for each section in early quarter two, 2016. Whilst the FDA does not mandatorily ask questions in relation to a technical section, it is common, especially for the CMC section. We then expect to refile a complete New Animal Drug Approval, or NADA, with the FDA shortly after receiving the questions and this may lead to approval in quarter four, 2016 for the USA. We remain confident that the data we have filled with the FDA for both the TAE and CMC represents substantial evidence and thereby supports approval of Zydax. For our TAE section, we have utilized the vast array of evidence we have that supports the efficacy of Zydax for the intended claims and we believe this weight of evidence approach provides for substantial evidence and should lead to approval. For the CMC section, we filed data in relation to the manufacture of the Drug Product collated from our own FDA-inspected manufacturing facility as well as information related to the Drug Substance provided by Lonza, whom we have contracted to manufacture the Active Pharmaceutical Ingredient, or API. The FDA has already deemed complete the safety section of the dossier for Zydax in dogs.

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For our European filings, we expect to file a complete dossier, as is required by the EMA, in February 2016. Under current review time frames published by the EMA, this may lead to an approval in quarter one, 2017. There are some differences in the dossier that we submitted to the FDA and that which is required by the EMA; however, we believe we will submit a dossier containing sufficient data and information to support approval.

As we move closer to a regulatory approval for Zydax in the US and EU, we have contracted Lonza to complete Process Validation at a large scale that will be used for commercial manufacture of the API for Zydax. In or around July 2016, we expect Lonza to complete Process Validation and such process will deliver a substantial volume of API that will be used to manufacture Zydax. We have procured from Lonza a substantial volume in anticipation of commercial success and will continue to ensure that Lonza manufactures API to supply our commercial needs on an ongoing basis. We entered into a Manufacturing Services Agreement with Lonza to this effect in November 2015.

We anticipate there are opportunities to seek approval for Zydax in other jurisdictions including Canada, Asia, Latin America. We will file for such regulatory approvals in 2016.

2.	Continuing the development of the next generation of Digital Technologies

Fetch is our digital customer application that is available for use by dog owners. It was initially developed as an innovative digital tool for use by dog owners in the veterinary clinic waiting room to educate them on the etiology of osteoarthritis as a slow developing, insidious disease that effects a large number of dogs. It largely contributed to the near tripling of sales of Zydax in Australia, 5 years after launch.

We have significant plans to continue the development of Fetch for both the Australian and US markets to become a fully integrated franchise management technology. We expect that it will integrate with veterinary clinics practice management software to provide a seamless patient identification and capture mechanism through a self-diagnostic tool that will be used by dog owners in the veterinary clinic. We have also developed a consumer application (App) that is used by dog owners at home to continue monitoring the progress of their pet whilst being treated with Zydax. Fetch will enable us to interact with dog owners in a unique way that enhances an ongoing direct relationship with our customers in a highly effective, differentiated and very efficient manner and creating a full brand experience.

We also expect to continue our development of mySYNCH for the U.S., Australian and New Zealand markets where we have a direct presence. mySYNCH is a digital tool integrates with existing dairy management computer systems to enable veterinarians and producers to optimize reproduction and maximize economic gains. It combines in-field training with simple, real-time, dashboard style reports highlighting predictive breeding metrics. The real power of mySYNCH is the ability for dairy producers to benchmark their herd performance against other herds with similar production systems, thereby allowing them to implement best practices and enhancing their reproductive outcomes. The initial introduction of mySYNCH to pilot sites in mid-2014 has proven successful and we have now completed the wider roll-out of mySYNCH to act as a significant enabler of sales growth.

3.	Capturing market share of reproductive hormones in the U.S.

In the U.S., we seek to have a value proposition that is differentiated from other animal health companies through our close relationships with key distributors, veterinary clinics and large producers. Our product solutions are designed to maximize customer outcomes and develop brand recognition. We market our products through a newly-established direct sales force of seven territories covering the top 20 states in the dairy sector, representing 80% of the dairy cows in the U.S.

In 2013 we established the first of these territories and throughout the first two years of sales we continued to add personnel. With all 7 territories now populated we expect our market share acquisition to continue to grow, as we have demonstrated in other analogous markets such as Australia and New Zealand.

We will continue to bring innovation to the market by launching a new proprietary breeding program in the U.S. called PROCEPT ® , which we developed in conjunction with Dr. Milo Wiltbank, Professor of Dairy Science at the University of Wisconsin-Madison, a respected thought leader in reproductive physiology. We expect to publish clinical trial outcomes regarding this program during the next 12 months.

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4.	Establishing our US presence in the Companion Animal Market

In September 2015 we established a commercial presence in the US Companion Animal market. We now have a team of 40 sales executives who cover the 40 largest metropolitan areas of the USA. These territories cover a total of 12,000 veterinary clinics of the approximately 24,000 clinics in the US but through customer segmentation we expect to cover those clinics that represent approximately 80% or more of the veterinary drug sales in the US.

Our Companion Animal team are currently selling Glyde®, a nutraceutical product that we developed to support healthy joints and to reduce the clinical signs of osteoarthritis. We believe Glyde is the only product in the US that contains ingredients that support the healthy metabolism of cartilage (glycosaminoglycans) in the form of glucosamine and chondroitin as well as a naturally occurring anti-inflammatory called ecoisatetranoic acid derived from New Zealand Green Lipped Mussels (perna canaculis). We sell Glyde to veterinary clinics who in turn sell to pet parents. Glyde is administered as a heart-shaped soft-chew by the pet owner each day and we believe is adjunctive to the use of Zydax but can also be used as a monotherapy. We believe Glyde is a unique product in the market and when combined with our digital technology App – FETCH represents a differentiated value proposition to vet clinics and pet parents. In particular, we believe that selling Glyde and rolling out FETCH to as many pet parents in the lead up to our anticipated approval of Zydax in the US in Q4, 2016 will ensure that we have a solid platform on which to launch Zydax and more rapidly acquire new customers.

Future Growth Opportunities

In addition to our four, core strategic objectives we anticipate additional opportunities to grow revenues and to enhance the value of our company over the coming years.

1.	Expanding the geographies and species approved to use Zydax for treating osteoarthritis.

In addition to the US market, we anticipate seeking approval for Zydax in the European Union in early Q1, 2017. We also anticipate filing for regulatory approval in Canada which may be approved in conjunction with the regulatory filings for the US in Q4, 2016. We also anticipate filing in other potentially valuable geographies such as Asia and Latin America.

Further to the approval of Zydax for dogs in multiple markets, we also expect to complete safety and efficacy trials to support the approval of Zydax for use in cats treating osteoarthritis which is a large market with many cats suffering osteoarthritis but with limited prescription animal remedies available. We also expect to potentially obtain approval for an indication for treating interstitial cystitis, or IC, which is an inflammatory condition of the urinary tract which causes frequent and painful urination. This condition is more prevalent in cats and such an approval could lead to additional markets in which we could sell Zydax. It is notable that IC occurs in humans and currently a compound from the same drug family (sulfated oligiosacchrides) is approved to treat IC in humans but this compound, pentosan polysulfate, is reported to be of unpredictable efficacy. We believe this may be due to incomplete sulfation of the compound and is an issue that the construct of the Zydax compound may overcome and therefore could theoretically be more efficacious. If this proves to be the case, we may consider how we would seek a potential approval for use of Zydax in humans.

2.	Continuing development of existing pipeline of product candidates

We plan to progress our current pipeline of product candidates through proof-of-concept stage and into animal studies in 2016 and 2017. We seek to adopt for each of our product candidates a well-defined, milestone driven development path that enables us to determine the most expeditious path to market. We plan to continue our collaboration with development partners including leading academic institutions to ensure each product has a robust data set to support approval and commercialization.

We expect to work toward the following milestones for our pipeline product candidates:

PAR 121 (canine and equine orthopedics): PAR121 is derived from a known botanical extract native to the Cook Islands that had shown promise in rapidly regenerating bone. Based on pre-clinical studies we believe PAR121 has significant applications in orthopedics. We plan to isolate and identify the specific active components of the botanical extracts in 2016 and commence development of a semi-synthetic or synthetic manufacturing process. In parallel we will commence work on in vitro and in vivo models of canine bone growth with the aim of more precisely elucidating the mechanism of action and to demonstrate further clinical evidence of efficacy in the target species.

PAR 122 (canine and feline dermatology): PAR122 was studied to assess the effect of topical application on skin healing. Epidermal thickening should help treat animals affected with flea allergy dermatitis. We plan to isolate and identify the specific active components of the botanical extracts in 2016 and commence development of a semi-synthetic or synthetic manufacturing process. In parallel we will work with both in vitro and in vivo models of epidermal impairment to elucidate the mechanism of action and to demonstrate further clinical evidence of efficacy in the target species.

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PAR 101 (equine laminitis): PAR101 is aimed at utilizing pioglitazone to treat laminitis in horses by the pharmacological modification of insulin resistance and hyperinsulinaemia. We plan to conduct pharmacokinetic studies to support formulation selection in the horse and preliminary efficacy investigations.

PAR 081 (companion anesthesia): PAR081 is a novel propofol formulation for general anesthesia and sedation in dogs and cats. Propofol is the most commonly used anesthetic agent in both the human and animal health markets. PAR081 is an aqueous formulation that avoids the short comings of current lipid emulsions. We will take selected formulations into pharmacokinetic studies in laboratory animals to ascertain efficacy and safety profiles.

PAR 061 (cattle mastitis): PAR061 is a novel injectable antimicrobial prodrug. The prodrug will be biologically inactive that once metabolized in the dairy cow converts to an active antimicrobial. We will undertake synthesis and screening of compounds to conduct plasma and milk pharmacokinetic studies.

Gonadapro (cattle fertility): GONADOPRO is a novel combination formulation of gonadorelin acetate (the active ingredient in GONAbreed) and progesterone. This combination product would be used in the same Ovsynch programs as estroPLAN and GONAbreed, but is expected to improve pregnancy rates to fixed-time artificial insemination, or FTAI, by approximately 15% to 30%. Hormone profile and dose determination studies will be conducted.

3.	Expanding our existing pipeline

Our goal is to bring a new product to market each year through a combination of in-house drug development and potential in-licensing activities. We are reviewing the attractiveness and feasibility of several potential in-licensing and acquisition opportunities. As a result, we expect our pipeline to continue to expand as we pursue congruent opportunities.

Our current licensing activities are considering opportunities in the following areas: Osteoarthritis, Dermatology, Obesity, Haematology, Cancer, and unique proprietary formulations to optimize current and future therapeutic molecules. Parnell’s unique proposition of offering potential licensing partners access to all aspects of the pharmaceutical value change, from drug development, clinical science, manufacture and commercialization, puts us in a strong position when conducting these potential licensing discussions.

4.	Developing market entry plans for partnership markets including Europe, Asia and Latin America

We have invested in market investigations and partnering discussions in China and Europe over the last several years, and we intend to focus on multiple growth opportunities in these regions. We believe the Chinese dairy industry is undergoing structural changes to industrialize. We believe this situation is suited to our innovative solutions that combine high quality medicines with our mySYNCH proprietary technology in order to help dairy producers breed cows more effectively and as a result positions us to develop a strong foothold in this rapidly growing industrialized Chinese dairy market.

5.	Identifying and pursuing contract manufacturing opportunities

We have constructed and commissioned our manufacturing facility in Sydney which was classified as acceptable by the FDA in January 2013. We currently have approximately 75% available capacity at this facility, which we believe we can leverage for contract manufacturing opportunities. Typically, sterile manufacturing projects, especially those for FDA-approved products, attract high margins relative to other contract manufacturing sectors. We also have the capability to produce pilot or research and development, or R&D, batches for biotechnology companies for use in clinical trial materials and due to our highly efficient and flexible operation we believe we can undertake these projects at a lower cost than other industry participants.

Our Marketed Products

Reproductive Hormones - estroPLAN and GONAbreed

Overview

Our reproductive hormone products, estroPLAN (cloprostenol sodium; a prostaglandin F2α, or PG, drug) and GONAbreed (gonadorelin acetate; a Gonadotropin Releasing Hormone, or GnRH, drug), are used in breeding programs which are aimed at increasing pregnancy rates in dairy and beef cows. PG and GnRH drugs are given as a sequence of three injections over nine days to cause a cow to ovulate which allows artificial insemination, or AI, to be used. These breeding protocols are typically called Ovsynch programs.

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We believe we have conducted more cattle breeding program trials over the last ten years than any other animal health company. We have also developed a proprietary software platform, mySYNCH , to complement the use estroPLAN and GONAbreed. We believe this model of combining our high quality drug products with our proprietary software platform improves profitability for producers allowing us to gain market share from much larger animal health companies. Our approach also enhances the partnership between veterinarians and our producers by allowing the veterinarian to become a consultant in the improvement of reproductive efficiency.

Market

There are 9.2 million dairy cows in the U.S. and we estimate up to 100 million dairy cows globally are milked in industrialized countries, including 20 million in Europe and six million in Australia and New Zealand. In addition to the prolific use of timed AI breeding programs in the dairy industry, the beef market is increasingly using AI to increase the genetic worth of their herds and thus have increased their use of reproductive hormones. We estimate that the beef segment currently uses artificial insemination programs in less than 10% of cows and thus has the potential to grow rapidly.

Currently Available Competitive Products

The reproductive hormone market consists of two classes of drugs, GnRH and PG. In the U.S., approximately 50 million doses of GnRH and PG are sold annually for approximately $80 million. All manufacturers of reproductive hormones market generic equivalents of GnRH and PG. The current manufacturers include Zoetis (marketing Factrel - GnRH and Lutalyse - PG), Merck (marketing Fertagyl - GnRH and Estrumate - PG), Bayer (marketing Ovacyst - GnRH and Prostamate - PG) and Merial (marketing Cystorelin - GnRH). In non-U.S. markets, these same competitors typically exist along with generic offerings from smaller local pharmaceutical companies. We estimate the global reproductive hormone market is more than $200 million.

Our Solution

Historically, PG-based programs were the most commonly used breeding programs. Prostaglandins cause a cow to commence a new ovulatory cycle that leads to the release of an ovum (or egg). After injecting PG, a farmer must observe the cows for signs that the cow is ready to be artificially inseminated (called heat display). In the last decade, the combination of PG products with GnRH products to synchronize ovulation has led to more accurate breeding programs that allow for fixed-time artificial insemination that obviate the need for observing cows for heat display thus improving farm labor efficiency and also increasing pregnancy rates.

We currently have two FDA- approved hormone products, estroPLAN (a PG product) and GONAbreed (a GnRH product). We have marketed estroPLAN and GONAbreed in other markets for many years. In January 2013, GONAbreed was approved by the FDA for use in conjunction with cloprostenol sodium in cattle breeding programs.

We currently provide our proprietary mySYNCH technology, which was developed to complement the use of estroPLAN and GONAbreed, to our production animal customers for free. mySYNCH provides these customers with mobile education, data analytics and reporting to help maximize pregnancy rates in their cows when using estroPLAN and GONAbreed. We believe we can further penetrate the U.S. market by leveraging our proprietary mySYNCH software platform which helps our production animal customers manage reproduction activities on the farm and enhances the implementation of our reproductive hormones. As a result of this proprietary software and our product portfolio, we have been able to successfully improve reproductive performance for our dairy customers. For example, a large dairy farm in North America switched from a competitor’s product to our breeding program, which resulted in a 25% increase in pregnancy outcomes. We will continue to leverage the advocacy from our early adopters to grow our customer base across the U.S.

Osteoarthritis - Zydax

Overview

Zydax is a sulfate ester with disease-modifying characteristics for the treatment of OA in dogs and horses. Zydax targets the core deficit of OA by impacting both the anabolic and catabolic pathways of articular cartilage metabolism. Zydax is approved in Australia and New Zealand for the treatment of OA in dogs and marketed in Asia and the Middle East for the treatment of OA in horses. Specifically, Zydax stimulates proteoglycan synthesis, leading to the growth of new cartilage, and inhibits the actions of the aggrecanase 1 enzyme, which degrades and breaks down cartilage. Being a sulfate ester, Zydax also has some common properties with heparin in that it reduces micro blood clots at the joint and thus improves blood flow leading to the enhancement of regenerative processes. We are presently seeking marketing approval from the FDA and the EMA for Zydax for the treatment of OA in dogs and horses. Under current market conditions, if approved, we believe Zydax will be the only product with demonstrable disease modifying characteristics. We believe Zydax can be a safe, long-term therapy for OA in dogs and horses.

Zydax has been safely used in one million doses in dogs over seven years without the harmful side-effects common to many non-steroidal anti-inflammatory drugs, or NSAIDs. The safety aspects of the registration dossier for the use of Zydax in dogs have been deemed complete by the FDA including for safe combination use with NSAIDs. Zydax has the flexibility of being used as an adjunctive and a first-line therapy. As a result veterinarians do not have to replace their favored incumbent therapies but rather could use NSAIDs to alleviate the short-term symptoms of pain and inflammation while commencing a long-term course of treatment with Zydax to seek to modify the underlying disease process of OA.

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In October 2008, we applied for various patent protections for GXS, the API in Zydax, including composition of matter and method of manufacture. The patent was granted in Australia and New Zealand in 2013 (expiring in October 2028) and is currently undergoing examination in other countries, including the U.S., and if granted would provide patent protection until at least 2028.

The safety section of the registration dossier for Zydax in dogs has been deemed complete by the FDA and we have completed several large-scale efficacy studies in dogs which we believe on a weight of evidence basis provides substantial evidence which may lead to approval by the FDA in quarter four, 2016 and by the EMA in quarter one, 2017.

We also expect to complete safety and efficacy studies in horses under FDA protocol concurrences. The market for Zydax for horses is significant, especially in those countries where horse racing is popular such as Australia, New Zealand, Hong Kong, Singapore, Dubai, United Kingdom and France. To date, Zydax has been sold in Australia, Hong Kong, Singapore, New Zealand and Dubai . We are engaged in an FDA and EMA approval process to market Zydax for horses in the U.S. and Europe. We also plan to target the Chinese and Japanese markets where horse racing is also popular.

Market

Osteoarthritis in animals is a large and growing global market. We estimate the market for OA prescription drugs in the U.S. and the EU to be over $410 million in annual sales, and the global market for alternative treatments to be at least another $500 million in annual sales. This large market is driven by increasing pet ownership and the fact that up to 90% of dogs will develop osteoarthritis in their lifetime with an estimated 20% of dogs suffering from OA at any one point in time. However in our experience selling Zydax, it is quite common for only a small fraction of the estimated 20% of dogs that have OA to be under active treatment. We expect that one reason for that may be that there are few safe, long-term therapies available and as a result OA treatment may be delayed by the veterinarian until the later stages of the disease. We therefore believe that there may be a significant opportunity for the market to expand considerably in markets like the US and EU once safe, long-term, effective, non-NSAID therapies such as Zydax are available. Additionally, a large percentage of sport horses develop some form of DJD and most will regularly receive joint treatments.

Researchers have postulated that the sulfate-ester classes of compounds, including pentosan polysulfate a related polymer to that used in Zydax, may have applicability to various human disease states including OA. Historically, these polymers have proven difficult to develop and there has not been a successful approval for human use in treating OA. We believe that the development path of Zydax may have overcome many of the challenges of these compounds and thus we envision investigating the applicability of Zydax for treating OA in humans in years to come.

Disease State

Osteoarthritis is a slowly progressive and often severely debilitating DJD that is highly prevalent in dogs and horses. Due to the insidious nature of OA, the cartilaginous articular joint surface, the joint fluid, and the joint capsule undergo marked degenerative changes well before clinical or radiographic signs of OA become obvious to both dog owners and veterinarians, which usually only emerge once the disease is well progressed.

The causes of OA are multifactorial and include genetics, developmental abnormalities and prior joint injury. The disease is characterized by progressive loss of cartilage on the articulating surface of bones and subsequent development of bone spurs which are painful and limit movement. There is considerable debate on causative factors of the initiation of OA, however the central role of the chondrocytes (the cells that produce the cartilage matrix) and the tipping of the balance towards cartilage catabolism (breaking down) from anabolism (building up) is widely accepted. Cartilage loses its ability to cushion and protect the joint from forces applied during normal joint movement. Once the degradation of cartilage has started to occur fragments of broken cartilage are released into the joint space which triggers inflammation.

Inflammation is a pathological process consisting of a complex of cytological and chemical reactions which occur in affected tissues in response cartilage degradation. It includes (i) the local reactions and resulting morphological changes, (ii) the destruction or removal of the injurious material, and (iii) the responses that lead to repair and healing. The signs of inflammation are rubor (redness), calor (heat or warmth), tumor (swelling) and dolor (pain); a fifth sign, functio laesa, meaning inhibited or lost function, is sometimes added. All of the signs may be observed in certain instances but not in others. The number of known inflammatory mediators continues to grow as research in the area progresses. The classical proinflammatory mediators are histamine, bradykinin, prostanoids (such as prostaglandin E 2 ), leukotrienes, platelet-activating factor, nitric oxide, cytokines (some are anti-inflammatory), endothelin and oxygen radicals. Inflammation starts at the transcription level with the binding of NF- κ B to the promoter region of certain proinflammatory mediator genes, such as cyclooxygenase (COX)-2, iNOS and several cytokines. Inhibition of this transcription factor is the mechanism by which glucocorticoids have anti-inflammatory effects and is why this class of therapeutic agents has so many different effects on treated veterinary patients. The inflammatory cascade leads to the infiltration of various leukocytes, such as neutrophils, lymphocytes and monocytes, into the inflammatory site. These infiltrating cells augment the initial production of mediators by producing more as they, in turn, are stimulated. Within a few hours after the inflammatory insult, macrophages begin to phagocytose the damaged tissues, which may lead to increased injury to surrounding tissue. The infiltration of leukocytes results in the injured area being walled off. This is accomplished by fibrin deposition, which can lead to adhesions resulting from leukocyte infiltration. The walled-off areas help keep the inflammation from spreading, but can also lead to the formation of abscesses. As OA continues to progress cartilage erosion exposes the underlying bone which in turn causes the formation of bone cysts and spurs.

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Currently Available Competitive Products

There is currently no cure for OA in animals. Most animals receive treatment after the clinical signs of pain and inflammation becomes apparent, which is typically very late in the disease progression. Lifestyle management options include rest and, if applicable, weight loss and physical therapy. Current drug treatments can only alleviate the pain and inflammation associated with OA, but do not treat the cause of the disease which typically includes a breakdown of cartilage. There are no current disease-modifying OA drugs that have been proven to control clinical signs of OA, limit disease progression and reverse and modify existing joint pathology.

The most popular treatments for OA are symptom-modifying drugs such as non-steroidal anti-inflammatory drugs (NSAIDs), which target pain and inflammation. The NSAIDs have been reported to cause significant adverse effects including liver and kidney toxicity and gastro-intestinal bleeding and gastric ulceration in both dogs and horses. High doses and/or long term use increases the likelihood of such effects, limiting the utility of NSAID treatment for OA that requires prolonged courses of therapy. In addition, although unrelated to adverse drug effects, there are restrictions on the use of NSAIDs in performance animals, including race horses.

Despite the limitations of NSAIDs, in the U.S. NSAID treatment remains the primary option for OA in dogs, representing an estimated $220 million market and we estimate the market in the U.S. and the EU may be over $410 million. Zoetis’ Rimadyl® (carprofen) was the first in this class to be approved and remains the market leader despite the availability of several generic carprofen products and alternative NSAIDs including meloxicam (Metacam® and its generics) and newer NSAIDs which are reported to be safer such as deracoxib (Deramax®) and firocoxib (Previcox®).

There are NSAIDs approved for use in horses, with the older NSAID phenylbutazone being the main treatment of choice in that species. Flunixin, and firocoxib are additionally approved for use in horses. The mainstay of therapy in horses with OA is short term treatment with NSAIDs and rest.

In some countries there is a class of drug called Pentosan Polysulfate Sodium, or PPS, which is used to treat the clinical signs of OA in dogs and horses. PPS was developed in Australia for veterinary use and is a popular product with disease modifying properties. Zydax was developed to be a significant improvement of PPS that sought to overcome the known weaknesses of the class of drugs, including an unpredictable and inconsistent efficacy profile. PPS is widely used in Australia, the United Kingdom, France and certain Scandinavian countries for use in dogs and is reportedly used off-label in horses. PPS products are available for use in horses in countries where the horse racing industry is popular, such as Asia and the Middle East. Polysulfated Glycoaminoglycan, or PSGAG, is a highly sulfated chondroitin sulfate product and is marketed under the brand name Adequan® for use in dogs and horses. Although available in the U.S., Adequan has not necessarily demonstrated substantial proof of safety and efficacy under the standards that are required by the FDA today. The PPS and PSGAG market are much smaller than the NSAID market, in part due to the lack of available drugs that have robust data to support their efficacy and hence we estimate that the global market is less than $50 million in annual sales.

In addition to drugs, there are supplements, also known as nutraceuticals that are commonly used to aid in the control of the clinical signs of OA. There is evidence to demonstrate that glucosamine and chondroitin sulphate can impact the OA disease process in humans and animals and as such their use has become very common. There are other bioactive compounds that are also popular including various marine extracts such as fish oils and also green-lipped mussel powder. Products containing these various nutraceutical ingredients are available in a large variety of products and brands in most countries and are not regulated as stringently as drugs. As a result the amount of active ingredients in many products may be too little to be therapeutic. There are some brands that are more effective including Cosequin® which is available in many markets. The global nutraceutical market is vast and is estimated to be in excess of $500 million in annual sales.

Our Solution

We developed Zydax to be a superior product offering to the PPS class of drugs which had been available in Australia for many years. The variability of efficacy in PPS products is postulated to be due to the fact that PPS is a polymer made up of various sub-fractions with differing characteristics, most notably degree of sulfation and molecular weight. We proposed that the degree of sulfation of PPS was likely to impact pharmacological activity, as would the consistency of molecular weight and amount of undesirable impurities such as divalent cations. In vitro head-to-head testing has proven that the patented characteristics of Zydax can inhibit the activity of aggrecanase 1 enzyme which is responsible for the degradation of articular cartilage, which ultimately leads to the pain and inflammation associated with OA.

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Safety of Zydax

The safety section for Zydax was deemed complete by the CVM in October 2013 in dogs. We completed long term safety studies in laboratory dogs, according to VICH - Guideline 43 (Veterinary International Conference on Harmonization; Target Animal Safety for Veterinary Pharmaceutical Products). Zydax demonstrated an excellent safety profile even at five times the recommended dose over a prolonged treatment period (six times the normal duration), with the only significant effect observed being a short term increase in a standard test for blood clotting (i.e., activated partial thromboplastin time). Such an effect was anticipated given the relationship of GXS to the anticoagulant heparin and does not impede the clinical utility of Zydax in veterinary practice.

We also conducted a concomitant-use safety study in mixed breed dogs using Zydax with the common NSAID, carprofen (Rimadyl®). Both products were studied at their approved dose rates (Zydax by APVMA and carprofen by CVM-FDA) for their labeled treatment periods to ascertain if there were any safety concerns regarding concurrent use. No safety effects were evident in the study.

We plan to develop protocols for similar studies for our equine product candidates and submit to the CVM for protocol concurrence. We anticipate that such studies will commence in 2016.

Effectiveness of Zydax

We have conducted several studies to ascertain the effectiveness of Zydax in dogs using various efficacy assessment tools. These pilot studies were designed to determine whether Zydax was effective at reducing the clinical signs of osteoarthritis in dogs to support an approval by the FDA and EMA. Given there had been no previous studies completed for OA drugs using the FDA’s newly mandated efficacy assessment criteria (dog-owner assessed, ‘clinical success’ end-points) we have undertaken studies using various assessment tools.

We announced the results of our pivotal efficacy study in June 2015. The pivotal efficacy clinical trial of Zydax was conducted as a randomized, double-blinded, placebo-controlled study evaluating the field effectiveness and safety of Zydax in the treatment of clinical signs of osteoarthritis in dogs. The trial, conducted at 20 sites in the U.S. and Australia, included 316 client-owned dogs with radiographic evidence of OA, of which 212 were treated with Zydax and 104 with placebo. The clinical endpoint was improvement in Client Specific Outcome Measures (CSOM) that included dog owners' assessment of improvement in activities such as walking, running and climbing stairs. Treatment was four subcutaneous Zydax injections (or placebo) given one week apart. Measurements were taken at baseline, day 14 (one week after second injection) and day 28 (one week after fourth injection). Clinical outcomes were evaluated at day 28 for a reduction in Activity Impairment Score (AIS) compared to baseline, and no increase in any individual CSOM between day 28 and baseline.

The key highlights of the study include the following:

•	Using a validated measure for assessing changes in the clinical signs of osteoarthritis, Zydax treated dogs achieved significant improvements in mobility.
•	Dog owners used the Client Specific Outcome Measures (CSOM) tool to quantify an Activity Impairment Score (AIS) to track changes in their dogs' mobility. After four injections Zydax treated dogs achieved an AIS reduction of 3 (30% improvement; p=0.02 vs. placebo) with 56% of Zydax treated dogs achieving this outcome versus only 40% of Placebo treated dogs achieving an AIS reduction of 3 or more.
•	Additional trial analysis assessed the spectrum of responses in dogs with early to mid-stage clinical signs of osteoarthritis at enrollment. Zydax treated dogs demonstrated a range of improvements in AIS; after 28 days of treatment with Zydax, 81% of dogs achieved at least an 11% improvement (AIS reduction of ≥1; p=0.02) while 23% of dogs achieved more than 56% improvement (AIS reduction of ≥5; p=0.03).

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Based on the results of all of our clinical studies, we submitted a weight of evidence dossier to provide substantial evidence to support the approval of Zydax by the FDA. If the FDA finds our technical sections to be complete, we may be approved for sale in the U.S. in quarter four, 2016.

API Source

We have partnered with Lonza, a large and renowned Swiss custom synthesis organization to develop the commercial scale manufacturing process of the API for Zydax. Lonza was able to successfully develop a robust commercial scale manufacturing process and the associated Drug Master File which we completed and filed with the FDA in quarter four, 2015 and expect to file with EMA in quarter one, 2016.

Toxicology Studies

We conducted a range of in vitro and in vivo toxicity studies of GXS and formulated drug product. All toxicity studies were planned in accordance with Good Laboratory Practices for non-clinical laboratory studies. The studies were also structured to meet the EU requirement for specific toxicity data in relation to human safety, primarily related to user safety in relation to companion animals.

Our Product Candidates

Orthopedics - PAR121

Overview

PAR121 may have therapeutic applications in bone-related diseases and injuries in dogs, cats and horses. It has been shown to significantly enhance bone healing post-fracture.

Experimental formulations of PAR121 have undergone pre-clinical testing in rabbit and rat models for bone regenerating properties in an induced fracture model with encouraging results. In those pre-clinical studies, the mammalian safety of PAR121 was assessed with no significant adverse reports. Early tests have shown that the compounds are non-irritant, non-carcinogenic and have no microbial presence.

PAR121 is being developed from novel botanical extracts. We hold the exclusive worldwide rights to the technology and patent applications for PAR121 under license with a single digit royalty and modest milestone payments.

Market - Orthopedics

We are developing PAR121 to bring novel advantages to the management of bone injury in dogs and horses. If recovery were accelerated, performance animals with bone injuries could potentially return to competition earlier, and pets with fractures could be mobile sooner. Earlier quality-of-life restoration would reduce treatment and care costs and responsibilities for owners of dogs and horses sustaining bone injuries treatable with PAR121.

There are approximately 150 million pet dogs and cats in the U.S. Approximately $1.5 billion is annually spent on managing knee injuries in dogs, including surgery. We believe these expenditures primarily relate to surgical procedures and hospitalization as there are currently no available drug therapies. Recovery times from fractures and orthopedic surgeries typically last several weeks, during which dogs must be immobilized through the application of plaster casts, an attractive target for dogs to chew on which requires dogs to wear lampshade devices over their heads to restrain them from inadvertently removing the cast. Ultimately, any opportunity to enhance the recovery process from fractures or orthopedic surgeries would not only benefit the dog’s quality of life but would greatly reduce the owner’s frustrations of caring for a dog post-surgery.

There are estimated to be 9.2 million horses in the U.S., of which approximately 9% are racing horses. Approximately 75% of racehorse injuries involve musculoskeletal damage, of which bone injury is a significant part. An estimated 70% of young racehorses experience buck shins, also known as microfractures, and the recuperative period accounts for 12,000 lost training days and millions of dollars annually. Such high incidences mean much of the treatment focus and cost in racing horses is directed at orthopedic conditions. There are no therapies available that can shorten recovery times following bone injury. The economic and emotional impact of bone injury downtime is substantial and the industry continually seeks ways to return horses to competition or use.

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In human medicine, bone growth factors such as Bone Morphogenic Proteins, or BMPs, have entered the human market in recent years. BMPs are applied directly to the bone during surgery to promote bone healing. We believe that PAR121 could be a superior product offering to BMPs as it would not require surgical intervention to be applied yet it may achieve similar outcomes in promoting bone healing.

Our Solutions

PAR121 is expected to substantially speed the healing of bone post-fracture and post-orthopedic surgery in dogs, cats and horses. The active ingredients in PAR121 are derived from native botanicals of the Cook Islands, where these plants have been applied to bone fractures as a natural remedy for hundreds of years. The active components of PAR121 are extracts of three specifically nominated plants whose genera are distributed widely in the South Pacific and beyond. The nominated plants are the subject of patent applications by CIMTECH for pharmaceutical, complementary medicinal and cosmetic uses.

Pre-clinical bone studies of PAR121 were performed in a rabbit ulnar critical defect model. A critical defect is a bone deficit with a substantial gap (20mm) rendering the bone unable to heal naturally. In the experiments, new cartilage and bone development was evident from as early as one week after bone injury.

Further pre-clinical bone studies investigated PAR121 vs. control in a spinal fusion model in rabbits. In the autograft study PAR121 was associated with advanced fusion at six weeks, while control individuals continued to show unattached bone fragments in the fusion mass. At eight weeks, the fusion mass of the PAR121 treatment group had similar tensile strength to controls at 12 weeks.

Spinal Fusion Study - radiographs taken at six weeks

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Development Path

The initial investigations into PAR121 for bone fracture repair indicate a promising development path for this compound. We believe it has a significant potential in fracture treatment for both animals and humans, as both markets are poorly served by currently available non-drug and drug therapy options.

Parnell plans to isolate and identify the active(s) in the leaf extracts. We will then develop a semi-synthetic or synthetic manufacturing process to assist with formulation development. In parallel we will work with both in vitro and in vivo models of canine bone growth to elucidate the mechanism of action and the exact method of how PAR121 stimulates bone formation. We plan to run an organic chemistry program intended to further identify and isolate the active compounds in PAR121. Once completed, we will determine our exact regulatory and clinical study strategy. We anticipate that once we demonstrate efficacy in a canine bone defect model, that a combination of laboratory and clinical research will lead to CVM/FDA approval. Presently, we anticipate conducting clinical proof-of-concept studies in 2016 and 2017, with pivotal efficacy and safety studies commencing in 2016 and completing in 2017.

To prepare for animal studies, we initiated the preparation of clinical materials during 2015 from our organic chemistry program by engaging our existing API partners to assist in refining the botanical extracts into specific API.

We plan to formulate and manufacture clinical materials and commercial batches of PAR121 in-house at our existing FDA-inspected manufacturing facility and to utilize our strong clinical trial network in Australia and the U.S. to speed our path to market.

Dermatology - PAR122

Overview

PAR122 has potential applications in atopic dermatitis and other dermatological conditions. It has been shown in pre-clinical studies to substantially increase the thickness of the dermis of skin which is frequently diminished in conditions requiring the topical application of corticosteroids such as atopic dermatitis. In vitro investigative trials of PAR122 have also been conducted with similarly encouraging results. PAR122 is being developed from novel botanical extracts. We hold the exclusive worldwide rights to the technology and patent applications for PAR122 under license with a single digit royalty and modest milestone payments.

Market - Dermatology

Flea Allergy Dermatitis, or FAD, is the most common dermatological disease of dogs in the U.S. FAD is an allergic skin reaction to flea bites. Regular treatment with ectoparasiticide products combined with environmental control measures limits exposure to fleas but once FAD develops, dogs are afflicted for life. The result of FAD is that dogs itch themselves excessively as a result of even one flea bite.

In addition to fleas, environmental allergens of various types can cause hypersensitivity and skin itching in a significant proportion of the dog population. Such atopic dermatitis conditions are believed to be genetically predisposed and tend to be incurable and expensive to manage at $1,000 or more per year.

Clinical management of both FAD and atopic dermatitis is centered on reducing pruritus (intense itching) which causes the dog to break the surface of the skin through licking, chewing, scratching and rubbing. This exposes the dermal layers and can lead to infection. Glucocorticoids are generally prescribed to reduce itching, but they cause thinning of the skin over time.

The lifelong burden of constant treatment, variable response and regular recurrence can cause significant emotional impact on a dog owner and reduce the quality of life of the dog. There are no approved treatments available that that can rapidly improve skin thickness.

Our Solutions

We believe PAR122 could provide a first-in-class product to address the destructive cycle of pruritic skin disease in dogs. The active ingredients in PAR122 are derived from native botanicals of the Cook Islands, where these plants have been applied skin conditions as a natural remedy for hundreds of years. The active components of PAR122 are extracts of three specifically nominated plants whose genera are distributed widely in the South Pacific and beyond. The nominated plants are the subject of patent applications by CIMTECH for pharmaceutical, complementary medicinal and cosmetic uses.

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PAR122 thickens the epidermis, which should help treat animals affected with flea allergy dermatitis. Flea allergy dermatitis (FAD) or flea bite hypersensitivity is the most common dermatologic disease of domestic dogs in the USA. Cats also develop FAD, which is one of the major causes of feline miliary dermatitis. When feeding, fleas inject saliva that contains a variety of compounds, enzymes, polypeptides, and amino acids that span a wide range of sizes (40–60 kD) and induce Type I, Type IV, and basophil hypersensitivity. Flea-naive dogs exposed intermittently to flea bites develop immediate (15 min) or delayed (24–48 hr) reactions, or both, and detectable concentrations of both circulating IgE and IgG antiflea antibodies. In dogs, the pruritus associated with FAD can be intense and may manifest over the entire body. Classic clinical signs are papulocrustous lesions distributed on the lower back, tailhead, and posterior and inner thighs. In extremely hypersensitive dogs, extensive areas of alopecia, erythema, and self-trauma are evident. Traumatic moist dermatitis (hot spots) can also occur. As the disease becomes chronic, the dog may develop generalized alopecia, severe seborrhea, hyperkeratosis, and hyperpigmentation.

In cats, clinical signs vary from minimal to severe, depending on the degree of sensitivity. The primary dermatitis is a papule, which often becomes crusted. This miliary dermatitis is typically found on the back, neck, and face. The miliary lesions are not actual flea bites but a manifestation of a systemic allergic reaction that leads to generalized pruritus and an eczematous rash. Pruritus may be severe, evidenced by repeated licking, scratching, and chewing. Cats with FAD can have alopecia, facial dermatitis, exfoliative dermatitis, and “racing stripe” or dorsal dermatitis.

Pre-clinical skin studies for PAR122 in rats identified changes to the cutaneous epithelium, a layer of the skin, in the region of application of PAR122 with no observable adverse reactions. The difference between the regions of application and control regions revealed thickening of many layers of the epithelium. The increase in thickness was typically over 100% compared to the adjacent regions of the same animal, and higher if compared to untreated animals. This was reproducible and statistically quantifiable and may have implications for clinical application ranging from disorders of keratinization, skin regeneration and repair through to age related thinning of the skin.

Above: Representative histology at 40x magnification of the skin adjacent to the treated area (a) and the treated area (b) showing the cellular layers and the absence of inflammatory infiltrate.

Currently the only available treatments are supportive, not curative, to control pruritus and secondary skin disease in hypersensitive animals. Systemic glucocorticoids are often needed to control inflammation and associated pruritus. As soon as flea control is accomplished, the glucocorticoid can be discontinued. Secondary bacterial skin infection can be associated with FAD. Systemic antibiotics are commonly used to control the pyoderma and thus reduce the associated inflammation and pruritus. Selection of an appropriate antibiotic should be based on bacterial cultures and results of antibiotic sensitivity tests. We believe that the effects of PAR122 will lead to a paradigm shift in the treatment of FAD and other inflammation associated skin diseases.

Development Path

The initial investigations into PAR122 for improving the quality of skin in dermatological conditions indicate a promising development path for both compounds. We believe it has significant potential in highly prevalent dermatological diseases for both animals and humans, as both markets are poorly served by currently available drug therapy options.

We plan to run an organic chemistry program intended to identify and isolate the active compound(s) in PAR122. Once completed, we will determine our exact regulatory and clinical study strategy. Presently, we anticipate conducting clinical proof-of-concept studies in 2016 and 2017, with pivotal efficacy and safety studies commencing in 2016 and completing in 2017. To prepare for animal studies, we plan to prepare clinical materials during 2016 from our organic chemistry program by engaging our existing API partners to assist in refining the botanical extracts into specific API.

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We plan to formulate and manufacture clinical materials and commercial batches of PAR122 in-house at our existing FDA-inspected manufacturing facility and to utilize our strong clinical trial network in Australia and the U.S. to speed our path to market.

Propofol-based Anesthetic - PAR081

Overview

We are currently developing PAR081, a novel propofol-based product for general anesthesia and sedation in dogs and cats, which has the potential to be used in the human anesthesia market as well. Propofol is the most commonly used anesthetic agent in both the human and animal health markets, but all current propofol-based products share problems or shortcomings that PAR081 will seek to overcome, thus providing a much needed improvement to a widely popular anesthetic agent.

Market

There are approximately 150 million pet dogs and cats in the U.S. The anesthesia market is approximately $60 million in annual revenue, and the European market is estimated to be similar in size. The benefits of propofol in veterinary anesthesia mimic those in human anesthesia; namely, short onset of action, smooth induction of unconsciousness, rapid recovery, acceptable cardiac and respiratory impacts, and lack of drug accumulation from top-up doses. While propofol has a desirable anesthetic profile, we believe its use in veterinary clinical practice is less than its potential because the current propofol products have shortcomings. We also believe a particular opportunity exists for using PAR081 in procedures requiring up to one hour of anesthesia or deep sedation and we expect that these short procedures such as neutering and minor surgical procedures comprise the great majority of veterinary caseload in regular clinical practice.

In addition, we believe there is a specific market for using PAR081 in cats as they are particularly susceptible to hypersensitivity from commonly used excipients such as benzyl alcohol, which is an antibacterial agent used in many sterile drugs including the currently available veterinary propofol products. The toxicity of benzyl alcohol in cats is greater than in other species. In addition, prolonged or repeated dosing of propofol in cats has reportedly resulted in Heinz body formation (a disorder of the red blood cells). We are developing PAR081 to address the market for propofol in cats.

Supply of the human propofol market has been impacted by highly publicized product outages in recent years due to FDA product recalls and citations of manufacturing facilities for particulate contamination. This has resulted in lengthy product shortages in the hospital system and culminated in the withdrawal of one of the three main suppliers from the market. The formulation we intend to develop for veterinary use may have a simple transition to human use which could dramatically enhance the market opportunity for PAR081.

Currently Available Competitive Propofol-based Products

All currently available propofol products are based on a formulation that is called a lipid-emulsion. This type of formulation is necessary because propofol is highly insoluble in water and hence it must be suspended in a lipid based solution. The problem is that these formulations promote microbial growth due to the presence of egg and soybean lipids. Because of this risk, the products either contain antimicrobial excipients (such as benzyl alcohol) which limit their use in cats, or, if they have no antimicrobial preservative, then the vial can only be used once. This is uneconomic in veterinary practice where doses are low, and it is also impractical to discard unused product after single use.

The second concern with lipid emulsion formulations are that they are white in color (not see through) which makes it difficult to see if the vial is contaminated in any way either with bacterial growth or with particulates which are dangerous if injected. There has been well publicized recalls of contaminated propofol products in the U.S. which has heightened awareness of this issue and increased preferences for a clear, transparent product. There are also adverse effects of lipid emulsion propofol products in humans including hypertriglyceridemia, pulmonary fat embolism, pancreatitis, propofol infusion syndrome and pain on injection.

Our Solution

We are developing a novel propofol-based formulation designed to overcome the drawbacks of lipid emulsion propofol. By producing a water soluble formulation, we believe we can overcome the risk of bacterial contamination.

The targeted improvements to an intravenous propofol formulation we intend to deliver are: an aqueous solution or nano-emulsion to reduce the amount of excipients in the formulation; non-sensitizing to both dogs and cats; and allows for rapid induction of anesthesia in treated patients. We are exploring several different formulation platforms that met these criteria to bring this product to market as rapidly as possible.

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Current propofol emulsion products that are produced using the USP monograph contain propofol in a 10% (w/v) oil-in-water sterile emulsion. The aqueous component contains glycerol, a suitable antimicrobial agent, and Water for Injection. It contains NLT 90.0% and NMT 110.0% of the labeled amount of propofol and a suitable emulsifying agent. We anticipate that this product will be stored at room temperature and will not need to be labeled to “shake well before use” or have evidence of excessive creaming, aggregation or large visible droplets. This formulation will not contain benzyl alcohol, which has demonstrated toxicity in cats and limits the use of some propofol formulations in this species.

If approved, PAR081 will compete primarily with incumbent lipid emulsion forms of propofol, with or without preservative, and secondarily with other products in the category. PAR081 will offer veterinarians the desirable anesthetic attributes of propofol but will not possess the shortcomings of currently used lipid-based propofol products.

Development Path

We have decades of experience in designing, manufacturing and marketing a wide range of novel veterinary anesthetics, including propofol and other intravenous agents. We invented, patented, manufactured and marketed Aquafol, the first approved lipid-free propofol injection. Unlike lipid emulsions, Aquafol is lipid-free, clear, and can be sterilized by autoclaving. The product is stable at room temperature and suitable for multidose vials. We ultimately divested Aquafol in 2012 after hypersensitivity reactions reported from the field limited its potential for wide uptake by veterinary clinicians.

We believe that the formulation candidates we have identified for PAR081 are novel and have the potential to overcome or mitigate known disadvantages of lipid emulsion propofol and those we experienced with Aquafol. In summary, we intend to develop and patent a formulation of propofol injection that:

●	is non-sensitizing in dogs and cats;

●	avoids lipid overload;

●	avoids pain on injection;

●	has a clear, almost colorless appearance; and

●	induces anesthesia (sedation at lower doses) within 30 seconds of administration.

Based on our previous experience, we do not expect the CVM to require dose ranging studies for PAR081. We plan to take the lead candidate directly into prior safety and efficacy studies in dogs and cats in 2016.

Regulatory Strategy

We expect to complete formulation development studies in early 2016 and to make an investigational new animal drug, or INAD, application with the CVM. We will then commence target animal safety studies under protocol concurrence and thereafter pivotal efficacy studies. We expect to complete the Chemistry and Manufacturing Controls section covering both the drug formulation and the manufacturing process in parallel with safety and efficacy studies. If our development path and regulatory applications are successful we predict launching PAR081 in the U.S., Canada, Europe and Australia in 2017, followed by other markets in Asia and Latin America.

Laminitis in Horses and Diabetes in Dogs - PAR101

Overview

We are developing PAR101 to treat laminitis, an inflammation of the hoof wall characterized by pain and loss of mobility in horses. Laminitis is a common, debilitating and progressive disease that has resulted in highly publicized fatalities in elite racing horses. It also causes temporary or permanent loss of function in sport, working and pleasure horses with repeat bouts resulting in euthanasia. Currently, there are no effective therapies to prevent or reverse laminitis, but rather there is a focus on symptomatic treatments, diet restrictions and exercise.

PAR101 is the bringing together of new knowledge of equine laminitis and advances in human diabetes treatment. Laminitis in horses is a very common and debilitating disease. Recent research has shown a correlation between insulin resistance, hyperinsulinaemia and laminitis. Pharmacological modification of insulin resistance and hyperinsulinaemia should reduce the risk of laminitis. Pathogenetic processes implicated in the development of clinical laminitis comprise inflammation, vasoconstriction, thrombosis, ischaemia, endothelial dysfunction, free radical damage and enzymatic degradation. Two different phenotypic evaluations are currently used to identify horses at risk to develop laminitis. The first is the horse or pony with a body condition score >6 on a scale of 1 (emaciated) to 9 (obese), sometimes referred to as the equine metabolic syndrome phenotype. The other is the horse with persistent, unilateral, non-weight bearing lameness, because these horses are at risk for contralateral or supporting limb laminitis. In both phenotypes the impracticality of encouraging exercise and weight loss in a recurrently laminitic individual make successful management changes extremely difficult to accomplish in equids. There also appears to be an association between equine breeds including various pony breeds, Morgan Horses, Tennessee Walking Horses, American Saddlebreds, Arabians, Paso Finos, Icelandics and Andalusians. The lamellar failure of in these phenotypes appears to be triggered by metabolic and structural changes in the lamellar basal epidermal cells rather than by the destructive effects of lamellar dermal inflammation and extracellular matrix degradation. The concept of specific laminitis phenotypes is useful because it focuses our attention on the common interplays of genotype and circumstance. It should be noted that while anti-inflammatory therapy is important for pain management in laminitic cases, and it may be needed to encourage exercise in overweight horses with chronic-stable laminitis, it should not constitute the primary intervention. But while we now recognize general patterns in the clinical presentation of laminitis, we are also well aware as clinicians of how complex the interplay of risk factors can be, such that laminitis is never exactly the same in each case.

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In addition to potential applications of insulin sensitizing agents in treating laminitis in horses, knowledge of diabetes mellitus in humans, and particularly the link to obesity and insulin resistance, is expected to apply to dogs. Obesity in dogs is on the rise, and the PAR101 compounds are expected to provide benefits in targeting potential causes of insulin resistance in dogs.

If approved for each indication, we believe PAR101 will be a first-in-class product for laminitis treatment for horses and control of diabetes in dogs.

Market

A U.S. Department of Agriculture, or USDA, report containing interviews with horse caretakers in 28 states reported that 13% of operations had encountered at least one case of laminitis in the last 12 months, and that laminitis was cited by respondents as the cause of 15% of all lameness.

The disease description; equine metabolic syndrome, or EMS, has recently emerged characterized by three main features; obesity, insulin resistance and laminitis. Obesity appears to be increasing in the horse populations of developed nations. In 2006, one local U.S. study based on body condition score, or BCS, examination identified an obesity prevalence of 19%, and a prevalence of over-conditioned horses, including obese horses, of 51%. Increasing awareness of EMS and its risk factors and consequences will build market demand for a solution to laminitis caused by EMS.

In a controlled study that fed horses until obese, a 20% increase in body weight and corresponding increase in body condition score from six to eight (out of nine), insulin sensitivity fell 71% . The study provided evidence of the link between obesity and insulin resistance. The weight of evidence led to the disease description EMS being introduced, highlighting the association of obesity, insulin resistance and laminitis.

From limited studies to date, the prevalence of insulin resistance is variously reported as 10% and 28% in horses and ponies. The recent emergence of simplified insulin testing for horses shows promise of a readily available and economical diagnostic tool to determine insulin resistance in clinical practice. In combination with BCS and other diagnostic techniques, accessible insulin testing will favor the introduction of a targeted therapy such as PAR101.

Currently Available Competitive Products

Most commonly used treatments for laminitis could be considered natural remedies targeted at improving the condition of the hoof once laminitis emerges or they are diet related therapies to reduce obesity and insulin resistance. Prascend®, marketed by Boehringer Ingelheim GmbH, is the only FDA-approved product for treating the endocrine disease Cushings syndrome and for treating pituitary pars intermedia dysfunction, or PPID, in horses which has been implicated in the onset of laminitis. Prascend does not appear to directly target the metabolic causes of laminitis such as insulin resistance and is typically used when equine Cushings is the main cause of laminitis. Prascend is used daily for the remainder of the horse’s life (it is not a cure) and also has side effects including cardiac issues such as a drop in blood pressure (resulting in the horse fainting), irregular heart beat and can result in a loss of appetite and gastrointestinal upset. Natural remedies are prolific but none have been shown to be safe and effective under stringent FDA conditions of substantive proof.

Diabetes in dogs is an increasingly diagnosed disease. It would appear that most dogs are diagnosed with diabetes after pancreas function has ceased, making it too late for the use of insulin sensitizing drugs. Consequently, most dogs must receive multiple daily injections of insulin to be effective. There have been few studies into the etiology of canine diabetes and as a result no substantial advancements in the treatment or management of this disease have occurred beyond injectable insulin products.

Our Solution

PAR101 is expected to be a daily oral dose drug utilizing a known insulin sensitizing drug used in humans to treat type 2 diabetes. We believe PAR101 is the only known drug candidate in development that targets one of the major causes of laminitis, metabolic syndrome. We also expect to investigate PAR101 for application in treating early stage diabetes mellitus in dogs with a view to delaying the progression of the disease and thus the introduction of injectable insulin.

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Development Path and Regulatory Strategy

Studies have established that insulin can trigger laminitis experimentally. Much of the current laminitis research is directed at insulin resistance in diabetic and obese humans. Research efforts are also being directed at replicating the effects of successful human diabetes drugs in horses. A successful human diabetes drug, pioglitazone, increases the sensitivity of cell binding sites to insulin. This mechanism directly combats the loss of insulin receptor function typical of human diabetes. Pioglitazone, a lead candidate for PAR101, has been the subject of research in several animal species including horses and dogs.

The influence of management is illustrated by a recent study of hyperinsulinaemia in ponies: in a diverse group of 188 ponies (Australian, Welsh, Connemara, Shetland) from 22 different farms, only 27% of ponies were hyperinsulinaemic on fasting blood test. In addition to increasing age, supplementary feeding was significantly associated with the presence of hyperinsulinaemia. Initial studies in the published literature have shown that this approach has merit, but these studies were problematic in their design and execution. Durham et al, (2008) showed that in laminitic horses, short duration therapy with metformin reduced circulating glucose concentrations. Pioglitazone is a thiazolidinedione class of antidiabetic agent with proven efficacy in increasing insulin sensitivity in humans with noninsulin-dependent diabetes mellitus, a syndrome of insulin resistance sharing similarities with equine metabolic syndrome. When pioglitazone was administered at a daily oral dose of 1 mg⁄ kg resulted in plasma concentrations and total drug exposure approximated those considered therapeutic in humans. The maximum plasma concentration (C max ) was 509 ± 414 ng⁄mL with a corresponding T max of 1.9 ± 1.5 h following a single dose and 448 ± 304 ng⁄mL at 2.8 ± 1.8 h (mean ± SD) following the final dose. The half-life (t ½ ) was 10 ± 4.6 and 9.6 ± 5.3 h after the first and last dose, respectively. The equine pharmacokinetic data suggests that pioglitazone is an excellent candidate for equine laminitis therapy.

We plan to develop the drug compound and formulation for PAR101 using our resources in formulation chemistry, analytical chemistry and clinical trial design and execution. The intended API in PAR101 is readily available from commercial suppliers. We expect to commence proof-of-concept, dose ranging and pharmacokinetic studies for PAR101 in horses for laminitis and dogs for metabolic diseases in the first-half of 2016. If the studies are successful, we will file an INAD application with the CVM and seek protocol concurrence prior to commencing safety and efficacy trials in 2016, leading to a potential approval in 2017. We are experienced in designing, sponsoring and supervising animal studies in horses and dogs and we will continue to utilize our relationships with leading academic institutions in and outside the U.S.

We are developing PAR101 to receive a new species-specific regulatory approval which, under current FDA and EMA regulations, would provide a minimum of five years of data exclusivity limiting the entry of generic competitors. We also anticipate that we may be able to achieve various method of use intellectual property protections for PAR101.

Mastitis - PAR061

Overview

PAR061 is a novel injectable antimicrobial prodrug. The prodrug will be biologically inactive that once metabolized in the dairy cow converts to an active antimicrobial. We are using the prodrug model to develop an injectable treatment for clinical and sub-clinical mastitis, an infectious disease of the mammary gland (udder) in dairy cows. Dry cow therapy has been administered by intramammary tubes infused in each quarter of the mammary gland for decades; no alternative has emerged despite the well-known difficulties and risks of tube administration. PAR061 aims to eliminate most of the labor demand, worker injury risks and cow infection risks of infusion tubes by improving the route of administration. We believe PAR061 would revolutionize the treatment of dry cow mastitis by being a simple subcutaneous or intramuscular injection which would result in substantial health, welfare, and efficiency improvements.

Mastitis is widely described as the single most costly cow disease. It is a bacterial infection of the udder which usually occurs in lactating mammals. Economic losses are due to either reduced milk yield through suppressed lactation in clinical mastitis or from milk quality issues associated with elevated levels of somatic cells in the milk produced by cows with sub-clinical mastitis. It has been estimated that mastitis can cost producers up to USD$300 per cow per year.

Common treatments for acute mastitis, also referred to as lactating cow mastitis, typically use injectable antibiotic drugs. Only a small proportion of cows will be affected by lactating cow mastitis at any one time. However, virtually every dairy cow is treated for mastitis during the dry period, which is the period of 30 to 60 days prior to calving to allow a cow to improve body condition prior to the commencement of the next lactation. The prevention of dry cow mastitis remains a necessary part of dairy cow management

The majority of dry cow mastitis cases are treated by intra-mammary infusion of antibiotics than when administered by injection, do not pass in sufficient concentration from the blood into the udder. The objective of PAR061 is to bring a new treatment paradigm to market. If approved, we believe that PAR061 could be a patentable first-in-class product for mastitis control. PAR061 is expected to be an improved version of a segment-leading antibiotic transformed into a more convenient injectable dose delivery mode that brings a generational shift in workplace efficiency and disease control.

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Market

In Dairy 2007, the most recent published national survey of the U.S. dairy industry conducted by the USDA National Animal Health Monitoring System, mastitis was “the most prevalent disease causing illness in cows, the second highest reported reason for removing cows from the herd, and the second highest reason for cow death”.

Mastitis is a complex disease, and impacts the economics of dairy farming so profoundly that commercial producers must manage it well to stay in business. When a cow is infected with mastitis, the milk it produces has a high somatic cell count (or bacterial presence) and its milk cannot be sold. Therefore mastitis can cause increased costs and losses, including unsold milk, reduced milk output, drug and treatment costs, cost of replacement of a cow with chronic mastitis infections, labor costs of managing infected cows and lower reproduction. The estimated total annual cost of mastitis is USD$300 per cow, per year in the U.S. For the national U.S. herd of 9.2 million dairy cows, the implied economic burden of mastitis can be calculated at USD$2.8 billion per year.

Currently Available Treatments

The high rate of mastitis in dairy cows has led to dry cow therapy becoming routine in many dairy operations as a blanket herd treatment strategy. Approximately once per year, the lactation of each cow ceases to prepare for her next calving. This period is known as “dry-off.” When cows reach dry-off, dry cow mastitis treatments are manually infused into each of the four teats of the cow’s udder to directly position the antibiotic in the udder. A single sterile tube of antibiotic paste is inserted and infused into each of the four teats. The risk is ever present of workers being injured by kicks while in a vulnerable position preparing the udder for infusion. In all, administering dry cow therapy is a labor intensive, cumbersome and hazardous task.

In the U.S., sales of dry cow therapy products are estimated to be USD$50 million per year. We extrapolate that the global market is therefore up to USD$400 million. The market is presently dominated by individual, one-per-teat infusion tubes containing various β-lactam or cephalosporin antibiotics. Alternatively or in addition to dry cow therapy, a non-antibiotic infusion may be used in the same manner to form a physical barrier to pathogens entering the udder via the teat.

Brand	Sponsor	Active Ingredient/s
ALBADRY PLUS®	Zoetis	Novobiocin sodium Penicillin G procaine
DRY-CLOX®	Zoetis	Cloxacillin benzathine
ORBENIN-DC®	Merck Animal Health	Cloxacillin (as the benzathine salt)
SPECTRAMAST® DC	Zoetis	Ceftiofur Equivalents (as the hydrochloride salt)
ToMORROW®	Boehringer Ingelheim GmbH	Cephapirin benzathine

Our Solution

These active agents will be prodrugs of currently approved β-lactam antimicrobials. The synthesis and in vitro activities of various prodrug chemistries will be done with the help of outside laboratories to determine the viable candidates for full development. The lead candidates will be evaluated based on improvements to their solubility, stability, and delivery in injectable formulations. One of the goals of this therapeutic target is to not only change the location of treatment, but to also reduce, if possible, the total number of treatments needed for an injected animal. There are currently no antimicrobial agents approved for systemic administration to treat mastitis in dairy cows. The use of systemically administered antimicrobials to treat dry-cow mastitis currently reserved only for the severest cases of mastitis when all other therapeutic options have been exhausted. This is partially due to the fact that extra-label drug use in food animals is highly-regulated and requires, in the case of mastitis, that all other approved treatment options be exhausted and that the veterinarian take responsibility to ensure that violative residues from an extra-labeled use do not enter the food chain. By providing our proposed product we would have FDA approval and the appropriate withdrawal time in place to allow for judicious and responsible use by the veterinarian. The dairy industry does not need a new antimicrobial, it needs a far more efficient way of administering the current agents to achieve better clinical outcomes.

Development Path

We have developed a series of target compounds that have been modelled to possess the requisite pharmacokinetic profile and have been shown to possess the required anti-microbial capabilities in laboratory tests. The developed compounds could have patentable claims as new analogues of β-lactams.

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Drug candidates will be tested against major mastitis pathogens including Staphylococcus aureus , Staphylococcus epidermidis, Streptococcus uberis , Streptococcus agalactiae and Streptococcus dyslactiae to evaluate their in vitro activity as a preliminary guide to efficacy in-vivo. We expect this phase to be completed in 2016.

In summary, we are seeking an active β-lactam drug substance and formulation for PAR061 injection that utilizes prodrug technology to achieve the desired pharmacokinetics by crossing the blood-milk barrier upon intramuscular injection thus delivering the active ingredient to the site of action in high concentration.

Regulatory Strategy

We expect the CVM to require dose ranging studies for PAR061. We plan to take the lead candidate directly into dose ranging and preliminary safety studies in non-lactating cows in early 2016. We are experienced in designing, sponsoring and supervising animal studies in dairy cows and can utilize our extensive existing array of clinical trial sites in the U.S., New Zealand and Australia. We will seek protocol concurrence with the CVM before beginning animal studies.

We plan to run a follow-on regulatory program for other major dairy markets including Australia, New Zealand, the EU, Canada and Asia.

Reproductive Hormones - GONADOPRO

Overview

GONADOPRO is a novel combination formulation of gonadorelin acetate (the active ingredient in GONAbreed) and progesterone. This combination product would be used in the same Ovsynch programs as estroPLAN and GONAbreed, but is expected to improve pregnancy rates to fixed-time artificial insemination, or FTAI, by approximately 15% to 30%. The Ovsynch program consists of three injections given over nine days to cause a cow to ovulate allowing for FTAI. Improving pregnancy rates is core to the profitability of a dairy operation; if a cow does not calve each year it will not continue to produce milk. The Ovsynch program was first proposed over a decade ago by U.S. academics to more precisely control the dairy breeding cycle. Improved control was required so that cows could be bred to FTAI rather than relying on farmers having to detect the physical signs that a cow is about to ovulate (also called heat display). The success of using GnRH and PG drugs in Ovsynch programs has given rise to numerous protocol variations but they tend to be more complex and take longer to implement. For example newer protocols can improve pregnancy rates as compared to Ovsynch but take up to 38 days to implement versus ten days for Ovsynch. Despite the array of protocols that have been developed to improve pregnancy rates, no new injectable drug product has been proposed for several decades.

Market

There are approximately 9.2 million dairy cows in the U.S., and 40 million doses of GnRH and PG are sold annually for approximately $80 million. We estimate up to 100 million dairy cows globally are milked in industrialized countries, including 20 million in Europe and six million in Australia and New Zealand.

For a cow to produce milk, it must calve every year. Efficiently re-establishing pregnancy across the entire milking herd has long been, and remains, a pivotal economic driver in commercial dairying with nearly all modern dairy herds bred by artificial insemination. In the weeks following calving, the uterus must return to a normal state in order to become ready for the next pregnancy. During this period, which is typically 60 days, cows are prepared for re-breeding. The objective on most dairy farms is to get cows pregnant as quickly as possible after the voluntary wait period to ensure the optimal length of lactation (milking). In the U.S., the average time to get a cow pregnant is 156 days after calving, nearly 100 days after the expiration of the voluntary wait period. Every day a cow is not pregnant following calving, or day open, reduces milk production in the next lactation. Based on current industry metrics (including milk and feed prices), each day open is estimated to cost up to USD$10 in lost income per cow. Improving reproductive efficiencies can therefore have a dramatic impact on the economics of a dairy farm and clearly, there is a significant opportunity to improve reproductive performance of dairy cattle in the U.S.

Currently Available Competitive Products

When the Ovsynch breeding program was first developed, it was observed that there may be a lower success rate for pregnancies achieved from FTAI (given after an Ovsynch program) as compared to the success rate from breeding to heat detection. At the time the response of the industry was to augment the original Ovsynch program with a more complex and longer breeding program known as Presynch-Ovsynch. This program takes 38 days to implement and involves five injections as compared to a ten day program with three shots for Ovsynch. The expected benefit of these programs is to increase conception rates from around 35% with Ovsynch to 45% with Presynch-Ovsynch.

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An alternative breeding program that can deliver increased conception rates is the use of intravaginal devices that elute progesterone, or P4. These devices are inserted into the cow for the first seven days of the Ovsynch program. That is the GnRH and PG drugs that are used in sequence in an Ovsynch program are augmented with the use of progesterone delivered through a drug-eluting device. The addition of P4 is expected to increase conception rates by around 5% to 10% (i.e. from 35% for Ovsynch to 40% to 45% when the P4 device is added to the program). Most of the available devices rely on some form of tensioning to stay in place in the vagina. This tensioning causes cow discomfort and furthermore the devices are reported to fall out of the cow on occasion rendering the breeding program void. The only approved device in the U.S. is EAZI-BREED TM CIDR® CATTLE INSERT marketed by Zoetis (commonly referred to as CIDRs). CIDRs are available in other markets, as are the similar brands PRID and DIB-V.

Our Solution

GONADOPRO employs a combination formulation of GnRH and P4 given as an intramuscular injection. Both drugs are well-established in dairy reproduction, but the use of P4 is confined to intravaginal devices. GONADOPRO is expected to be given instead of the first GnRH injection within the Ovsynch program obviating the need for intravaginal devices but potentially delivering 15% to 30% uplift in conception rates from using P4.

P4 devices deliver progesterone over seven days. By contrast, we propose that elevation of P4 through an injection for approximately 24 hours is sufficient to provide the hypothalamic-pituitary resetting effect also known as progesterone priming, which is postulated to improve pregnancy rates. We believe that injection is the appropriate means of providing progesterone priming and that insertion of intravaginal retained devices for seven days is impractical, uneconomic and has inferior animal welfare outcomes. P4 devices are popular in some markets (New Zealand in particular) but less so in the U.S. where Presynch-Ovsynch programs are in prolific use. The Presynch-Ovsynch program can deliver similar improvements in pregnancy rates to P4 devices but the limitation is that it takes 38 days to implement. GONADOPRO, when used as the first injection in the three-shot Ovsynch program given over ten days, is expected to deliver the same uplift in conception rates.

By enabling improved pregnancy outcomes with substantially less time and labor, less risk for implementation errors and improved cow comfort is expected to have strong appeal to the market.

Development Path

We have designed and run a series of studies to establish a proof-of-concept for GONADOPRO. We had postulated that priming with P4 at the first injection of an Ovsynch program may improve pregnancy outcomes by up to 10% at FTAI. We showed that when using an injectable progesterone, plasma P4 levels could be reached and sustained for a time theorized as sufficient to deliver the progesterone priming effect.

We then conducted a pilot field study comparing FTAI pregnancy rates between two paired groups of cows on commercial dairies in Australia. In this study, 363 lactating dairy cows were given either a GONADOPRO formulation as the first injection of the Ovsynch program or the standard Ovsynch program alone. In the study, FTAI pregnancy rates were 10% higher in the treatment vs. control group.

We subsequently conducted a field study in commercial dairy herds in New Zealand comparing the effect of administration of P4 on FTAI pregnancy outcomes in approximately 5,000 dairy cows. Cows were treated with standard Ovsynch, GONADOPRO (within an Ovsynch program) or Ovsynch with an intravaginal P4 device. These field trial results identified a number of options for further product development which we will now pursue.

Regulatory Strategy

Both of the active ingredients in GONADOPRO have a well-established safety profile in cattle over decades of widespread clinical use. This experience is supported by the lack of any adverse reactions in the cow studies we have conducted on GONADOPRO to date. We therefore intend to seek a waiver by the regulatory authorities of a requirement to undertake a specific animal safety study in favor of technical justification for animal safety.

The human food safety of both active ingredients has likewise been scrutinized over long periods. The low dose of P4 delivered in a GONADOPRO injection and its rapid metabolism indicate a likely safe meat and milk residue profile, making it likely that there will be little to no impact on human food chain safety.

Both active ingredients for GONADOPRO are in regular commercial supply and hence the API manufacturers have current FDA approvals. Our FDA-inspected facility in Sydney, Australia was built to produce high potency active injections such as GONADOPRO for the world market. We are experienced in preparing CMCs for this class of product in this species, and will file for approval with the CVM.

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Having undertaken several large-scale field trials of reproductive hormones, including studies that are currently underway for other investigations, we have a network of available clinical trial sites which will enable us to conduct the requisite efficacy studies in a swift and cost efficient manner. Our collaboration with Dr. Milo Wiltbank of the University of Wisconsin is also expected to assist in the development of the optimal formulation of GONADOPRO.

Sales and Marketing Strategy

We have an established sales presence in the U.S., Australia and New Zealand, and representation in Canada via our marketing partner. Since the U.S. launch of EstroPLAN and GONAbreed injections in February 2013, we have built a specialist dairy reproduction team dedicated to our products and capable of representing GONADOPRO if it is approved.

Our Other Products and Programs

Glyde

Overview

In Australia, we currently market a dual joint care program that combines our Zydax injectable product with a daily dose of Glyde Powder, our at-home nutraceutical treatment which contains a therapeutic dose of the building blocks of cartilage, glycosaminoglycans (glucosamine and chondroitin) and a proven dose of eicosatetranoic acid derived from green-lipped mussel powder, a potent natural anti-inflammatory. Glyde Chews, our new installment in our OA innovation strategy, are flavored dog treats that facilitates treatment and enhance the customer experience. We launched Glyde Chews in Australia and the U.S. in the second half of 2015 by establishing a U.S. companion animal sales and marketing team. .

Market

OA in animals is a large and growing global market. We estimate that the market for OA prescription drugs in the U.S. and the EU to be over $410 million in annual sales and the global market for alternative treatments to be at least another $500 million in sales. This large market is driven by increasing pet ownership and the fact that up to 90% of dogs will develop OA in their life time with approximately 20% of dogs suffering osteoarthritis at any one point in time. Additionally, a large percentage of sport horses develop some form of DJD and most will regularly receive joint treatments.

Currently Available Competitive Products

Treatments that utilize various naturally occurring substances are typically referred to as nutraceuticals and most commonly contain marine extracts such as glucosamine and chondroitin (also referred to as glycosaminoglycans, or GAGs). As with popular human supplements for OA, there are a wide-array of products that typically do not require any regulatory approval and as a result do not always contain a dose of the active ingredient that is consistent with established therapeutic doses. As a result, many nutraceutical products may not be effective in achieving their stated product benefits. Similarly, fortified foods from pet food manufacturers are becoming increasingly popular. These specialty dog foods are purported to contain the same marine extracts and may also contain other claimed ingredients such as Omega 3 fatty acids. While the market is crowded with various products, there have been some products that are based on therapeutic doses of GAGs such as Cosequin® and Dasequin® marketed by Nutramax®.

Our Solution

Glyde is our daily nutraceutical for dogs that aids in the treatment of OA. It is provided to the dog once per day either by mixing it in with the dog’s food, when in powder form, or as a treat, when in chew form. Glyde contains a combination of three naturally occurring products, which include glucosamine, chondroitin and green-lipped mussel. Glucosamine works to improve the health of, and provide important building blocks for, healthy cartilage growth. It has been shown to stimulate the production of joint fluid and cartilage by up to 50%. Chondroitin, another direct building block for cartilage, inhibits cartilage degradation by approximately 59% and blocks the formation of micro blood clots in the small blood vessels that supply nutrients and oxygen to the bone and cartilage. Green-lipped mussel is the only naturally occurring source of ETA which has strong anti-inflammatory properties without the risk of gastrointestinal side effects. Glyde is the only nutraceutical product that contains both glucosamine and chondroitin as well as green-lipped mussel (containing ETA), in a validated, therapeutic dose.

Tergive®

Overview

In Australia we also market a NSAID, called Tergive. Tergive is an injectable NSAID that contains carprofen, the same active ingredient in the market leading product Rimadyl which is marketed by Zoetis. Tergive is an improved formulation of Rimadyl that is less viscous and as a result is easier to inject. It also is stable at room temperature and has a six-month in-use stability which means it is overall a desirable product for veterinarians to use in the clinic. Injectable NSAIDs are used as a short-term anti-inflammatory such as when the dog presents with a condition that requires fast acting pain reduction for example soft tissue injuries, OA and post-surgery. Typically the dog is given an initial NSAID injection at the clinic and then started on a course of oral NSAIDs for administration by the owner at home. Tergive is currently sold in Australia as part of our integrated OA product offering. We anticipate that we will seek a generic registration for Tergive in the U.S., to be marketed in conjunction with Zydax, once approved, and Glyde.

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PROCEPT

Overview

We have been marketing our current reproductive hormone products, estroPLAN and GONAbreed, for more than ten years in over 14 countries. We were one of the first companies to gain approval for the use of a Prostaglandin (drug class of estroPLAN) with a GnRH (drug class of GONAbreed) for estrous synchronization to allow for FTAI in a breeding program commonly referred to as Ovsynch. While the active ingredients in both products are generic, the innovation for Ovsynch lies in the way the drugs are used in combination. Consistent with that innovation, we plan to file multiple applications for method of use patents for our PROCEPT breeding program which is intended to increase conception rates in AI programs by 10% to 15% as compared to the Ovsynch program.

Inadequate reproductive programs are widely reported as a significant cause of economic loss on a dairy farm and yet current performance for typical breeding metrics such as “days open” and “rolling 21-day pregnancy rates” are well short of optimal levels. Multiple factors drive reproductive performance but two major activities are above all other factors; insemination rates and conception rates. Timed breeding programs such as Ovsynch and our PROCEPT program can largely overcome the challenges of detecting those cows that are ready to be bred (“in-heat”) and various new technologies such as electronic heat detection aids can also enhance insemination rates in combination with effective hormone-based programs.

Market

There are 9.2 million dairy cows in the U.S., and 40 million doses of GnRH and PG are sold annually for approximately $80 million. We estimate up to 100 million dairy cows globally are milked in industrialized dairy farms, including 20 million in Europe and six million in Australia and New Zealand.

Currently Available Programs

Current options available on the market that seek to increase conception rates above those that are achieved with Ovsynch programs typically require long complex breeding programs such as Presynch-Ovsynch (38 days duration vs. ten days for Ovsynch) or the use of intravaginal progesterone devices such as CIDR® which have known shortcomings including significant cow discomfort and cow-induced expulsion of the device.

Our Solution

PROCEPT is our next generation breeding program which we are developing in conjunction with Dr. Milo Wiltbank. PROCEPT is expected to increase absolute conception rates by 3% to 5% (from a relative increase of 10% to 15%) over and above traditional Ovsynch programs yet still maintain the short ten day duration of oysynch. Such an uplift in conception rates could dramatically improve profitability at a typical U.S. dairy herd by up to $4,200 per year for every 300 cows being milked. PROCEPT is a novel breeding program that uses our existing products estroPLAN and GONAbreed. It is closely related to the Ovsynch program that uses three injections of GnRH and PG in sequence over ten days. We expect to launch the PROCEPT breeding program in mid-2016.

Development Path

Because PROCEPT is a breeding program that utilizes our currently available products (estroPLAN and GONAbreed) under their approved labels there is not expected to be any regulatory approvals necessary.

Manufacturing Facility and Laboratories

In 2012, we completed the construction and commissioning of a new 33,000 square foot manufacturing facility in Alexandria, a suburb of Sydney, Australia. We have the capability to manufacture aseptically filled and terminally sterilized injectable drugs in vial sizes ranging from 10mL to 200mL on an automated filling line that can produce up to 20,000 vials per day. We also have an auxiliary filling suite which we use to for semi-automated and hand-filled products such as low volume R&D and pilot batches. This flexibility gives us a self-sufficient ability to manufacture a wide variety of products including highly potent drug products at both development and commercial scale. As the facility has been inspected by the FDA, we can manufacture products for the veterinary and human market. We currently have approximately 75% spare capacity in this facility which we expect to fill with our own product demand as our pipeline comes to market and additionally through contract manufacturing opportunities. While our predominant focus in on parenteral drugs, we also have capability to produce oral products such as pastes, powders, and in the near future, medicated chews and treats. Our facility operates with a highly efficient operating set-up that means we can often achieve higher margins than our competitors who rely on third-parties or operate more expensive facilities. We can also further increase our manufacturing capacity through shift expansion and modest investments in larger vessels that enable larger batch sizes.

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We also expect to complete the commissioning of our new microbiology testing laboratories in 2016, which will give us full environmental and product testing capabilities necessary for GMP manufacture. Our Sydney facility also has a chemistry laboratory and R&D laboratories where we maintain equipment used in quality control and product development, such as formulation chemistry. We believe our manufacturing facility and laboratories are valuable assets within our integrated pharmaceutical value chain.

We have strong partnerships with several API manufacturers who provide us with the drugs which we use in production in our own facility. We partner with Piramal, based in the UK, Bachem and Lonza, based in Switzerland, and several other companies based in Australia and New Zealand. We also procure our product components such as vials from leading multi-national companies including Saint Gobain and West Pharma.

Pet Therapeutics and Production Animal Markets

Overview - Companion Animals

The companion animal market is typically characterized by products for dogs, cats and horses. Pet ownership and per capita spending on pets is increasing globally as pet owners desire to foster a strong, long-lasting, human-animal bond.

Key factors contributing to the growth of companion animal products include:

●	Increasing pet ownership;

●	Growing disposable incomes, particularly in emerging markets;

●	Increasing medical needs of companion animals as they live longer and begin to experience many of the medical conditions seen in older humans; and

●	Growing emphasis on development of new medical therapies specifically for pets.

The American Pet Products Association, or APPA, reports U.S. consumers spent an estimated $53 billion on their pets in 2012, up 38% over 2006. The U.S. is the single largest pet market and currently 68% of U.S. households own a pet.

Pet owners treat their pets as members of the family, and strive to provide quality care to extend their life and maintain the human-animal bond. We believe the demand for quality of care and effective products to meet medical needs of pets will continue to grow.

Although the market for pet therapeutics is growing, there are a limited number of products licensed by the FDA for use in pets. For example, in 2012, 39 new human drugs were approved by FDA, while only 11 new animal drugs were approved by the FDA, six of which are for use in cats or dogs. In Europe, the EMA approved 52 new drugs for humans in 2012, and only three drugs for animals. Many of the currently-licensed products are parasiticides. As a result, veterinarians often resort to using off-label human drugs to address medical needs in pets. However, due to the biological differences between humans and other species, drugs which are safe and effective in humans can be harmful or not effective when used in other species. Advancements in human medicine have created new therapies for addressing chronic disease associated with aging including OA, cancer, diabetes and cardiovascular disease. Pets often suffer from these same diseases as they age. We believe pharmaceuticals specifically designed for pets can improve their quality and length of life and assist veterinarians in achieving improved medical outcomes for patients. This can lead to increased owner compliance when giving medications to pets as the products are in more palatable dosage forms. In addition, we believe pet owners are becoming better informed about the signs of disease in pets and as more safe and effective treatments become available, they will be more likely to have their pet diagnosed and treated.

Overview - Production Animals

The production animal health industry is primarily focused on providing vaccines and pharmaceuticals. The industry is growing in response to increasing demands for food from a growing global population. As standard of living improves, people’s appetite for animal protein grows. Therefore, it is important to consumers and livestock producers that our food supply is safe and nutritious, and that livestock herds are kept free from disease by using proper husbandry, appropriate medicines, and vaccines. As a result, livestock owners are always looking for ways to improve production efficiency through the use of new, innovative, animal health products.

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The Dairy Market

In 2012, the U.S. dairy market consisted of 9.2 million cows managed on approximately 58,000 dairy farms. The market is consolidated, with 63% of milk being produced on just 6% of farms, or 3,300, with greater than 500 cows per farm. Milk production is growing annually as milk production per cow continues to increase. U.S. milk production topped more than 200 billion pounds for the first time in 2013. Export demand for U.S. dairy products is currently robust and dairy farms are expecting improved profit margins in 2014, allowing them to improve their equity position while funding additional incremental management strategies to improve farm efficiency. We expect the number of dairy cows to remain stable as milk production per cow increases; however, there will continue to be fewer dairy farms.

The growing demand for milk and milk products creates increasing need for effective cattle pharmaceuticals and vaccines. This need is driven by several factors:

●	Global human population growth and improving living standards, especially in developing countries;

●	Increasing demand for quality animal protein including milk and meat;

●	Natural resource constraints including the scarcity of suitable farm land and fresh water for animal consumption and irrigation of crops resulting in the need for more efficiency to maximize available resources; and

●	More focus on food safety and security.

Since the 1960s, per capita consumption of milk and milk products in many markets has nearly doubled, and meat consumption has more than tripled according to the Food and Agricultural Organization of the United Nations. However, China and other emerging markets, currently have a much lower per capita consumption than developed markets. As a result, the rising demand for milk and meat must be met with increasing efficiency using less production resources.

Animal health products have contributed substantially to the efficiency of animal production since the 1940s resulting in improvements in feed efficiency, production yields and reduced disease pressure in animals. We believe needed improvements in production efficiency will continue to be closely tied to effective animal health products such as reproductive hormones to improve pregnancy rates, and effective medicines to control infection. We believe animal health products will continue to be important tools for dairy producers to meet their productivity enhancement needs.

Product Development Process

The process of developing and commercializing pharmaceuticals for pets is similar to human drug development and commercialization. Products must be proven safe and effective in clinical trials approved by regulators. The process depends on new product proof-of-concept, formulation, research, and development. When marketed, companies must adhere to approved label claims regarding impacts on health. However, there are differences between human drug development and animal drug development. Regulatory agencies require prior to approval that a product intended for pets is:

●	Proven safe for the intended use in the target animal species;

●	Proven efficacious for the intended use in the target animal species;

●	Produced under a defined manufacturing process ensuring the product can be made consistently and in a high-quality manner;

●	Proven to be safe for humans handling the product; and

●	Proven to be safe for the environment.

The pathway for development of pet pharmaceuticals is generally faster and less expensive than human drug development since fewer clinical studies are required with fewer patients and the trials are conducted directly in the target animal species. As a result, there is no need to bridge from pre-clinical investigations in one species to the final target species so decisions regarding safety and efficacy can be made more quickly and the likelihood of success can be established sooner. In the U.S., the FDA encourages drug sponsors to interact with the agency early in the development process and through the approval process.

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Role of Veterinarians

Veterinarians play an active role in diagnosis and treatment of animal medical needs, and are involved in generating revenue by prescribing and selling animal pharmaceuticals to animal owners. Unlike in human medicine, veterinarians perform the dual role of doctor and pharmacist as animal owners typically purchase pharmaceuticals directly from veterinarians. As a result, product sales are a direct and important contributor to clinic revenue. The frequency of veterinary office visits has declined somewhat as vaccination intervals have increased to tri-annual versus annual, and as dispensing of medications has become more common through mail-order catalogs, big-box retailers and online retailers. This is creating a need for veterinarians to continually seek new ways to support clinic revenue by providing differentiated services and products.

According to DVM Newsmagazine’s state of the Profession Report in 2012, pharmaceutical sales comprised about 9% of companion animal veterinarian clinic revenue. We believe this revenue can and will increase as new, novel pharmaceuticals become available specifically designed for animals.

Partnerships with Veterinarians

Veterinarians are typically open to engaging with manufacturer sales representatives. As compared to a sales detail in human pharmaceutical sales of less than two to three minutes, veterinarians and their staff may engage with animal health sales reps for 15 to 20 minutes or longer, and frequently participate in learning events to gain a deeper understanding of patient care options. Sales representatives are able to focus on partnering with customers to educate and support disease awareness and treatment options. As a result, relationships and consulting visits are usually more meaningful and interactive than in human. Access to veterinary clinics is normally open and key decision makers within the clinic are willing to meet with sales representatives in person.

Brand Loyalty to Animal Health Products

Animal health products generally experience strong brand loyalty. Although generic products do exist in some categories, sales of pioneer brands remain strong as companies continue to support the brands with educational platforms to veterinarians and livestock producers. In addition, since the products are self-pay, the animal owners, rather than third-party payer insurance companies or governmental agencies, determine product usage. We believe these dynamics create less downward pricing pressure than in human health when the exclusivity period expires. In addition, the relative smaller size of the animal health generic market versus the human generic market has made it less attractive for large, global, generic competitors.

Animal owners are concerned about safety and efficacy of products for their pets and livestock, which adds to brand loyalty for branded animal health products from reputable companies. We believe this brand loyalty can be maintained even after the loss of marketing or patent exclusivity.

Our Customers

Our customer is ultimately the animal owner, whether the animal is a family pet or a production animal. We have also developed a strong capability to create collaborative business relationships with veterinary practices. This enables us to offer a financially attractive proposition to all stakeholders in the animal health value chain- us, the veterinary practice, and the animal owner. We believe this sets us apart from some of our multi-national competitors, some of which have diminished the role of the veterinarian to focus on promoting their products and offering incentives directly to animal owners.

We sell our products in the U.S. through major distributors with a particular focus on MWI and Animal Health International. We tend to focus on partnering with larger veterinary clinics, typically those which employ three or more veterinarians. Veterinarians typically purchase our products from distributors and sell to animal owners.

Our Competition

We compete against an array of animal health companies, from large multi-nationals to smaller single-product entities, in the regulated pharmaceutical market as well as alternative medicine and therapy markets. It is our view that certain livestock sectors are extremely competitive, and we tend not to focus on them. In particular, we believe that where the animal itself is the commodity, such as in poultry, swine and beef feedlots, there is a predominance of cost minimization. As a result, we prefer to focus on markets such as dairy or beef cow-calf ranches, where the animal itself produces the commodity and therefore provides an opportunity for maximizing animal health. We have never operated in the vaccine market, which we see as crowded, and a difficult market for our value proposition. We focus on enhancing the performance or quality of life for the animal, and therapeutics are better suited to our model.

Our primary competitors currently include Zoetis, Merck, Merial and Bayer in dairy, and Zoetis, Merck, Merial, Novartis, Boehringer Ingelheim GmbH and Ceva in companion animal. In the future, we may compete against other companies such as Vetoquinol, Virbac and Dechra which are larger European companies, and other emerging growth companies such as Aratana, Kindred Biosciences and NexVet.

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The level of competition from generic products varies from market to market. For example, the number of smaller, local generic manufacturers is higher in Europe and certain emerging markets than in the U.S. Generic competition is certainly present in many markets and may increase in the U.S., notwithstanding the stringent standards of the FDA. We believe that our strong heritage in competing against generic offerings in many markets has enabled us to hone a strong value proposition that is not always reliant on patent protection. We also believe that because the animal health market is ostensibly a consumer market, unlike human health, marketing and branding strategies can be very effective tools for competing against generic products.

Our Intellectual Property

Our technology, brands and other intellectual property are important elements of our business. We rely on patent, trademark, copyright and trade secret laws, as well as regulatory exclusivity periods and non-disclosure agreements to protect our intellectual property rights. Our policy is to vigorously protect, enforce and defend our rights to our intellectual property, as appropriate.

Our product portfolio already enjoys the protection of patents, typically with approximately 15 years or more remaining. We see an increasing array of patent protections as crucial to our growth and development. Additionally, we utilize other mechanisms of protection, including trade secret in manufacturing methods and formulations. We actively seek to protect our proprietary information, including our trade secrets and proprietary know-how, by requiring our employees, consultants, advisors and partners to enter into confidentiality agreements and other arrangements upon the commencement of their employment or engagement.

The chart below highlights our material patents and product groups, the major jurisdictions, and relevant expiration periods. Additional patents have been filed to extend the patent life on some of these products, but there can be no assurance that these will issue as filed.

Product Group	Description/Indications	Paten term	Patent Expiration	Patent Type	Major Jurisdictions
Zydax	Low molecular weight sulfated xylans/osteoarthritis in dogs and horses	20 years	October 8, 2028	Standard	Australia, New Zealand, Hong Kong, Europe, U.S.**
GONADOPRO	Fertility in cattle	20 years	December 1, 2026	Standard	New Zealand
PAR121	Orthopedics in dogs, cats and horses	20 years	December 10, 2030	Standard	Australia, Brazil, China, Europe, Singapore, U.S., India
PAR122	Dermatology in dogs	20 years	May 4, 2030	Standard	Australia, Brazil, Canada, China, Europe, Japan, Korea, Singapore, U.S., India

**	Patent application pending in the U.S.

Regulatory Processes

To obtain regulatory approval for marketing of our veterinary pharmaceutical products, we have to demonstrate the quality, safety and effectiveness of the product. For products that will be used in food producing animals, human food safety of produce from treated animals must additionally be demonstrated. Environmental safety and safety to the human user of the product may also be necessary.

To demonstrate product quality, all products must be manufactured according to Good Manufacturing Practice, or GMP. GMP covers all aspects of manufacturing, including the facility and equipment in which the product is manufactured, the quality systems in operation, controls and testing of raw materials, packaging materials, the manufacturing processes, testing methods and the stability profile. The GMP requirements for injectable products are particularly stringent, given that all products must be sterile to avoid the possibility of introducing infection when treating patients with the product. Both active ingredients and finished products must be manufactured under GMP, and part of the approval process for any drug application is inspection and approval of the specified manufacturing facilities for both the API and the finished products by the regulatory authorities. Our manufacturing facility, located in Sydney, Australia, has been inspected by the FDA.

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To demonstrate safety, for new chemical entities, a comprehensive battery of in vitro (laboratory, non-animal tests, for example cell line tests) and in-vivo (in animal) test are necessary, and this data also contributes to the determination of acceptable minimal levels of the drug that may be identified in products that will enter the human food chain, as well as environmental safety and human user safety.

For demonstration of safety in the intended target species, pivotal well controlled studies are necessary in that species to demonstrate the effects of long term use of the product in the animal at both the recommended dose rate and at multiples of that dose rate. For products where a recommended treatment course may be prolonged, as may be required in chronic disease conditions such as OA, such studies must be conducted for a minimum six month period. Additional safety studies such as concurrent use with other products may be required if such use is likely to be common standard of care in practice.

To demonstrate effectiveness of the product, in vitro or in vivo mode of action studies may be necessary. In the intended target species, dose determination studies may also be required, followed by pivotal effectiveness studies in typically 200 or more client-owned animals conducted with veterinarians in several practices. For production animals, such studies must cover a range of geographic and management conditions such as would be expected to be typical of the industry as a whole. In addition, a much larger number of animals is generally required. For production animals particularly, local regulators generally require that studies are conducted within the relevant country, meaning that typically several such studies must be conducted. Even for companion animals, the FDA in particular generally requires that the majority of the study is conducted in the U.S.

For production animals, it is necessary to conduct pivotal human food safety studies to demonstrate potential drug concentrations in products that many enter the human food chain. This requires dosing at the maximum dose rates for the longest proposed course of treatment, followed by laboratory analysis of animal tissues. This analysis is intended to demonstrate any drug residue and to provide for a drug withdrawal period, which is the period of time required between the final treatment and potential collection of produce or slaughter for human consumption.

Data regarding the manufacture of the product and the product chemistry and stability is included in the CMC section.

As the data for each section is generated, it is formatted into a dossier that is specific to each jurisdiction. Based on the information from all the different technical sections, we develop the proposed product label which is also submitted to the regulators in the dossier.

Following approval, sponsors of veterinary pharmaceuticals must comply with post-approval compliance requirements, including monitoring products, submitting any reports of adverse events or product defects, submitting annual updates to the product dossier, and periodic manufacturing facility inspections.

U.S. Regulatory Process

The CVM is the division of the FDA responsible for regulation of veterinary pharmaceutical (non-immunological) products.

The FDA’s data requirements and processes for approval of pharmaceuticals intended for use in animals are largely the same as those required for pharmaceuticals intended for human use. The CVM ensures that animal drugs are safe and effective, and are manufactured according to GMP requirements.

Each new drug application submitted to the CVM consists of up to five major technical sections (safety, efficacy, CMCs, human food safety, environmental safety), and additional sections (labeling, freedom of information summary and all other information), depending whether the application is for a production animal product or a companion animal product. Applications are either NADAs or Abbreviated New Animal Drug Applications, or ANADA, or Conditional New Animal Drug Applications. NADAs are used for drug products with, for example, new compositions, uses or dosage forms. ANADAs are used to show that a proposed drug product is identical, across a number of factors, to an existing, legally marked drug.

The CVM encourages sponsors to schedule prior submission conferences to review development programs and to discuss aspects of individual technical sections. Although not mandated, they will review with pivotal study protocols. With protocol concurrence, the FDA effectively agrees that the study’s design will meet their requirements if the study is conducted with, and data is analyzed in line with, the concurred protocol.

The FDA is required to approve or not approve a complete NADA within 180 days or such longer period as the sponsor and the FDA may agree upon. This means that if all sections of the NADA are simultaneously submitted it could take 180 days for the entire NADA to be reviewed. However the FDA encourages phased submissions of each technical section of the NADA. Typically the FDA applies the same 180 day review period for individual major sections (such as efficacy, safety, and CMCs) and upon the final section of the NADA being deemed complete, an Administrative NADA process is undertaken which technically may take 180 days but the FDA has stipulated they expect it to take 60 days. At the end of the 180 day review for each major section of the NADA, the FDA will typically have two options; deem the section complete or deem it incomplete. If it is incomplete, we will need to rectify the deficiencies and re-submit for a further review of 180 days as stated above.

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Historically, the FDA has used a third option after the 180 day review period. Rather than deeming the section incomplete, they may request an end-review amendment, or ERA. This process requires the Company to submit additional information or clarifications within 30 days, and then the FDA takes a further 135 days to complete the review. This means that under an ERA, a review could take as long as 345 days. There is a proposal by the FDA, which may or may not come into effect, which would change the ERA process to a similar process called a “Reactivation” that may allow a company to rectify non-substantial deficiencies and re-submit the section within 120 days and in which case the subsequent review would take 135 days (instead of 180 days).

In addition to the CFRs, the FDA sets performance goals covering all of the various types of submissions, of which there are many. For major sections of an NADA, the performance goals are set to respond to 90% or more of submissions within the 180 day goal and for Administrative NADAs (the final process before approval) within 60 days. Performance goals for review timeframes are not guaranteed, and furthermore, these timeframes do not include the time taken for us to actually “complete” the application. Therefore, we cannot accurately predict when or whether final approval may actually occur.

Generic drugs are reviewed within timelines established under the Animal Generic Drug User Fee Act. The performance goal for the review period for an ANADA is 270 days. The performance goal for the review of a completed, administrative ANADA (used for a phased review process) is 60 days, but again it is not possible to predict whether performance goals will be met or when or whether final approval of a drug product may actually occur.

The FDA provides a period of three years of marketing exclusivity for a new use of an animal drug that requires reports of new clinical or filed investigations for its approval. During this time period, no ANADA for a generic copy may be approved for the new use. There is also a five year marketing exclusivity period for an animal drug no active ingredient of which has been previously approved in any NADA, during which no generic application may be submitted for that drug. However, an ANADA for that product may be submitted after four years if the generic applicant claims non infringement of a listed patent for the approved product or its use. Where an ANADA applicant alleges non infringement or invalidity of a listed patent, and the patent holder or NADA holder sues within 45 days of receipt of notice of non-infringement or invalidity, there is an automatic stay of approval for 30 months or until a court finds that the patent has not been infringed upon or is invalid, whichever is earlier. In the case of an ANADA that is filed after four years of approval of an NADA for a drug subject to five-year exclusivity, the 30-month period is extended until seven and a half years after approval of the NADA.

In all cases, a drug manufacturing facility may not commence initial production of a drug, or continue production of a drug, without evidence acceptable to the FDA that the facility has been inspected and is suitable for conducting manufacturing operations for the products to be manufactured.

EU Regulatory Process

The EU is regulated by both central bodies such as the EMA, and national bodies, such as the U.K. Veterinary Medicines Directorate. The EMA section responsible for review of veterinary products is the Committee for Veterinary Medicinal Products.

There are four approval processes that can be followed to obtain Marketing Authorizations within the EU:

●	The Centralized Procedure, which is run by EMA, is obligatory for high technology products and growth promotants. It is optional for other innovative products, provided such products are considered to fall within the EMA remit. At the completion of the centralized process, the Marketing Authorization approval is valid for all EU and European Economic Area-European Free Trade Association states.

●	The Mutual Recognition Procedure is run by the national regulatory bodies, where a product already has an approval within one or more countries within the EU. The country in which the product is approved is selected as Reference Member State, which completes the primary review and makes recommendations to other selected countries acting as Concerned Member States.

●	The Decentralized Procedure is similar to the Mutual Recognition Procedure for products that have not previously been approved within the EU. The review process is run in parallel by national regulatory bodies with one country selected as a Reference Member State and other countries acting as Concerned Member States, under a Mutual Recognition process.

●	The National Procedure is used for products for which approval in a single EU country only is being sought.

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In contrast to the FDA, EMA and the national authorities do not concur with pivotal study protocols. Scientific advice can be requested but must be paid for; the EMA is obligated to accept the conclusions of a study conducted following such scientific advice.

The centralized and decentralized procedures have very structured processes and associated time frames, with regulator review time taking 210 days. At specified points in the process, the regulator may submit questions to the applicant, which stops the clock pending return of responses. At the successful completion of the processes, each country must formally register the product, which generally takes an additional 30 days.

In contrast to most of the world, within the EU, the horse is considered a food producing species, therefore human food safety packages are necessary for products intended for use in horses. However, recently a horse passport program has been implemented which records all drug administration to a horse and also deems the horse to be not fit for human consumption. This has allowed the approval of drugs in horses with a contraindication for use in horses destined for human consumption.

Residues packages for new drug products for use in food producing animals are assessed by EMA separately to the application for Marketing Authorization, and are typically submitted six months in advance of any associated application.

A generic equivalent product may not be placed on the market in the EU until ten years have lapsed from the initial authorization of the pioneer product.

Australia and New Zealand Regulatory Processes

Approval of veterinary chemical products in Australia is controlled by the Australian Pesticides and Veterinary Medicines Agency, and in New Zealand by the Agricultural Compounds and Veterinary Medicines group. In New Zealand, applications to the EPA are additionally required. Data requirements generally mirror those outlined above, although there are some unique local requirements. Given that both countries have very large export markets for agricultural produce, international trade considerations must be considered in applications for products for food producing animals. When global data packages are generated to primarily meet FDA and EU requirements, international trade considerations generally do not require additional data.

Rest of World Regulatory Processes

Most countries have their own regulatory agencies for veterinary products. Some countries essentially recognize approvals by other stringent regulatory authorities and have reduced data requirements (for example many countries in the Middle East). Some follow FDA or EU requirements. Some countries require additional local studies, particularly of products are for use in production animals where management systems may vary. Non-English speaking countries usually require submissions to be submitted in their native language; accordingly, it may be necessary to work with local agents or partner countries to translate and submit dossiers and to manage the regulatory process.

Environmental, Health, and Safety

We are subject to various federal, state, local and foreign environmental, health and safety laws and regulations. These laws and regulations govern matters such as:

●	the emission and discharge of hazardous materials into the ground, air or water;

●	the generation, use, storage, handling, treatment, packaging, transportation, exposure to, and disposal of hazardous and biological materials, including record keeping, reporting and registration requirements; and

●	the health and safety of our employees.

Due to our operations, these laws and regulations also require us to obtain, and comply with, permits, registrations or other authorizations issued by governmental authorities. These authorities can modify or revoke our permits, registrations or other authorizations and can enforce compliance through fines and injunctions.

Certain environmental laws, impose joint and several liability, without regard to fault, for cleanup costs on persons who have disposed of or released hazardous substances into the environment. In addition to clean-up actions brought by federal, state, local and foreign governmental entities, private parties could raise personal injury or other claims against us due to the presence of, or exposure to, hazardous materials on, from or otherwise relating to such a property. We have made, and intend to continue to make, necessary expenditures for compliance with applicable environmental, health and safety laws and regulations.

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PLAN OF DISTRIBUTION

The ordinary shares offered by this prospectus are being offered by the selling stockholder, Lincoln Park. The ordinary shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the ordinary shares offered by this prospectus could be effected in one or more of the following methods:

  ordinary brokers’ transactions;
  transactions involving cross or block trades;

  through brokers, dealers, or underwriters who may act solely as agents

  “at the market” into an existing market for the ordinary shares;

  in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

  in privately negotiated transactions; or

  any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the ordinary shares that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the ordinary shares for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of ordinary shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our ordinary shares or any hedging transaction, which establishes a net short position with respect to our ordinary shares. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

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Our ordinary shares are quoted on The NASDAQ Global Market under the symbol “PARN”.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal period ended December 31, 2014, in our Reports on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since December 31, 2014.

LEGAL MATTERS

The validity of the ordinary shares and certain other matters under Australian law will be passed upon for us by Atanaskovic Hartnell, our Australian counsel.

Certain matters under U.S. federal law will be passed upon for us by Spencer Fane LLP, our U.S. counsel.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the period ended December 31, 2014 and the Financial Statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended June 30, 2014, have been so incorporated in reliance on the reports of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The offices of PricewaterhouseCoopers are located at 201 Sussex Street, Sydney, New South Wales, Australia.

EXPENSES OF THE ISSUE

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the sale to Lincoln Park of the securities being registered. All amounts are estimates. The category “Miscellaneous expenses” includes the value of up to 85,943 commitment shares that may be issued to Lincoln Park under the Purchase Agreement if we elect to use the full $15,000,000 available to us under the equity commitment, using a price per share of $3.76.

SEC registration fee	$780
Legal fees and expenses	70,000
Accounting fees and expenses	35,000
Miscellaneous expenses	330,000
Total	$435,780

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act, with respect to the ordinary shares covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the ordinary shares covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, we file certain reports and other information with the SEC. Such reports and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at www.parnell.com. You may access our Annual Report on Form 20-F filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and certain information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as certain filings made with the SEC under Sections 13(a), 13(c), or 15(d) of the Exchange Act from the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made after the date of this prospectus until we sell all of the ordinary shares under this prospectus, except that we do not incorporate any document or portion of a document that was furnished and deemed by the rules of the SEC not to have been filed:

  The sections “Description of Share Capital” and “Taxation” in the final prospectus for our initial public offering filed with the SEC pursuant to Rule 424(b)(4) under the Securities Act on June 18, 2014 with respect to our Registration Statement on Form F-1 (File No. 333-196065);
  Our Annual Report on Form 20-F for the fiscal year ended June 30, 2014, filed with the SEC on September 15, 2014;
  Our Annual Report on Form 20-F for the fiscal period ended December 31, 2014, filed with the SEC on February 27, 2015; and
  Our reports on Form 6-K filed with the SEC on March 24, 2015, May 7, 2015, June 18, 2015, August 12, 2015, October 9, 2015, December 17, 2015, and January 19, 2016.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Requests for such copies should be directed to our Corporate Secretary, Brad McCarthy, Unit 4, Century Estate, 476 Gardeners Road, Alexandria 2015 NSW, Australia.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a public company incorporated under the laws of Australia. A majority of our directors and executive officers are non-residents of the U.S., and all or substantially all of the assets of such persons are located outside the U.S. As a result, it may not be possible for you to:

•	effect service of process within the U.S. upon our non-U.S. resident directors and executive officers or on us;

•	enforce in U.S. courts judgments obtained against our non-U.S. resident directors and executive officers or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws;

•	enforce in U.S. courts judgments obtained against any of our non-U.S. resident directors and executive officers or us in courts of jurisdictions outside the U.S. in any action, including actions under the civil liability provisions of U.S. securities laws; or

•	to bring an original action in an Australian court to enforce liabilities against any of our non-U.S. resident directors and executive officers or us based solely upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the U.S. judgments obtained in the U.S. courts against any of our non-U.S. resident directors and executive officers or us, including actions under the civil liability provisions of the U.S. securities laws.

With that noted, there are no treaties between Australia and the U.S. that would affect the recognition or enforcement of foreign judgments in Australia. We also note that investors may be able to bring an original action in an Australian court against us to enforce liabilities based in part upon U.S. federal securities laws.

We have appointed Parnell, Inc., a wholly-owned U.S. subsidiary of Parnell Pharmaceuticals Holdings Ltd, as our agent to receive service of process with respect to any action brought against us in the U.S. under the federal securities laws of the U.S. or any action brought against us under state laws.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Australian law. Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:

•	a liability owed to the company or a related body corporate of the company;

•	a liability for a pecuniary penalty order made under section 1371G or a compensation order made under section 1317H, 1317HA or 1317HB of the Corporations Act respectively;

•	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or

•	legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:

o	in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;

o	in defending or resisting criminal proceedings in which the officer or director is found guilty;

o	defending or resisting proceedings brought by ASIC or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for a court order); or

o	in connection with proceedings for relief to the officer under the Corporations Act, in which the court denies the relief.

Constitution. Our Constitution provides, except to the extent prohibited by the law and the Corporations Act, for the indemnification of every person who is or has been an officer or a Director of the Company against any liability arising directly or indirectly from the person serving or having served in that capacity (other than legal costs that are unreasonable). This includes any liability incurred by that person in their capacity as an officer or director of the company where the company requested that person to accept that appointment.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we have sold to third parties the securities listed below without registering the securities under the Securities Act. None of these transactions involved any public offering. All of our securities were sold through private placements outside the U.S. to foreign persons. The numbers and prices of the securities listed below do not take into account the ten-for-one consolidation of our ordinary shares, which has fee effect of a reverse stock split, which we effected on April 28, 2014, and conversion of our status to a public company limited by shares effected immediately prior to completion of this offering. Accordingly, we believe that each of the following issuances were exempt from registration under the Securities Act in reliance on Regulation S or Regulation D under the Securities Act or Section 4(2) of the Securities Act:

•	In March 2011, we issued to certain qualified subscribers 6,250,000 bonds for an aggregate offering price of $6,250,000. In accordance with our Constitution, our Board of Directors passed resolutions approving this issuance on March 24, 2011. In January 2014, we provided each bondholder a notice to redeem the bonds in accordance with the 2011 Terms for Subscription. Following the notice to redeem, and pursuant to the election of the bondholders, 6,250,475 Class CB shares were issued, and an aggregate payment of $3,957,895 was made, to bondholders.

•	Between February and September 2013, we issued to certain qualified subscribers 4,300,000 bonds for an aggregate offering price of $4,300,000. In accordance with our Constitution, our Board of Directors passed resolutions approving this issuance on February 8, 2013. The bonds mature on between February and September 2015, but may be redeemed early by the Company or by the bondholder in accordance with the Conditions of 2013 Bonds. The Bonds were issued with a stapled warrant which converted into 1,400,710 ordinary shares of the Company, pursuant to the election of the bondholders on May 20, 2014.

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•	We have historically operated equity plans for employees. The plans, the Executive Share Plan and the Employee Share Plan, gave the opportunity for employees to purchase a class of shares with restricted rights, excluding, for example, voting rights. Approximately 15% of the total shares on issue were purchased by senior management, and a further approximately 5% of the total shares were purchased by a discretionary trust with lower-level employees as the beneficiaries. Under the rules of these plans, employees were required to purchase the shares at fair market value, determined by an independent valuation. The ascribed value of these restricted shares was minimal, due to certain restrictions on the stock, the uncertainty whether holders would ever have their rights varied under the plans, and the possibility of our ability to re-purchase shares held by a terminated employee. The Board has recently elected to vary the rights of some of these shares. In contemplation of this initial public offering, the Board expects to vary the remaining shares held pursuant to the plans to be the same as our ordinary A class shares. Upon our initial public offering, the original Executive Share Plan and the Employee Share Plan came to an end. In 2011, 923,050 Class B ordinary shares were issued and sold under the Executive Share Plan, 507,687 Class C ordinary shares were issued and sold under the Executive Share Plan, and 367,863 Class E ordinary shares were issued and sold under the Executive Share Plan.
•	Pursuant to the Purchase Agreement, we issued 47,746 ordinary shares to Lincoln Park on January 19, 2016 as part of a fee for its commitment to purchase up to $15,000,000 worth of our ordinary shares.

No underwriters were employed in connection with any of the above issuances.

Item 8. Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
3.1	Constitution of Parnell Pharmaceuticals Holdings Ltd. (incorporated by reference to Exhibit 3.1 on Form 6-K for May 2015, filed with the SEC on May 7, 2015.)
5.1	Opinion of Atanaskovic Hartnell (to be filed).
10.1	Distribution and Supply Agreement, dated as of September 29, 2009, by and between Parnell North America Pty Ltd and Vetoquinol Canada, Inc. (incorporated by reference to Exhibit 10.1 to Amendment No. 3 to the Company’s Registration Statement on Form F-1 filed with the SEC on June 10, 2014)†*
10.2	Lease Agreement, dated as of June 27, 2011, by and between Parnell Manufacturing Pty Ltd and Helion Properties Pty Ltd. (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-1 filed with the SEC on May 19, 2014)*
10.3	Supply Agreement, dated as of September 26, 2011, by and between Parnell Manufacturing Pty Ltd and Bachem A.G. (incorporated by reference to Exhibit 10.5 to Amendment No. 3 to the Company’s Registration Statement on Form F-1 filed with the SEC on June 10, 2014)†*
10.4	Employment Agreement, dated as of February 1, 2011, by and between Parnell Pharmaceuticals Holdings Ltd and Robert Joseph. (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form F-1 filed with the SEC on June 10, 2014)†*
10.5	Employment Agreement, dated as of February 1, 2011, by and between Parnell Pharmaceuticals Holdings Ltd and Brad McCarthy . (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form F-1 filed with the SEC on June 10, 2014)†*
10.6	Supply Agreement, dated December 3, 2013, by and between Parnell Manufacturing Pty Ltd and IDT Australia Ltd. (incorporated by reference to Exhibit 10.9 to Amendment No. 3 to the Company’s Registration Statement on Form F-1 filed with the SEC on June 10, 2014)†*
10.7	Supply Agreement, dated of January 1, 2014, by and between Parnell Manufacturing Pty Ltd and Piramal Healthcare (UK) Ltd. (incorporated by reference to Exhibit 10.11 to Amendment No. 3 to the Company’s Registration Statement on Form F-1 filed with the SEC on June 10, 2014)†*

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10.8	License Agreement, dated as of March 18, 2014, by and between Parnell Technologies Pty Ltd and CIMTECH Pty Ltd. (incorporated by reference to Exhibit 10.12 to Amendment No. 3 to the Company’s Registration Statement on Form F-1 filed with the SEC on June 10, 2014)†*
10.9	Revenue Sharing Deed dated as of October 14, 2011 by and among Parnell Pharmaceuticals Holdings Ltd. and all subsidiaries and Partners for Growth III, L.P. (incorporated by reference to Exhibit 10.13 to Amendment No. 3 to the Company’s Registration Statement on Form F-1 filed with the SEC on June 10, 2014)†*
10.10	Conditions of 2013 Bonds. (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form F-1 filed with the SEC on May 19, 2014)*
10.11	2014 Omnibus Equity Incentive Compensation Plan. (incorporated by reference to Exhibit 10.15 to Amendment No. 1 to the Company’s Registration Statement on Form F-1 filed with the SEC on June 4, 2014)*
10.12	Form of Deed Poll given by 2013 Bondholders in favor of Parnell Pharmaceuticals Holdings Pty Ltd dated May 30, 2014. (incorporated by reference to Exhibit 10.16 to Amendment No. 1 to the Company’s Registration Statement on Form F-1 filed with the SEC on June 4, 2014)*
10.13	Lease Agreement, dated as of September 12, 2014, by and between Parnell Corporate Services U.S. Inc., and Renaissance Property Owner, LLC. (incorporated by reference to Exhibit 4.17 on Form 20-F filed with the SEC on September 15, 2014)*
10.14	Amendment No. 1 to the Parnell Pharmaceuticals Holdings Ltd 2014 Omnibus Equity Incentive Plan. (incorporated by reference to Exhibit 10.1 on Form 6-K for May 2015 filed with the SEC on May 7, 2015)*
10.15	Parnell Pharmaceuticals Holdings Ltd 2014 Omnibus Incentive Plan Award Agreement. (incorporated by reference to Exhibit 10.2 on Form 6-K for May 2015 filed with the SEC on May 7, 2015)*
10.16	Credit, Security and Guaranty Agreement, dated as of June 15, 2015 by and among MIDCAP FINANCIAL TRUST. (incorporated by reference to Exhibit 10.1 on Form 6-K for June 2015 filed with the SEC on June 18, 2015)*
10.17

PURCHASE AGREEMENT, dated as of January 11, 2016, by and between PARNELL PHARMACEUTICALS HOLDINGS LTD and LINCOLN PARK CAPITAL FUND, LLC (incorporated by reference to Exhibit 99.2 on Form 6-K for January 2016 filed with the SEC on January 11, 2016)*

10.18

REGISTRATION RIGHTS AGREEMENT, dated as of January 11, 2016 by and between PARNELL PHARMACEUTICALS HOLDINGS LTD and LINCOLN PARK CAPITAL FUND, LLC. (incorporated by reference to Exhibit 99.3 on Form 6-K for January 2016 filed with the SEC on January 11, 2016)*

21.1	For a list of all of our principal Group subsidiaries and associated companies, see the Notes to Consolidated Financial Statements, Note 25 – Interests in Subsidiaries in our Annual Report on Form 20-F for the period ended December 31, 2014 filed with the SEC on February 27, 2015 which is incorporated by reference
23.1	Consent of Atanaskovic Hartnell (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers.
24.1	Power of Attorney (included in signature pages of Registration Statement).
*	Previously filed.
†	Confidential treatment requested. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3)of the Securities Act of 1933 (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20–F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, superseded or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on January 22, 2016.

PARNELL PHARMACEUTICALS HOLDINGS LTD

By: /s/ Robert Joseph
Robert Joseph President and Chief Executive Officer (Principal Executive Officer)

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We, the undersigned officers and directors of Parnell Pharmaceuticals Holdings Ltd (the “Company”), hereby severally constitute and appoint Robert Joseph and Brad McCarthy, or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 filed by the Company on or about January 22, 2016 (the “Registration Statement”) any and all amendments to the Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the Registration Statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert Joseph Robert Joseph	President and Chief Executive Officer and Director (Principal Executive Officer)	January 22, 2016

/s/ Brad McCarthy Brad McCarthy	Chief Financial Officer and Director (Principal Financial Officer)	January 22, 2016

/s/ Brad McCarthy Brad McCarthy	Chief Accounting Officer (Principal Accounting Officer)	January 22, 2016

/s/ Alan Bell Alan Bell	Director	January 22, 2016

/s/ Peter Croden Peter Croden	Director	January 22, 2016

/s/ Ellen Richstone Ellen Richstone	Director	January 22, 2016

/s/ David Rosen David Rosen	Director	January 22, 2016

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Parnell Pharmaceuticals Holdings Ltd

Interim Financial Statements

For the Six month Periods Ended 30 June 2015

59

Parnell Pharmaceuticals Holdings Ltd

Contents

For the Six month Periods Ended 30 June 2015

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Parnell Pharmaceuticals Holdings Ltd

Consolidated statements of loss and comprehensive loss

(Unaudited)

	Note	6 months to 30 June 2015 AUD$	6 months to 30 June 2014 AUD$
Revenue	2	4,927,965	4,698,606
Other income	2	4,742,229	1,267,735
Cost of goods sold		(3,140,067)	(3,420,111)
Selling and marketing expenses		(3,431,718)	(2,455,352)
Regulatory expenses		(564,904)	(534,211)
Administration expenses		(5,165,879)	(2,848,533)
Net foreign exchange losses on borrowings		-	(1,021,927)
Finance costs		(350,964)	(5,622,633)
Loss before income tax		(2,983,338)	(9,936,426)
Income tax expense		(2,106)	(2,980,412)
Loss for the period		(2,985,444)	(12,916,838)
Other comprehensive (loss)/profit, net of income tax
Items that will be reclassified subsequently to profit or loss
Foreign currency translation		(808,664)	161,914
Other comprehensive (loss)/profit for the period, net of tax		(808,664)	161,914
Total comprehensive loss for the period		(3,794,108)	(12,754,924)

Net loss per share		AUD$	AUD$
Net loss attributable to common stockholders, Basic and diluted	8(a)	(0.22)	(1.54)

The accompanying notes form part of these financial statements.

1

Parnell Pharmaceuticals Holdings Ltd

Consolidated balance sheets

(Unaudited)

	Note	30 June 2015 AUD$	31 December 2014 AUD$
ASSETS
CURRENT ASSETS
Cash and cash equivalents		17,987,641	15,819,418
Trade and other receivables		5,080,171	4,825,193
Inventories		3,058,885	2,755,956
Prepayments		386,344	470,568
TOTAL CURRENT ASSETS		26,513,041	23,871,135
NON-CURRENT ASSETS
Trade and other receivables		64,620	50,184
Property, plant and equipment	4	12,039,225	11,899,006
Intangible assets	5	14,368,468	12,419,614
TOTAL NON-CURRENT ASSETS		26,472,313	24,368,804
TOTAL ASSETS		52,985,354	48,239,939
LIABILITIES
CURRENT LIABILITIES
Trade and other payables	6	4,078,785	8,614,034
Borrowings	7	2,983,679	4,590,483
Provision for employee benefits		456,476	379,558
TOTAL CURRENT LIABILITIES		7,518,940	13,584,075
NON-CURRENT LIABILITIES
Borrowings	7	13,596,904	-
Provision for employee benefits		118,719	74,364
Other		859,380	668,037
TOTAL NON-CURRENT LIABILITIES		14,575,003	742,401
TOTAL LIABILITIES		22,093,943	14,326,476
NET ASSETS		30,891,411	33,913,463

EQUITY
Contributed equity	8	55,343,451	55,343,451
Share-based compensation reserve	9	772,056	-
Reserves	9	(2,393,699)	(1,585,035)
Accumulated losses	10	(22,830,397)	(19,844,953)
TOTAL EQUITY		30,891,411	33,913,463

The accompanying notes form part of these financial statements.

2

Parnell Pharmaceuticals Holdings Ltd

Consolidated statements of changes in equity

(Unaudited)

	Ordinary Shares AUD$	Accumulated losses AUD$	Foreign Currency Translation Reserve AUD$	Shared-based Compensation Reserve AUD$	Total AUD$
Balance at 31 December 2014	55,343,451	(19,844,953)	(1,585,035)	-	33,913,463
Loss for the period	-	(2,985,444)	-	-	(2,985,444)
Other comprehensive loss for the period	-	-	(808,664)	-	(808,664)
Share-based compensation – value of employee services	-	-	-	772,056	772,056
Balance at 30 June 2015	55,343,451	(22,830,397)	(2,393,699)	772,056	30,891,411

	Ordinary Shares AUD$	Accumulated losses AUD$	Foreign Currency Translation Reserve AUD$	Shared-based Compensation Reserve AUD$	Total AUD$
Balance at 31 December 2013	3,104,415	(5,499,593)	(312,714)	-	(2,707,892)
Loss for the period	-	(12,916,838)	-	-	(12,916,838)
Other comprehensive income for the period	-	-	161,914	-	161,914
Issue of shares, net of tax benefits	52,239,036	-	-	-	52,239,036
Balance at 30 June 2014	55,343,451	(18,416,431)	(150,800)	-	(36,776,220)

The accompanying notes form part of these financial statements.

3

Parnell Pharmaceuticals Holdings Ltd

Consolidated statements of cash flows

(Unaudited)

	Note	6 months to 30 June 2015 AUD$	6 months to 30 June 2014 AUD$
CASH FLOWS FROM OPERATING ACTIVITIES:
Receipts from customers		4,960,370	1,283,899
Receipts from government grants		661,945	-
Payments to suppliers and employees		(11,115,402)	(9,039,964)
Interest received		-	8,022
Finance costs		(272,880)	(3,086,842)
Net cash used in operating activities		(5,765,967)	(10,834,885)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(648,550)	(37,390)
Purchases of intangible assets	(5,137,237)	(1,049,809)
Receipts from tax incentives	667,274	-
Net cash used by investing activities	(5,118,513)	(1,087,199)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from initial public offering	-	53,067,289
Payments of initial public offering costs	-	(5,112,252)
Redemption of 2011 Convertible Bonds	-	(4,541,049)
Redemption of 2013 Parnell Bonds	(1,455,000)	-
Proceeds from bank loans	13,593,562	28,415,549
Repayment of bank loans	-	(37,744,027)
Warrant costs paid	-	(2,273,244)
Payment of lease liabilities	(49,178)	(78,332)
Net cash provided by financing activities	12,089,384	31,733,934

Net increase in cash and cash equivalents held	1,204,904	19,811,850
Cash and cash equivalents at beginning of period	15,819,418	1,012,755
Effects of exchange rate changes on cash and cash equivalents	963,319	(20,266)
Cash and cash equivalents at end of the period	17,987,641	20,804,339

The accompanying notes form part of these financial statements.

4

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

1                Basis of preparation of the interim report

The condensed consolidated interim financial statements of the Company have been prepared in accordance with the International Accounting Standard, or IAS, 34 "Interim Financial Reporting". Certain information and disclosures normally included in consolidated financial statements prepared in accordance with the International Financial Reporting Standards, or IFRSs, have been condensed or omitted. Accordingly, these condensed consolidated financial statements should be read in conjunction with the annual financial statements for the year ended December 31, 2014, which have been prepared in accordance with IFRS as issued by the IASB.

Management is required to exercise its judgment in the process of applying the Company's accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 2(a) of the 31 December 2014 financial statements. In the opinion of management, the condensed consolidated interim financial statements contain all adjustments that are necessary to state fairly the Company's financial position as of June 30, 2015 and comprehensive income (loss) and cash flows for the six months ended June 30, 2014 and 2015.

The accounting policies adopted are consistent with those of the previous financial year, except as set out below:

(a)             New accounting policy adopted by the Group

During the six months ended June 30, 2015, the Company issued Restricted Stock Units (“RSUs”) and stock options to its current employees and directors under the Company's 2014 Omnibus Equity Incentive Compensation Plan (the “Plan”). As a result of the issuance of awards under the Plan, management has determined this to be a significant accounting policy and critical accounting estimate and has adopted the Share-Based Compensation accounting policy described below.

Share-Based Compensation

We measure share-based compensation expense based on the fair value of share-based awards on the date of the grant using an option pricing model. The related compensation expense of the awards is recognized net of forfeitures over the requisite service periods, which correspond to the vesting periods of the awards. To date, we have issued share options and RSUs with service-based vesting conditions, and we record compensation expense for these awards using the graded vesting method.

Determining the fair value of share-based awards at the grant date requires the exercise of judgment, and our estimates of the fair value of our share-based awards are highly complex and subjective. The fair value of our ordinary shares is based on the closing price of our ordinary shares on the Nasdaq Global Market.

We use a Black-Scholes option-pricing model to determine the fair value of share options. This determination is affected by our estimated fair value per ordinary share as well as assumptions regarding a number of other complex and subjective variables. These variables include the fair value of our ordinary shares, the expected term of the share option, our volatility over that expected term, expected dividend yield, risk-free interest rates and forfeiture rates. RSUs are valued at the fair value of the underlying ordinary shares as of the grant date. In addition to these assumptions, we estimate forfeitures based upon our historical experience. At each period end, we review the estimated forfeiture rate and make changes as factors affecting the forfeiture rate calculations and assumptions change.

(b) Impacts of standards issued but not yet applied by the entity

Certain new accounting standards and interpretations have been published that are not mandatory for June 30, 2015 reporting periods and have not been early adopted by the Group. The Group’s assessment of the impact of these new standards and interpretations is set out below.

Title of Standard	Nature of change	Impact	Mandatory application date/ Date of adoption by Group
IFRS 9 Financial Instruments	IFRS 9 addresses the classification, measurement and derecognition of financial assets and financial liabilities and introduces new rules for hedge accounting. In December 2014, the IASB made further changes to the classification and measurement rules and also introduced a new impairment model. These latest amendments now complete the new financial instruments standard.

Following the changes approved by the IASB in December 2014, the Group no longer expects any impact from the new classification, measurement and derecognition rules on the Group’s financial assets and financial liabilities.

While the group has yet to undertake a detailed assessment of the debt instruments currently classified as available-for-sale financial assets, it would appear that they would satisfy the conditions for classification as at fair value through other comprehensive income (FVOCI) and hence there will be no change to the accounting for these assets.

There will also be no impact on the group’s accounting for financial liabilities, as the new requirements only affect the accounting for financial liabilities that are designated at fair value through profit or loss and the group does not have any such liabilities.

The new hedging rules align hedge accounting more closely with the group’s risk management practices. As a general rule it will be easier to apply hedge accounting going forward as the standard introduces a more principles-based approach. The new standard also introduces expanded disclosure requirements and changes in presentation.

The new impairment model is an expected credit loss (ECL) model which may result in the earlier recognition of credit losses.

The group has not yet assessed how its own hedging arrangements and impairment provisions would be affected by the new rules.

Must be applied for financial years commencing on or after January 1, 2018.

Based on the transitional provisions in the completed IFRS 9, early adoption in phases was only permitted for annual reporting periods beginning before February 1, 2015. After that date, the new rules must be adopted in their entirety.

Expected date of adoption by the Group: January 1, 2018.

5

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

(b)            Impacts of standards issued but not yet applied by the entity (continued)

Title of Standard	Nature of change	Impact	Mandatory application date/ Date of adoption by Group
IFRS 15 Revenue from Contracts with Customers

The IASB has issued a new standard for the recognition of revenue.

This will replace IAS 18 which covers contracts for goods and services and IAS 11 which covers construction contracts.

The new standard is based on the principle that revenue is recognized when control of a good or service transfers to a customer – so the notion of control replaces the existing notion of risks and rewards.

The standard permits a modified retrospective approach for the adoption. Under this approach entities will recognize transitional adjustments in retained earnings on the date of initial application (e.g. 1 July 2017), i.e. without restating the comparative period.

They will only need to apply the new rules to contracts that are not completed as of the date of initial application.

		Management is currently assessing the impact of the new rules and does not believe the adoption of the provisions of this update will have a material impact on the Company's consolidated financial statements.	Mandatory for financial years commencing on or after January 1, 2018. Expected date of adoption by the group: January 1, 2018.

There are no other standards that are not yet effective and that would be expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

The unaudited consolidated interim financial statements were authorized for issue by the directors on January 22, 2016.

6

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

2	Revenue and Other Income

Revenue from continuing operations

	6 months to 30 June 2015 AUD$	6 months to 30 June 2014 AUD$
Sales revenue
Sale of goods	4,927,965	4,698,606

	6 months to 30 June 2015 AUD$	6 months to 30 June 2014 AUD$
Other Income
Government grants (a)	652,953	239,782
Unrealized foreign exchange gain	1,481,732	965,612
Fair value gain on derivative	-	54,319
Interest received	-	8,022
Other income (b)	2,607,544	-
	4,742,229	1,267,735

(a)	Government grants

International and domestic government grants/tax incentives recognized during the period totaled $652,953 (6 months ended June 30, 2014: $239,782) and recognized as other income.

(b)	Other Income

During the period management re-assessed certain contingent provisions associated with third party obligations and management made the determination that the obligations no longer met the criteria for recognition as a provision resulting in $2.6 million being recorded in other income.

7

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

3	Segment Information

Description of segments

The animal health pharmaceutical industry is characterized by meaningful differences in customer needs across different animal species and regions. In addition, our FDA approved sterile manufacturing facility has different operational characteristics. As a result of these differences, among other things, we manage our operations through four separate reportable segments.

Companion Animal

This segment covers the Group’s Osteoarthritis portfolios across both Canine and Equine species. It is responsible for sales of our patented product Zydax, along with the complementary product Glyde across Australia, New Zealand, the Middle East and Asia.

Production Animal - U.S.

This segment covers the Group’s Reproductive Hormone portfolio for Production Animal in the United States of America. It is responsible for the sales of the first reproductive hormone products approved for the indication of estrous synchronization in both dairy and beef cows within the U.S.

Production Animal - Rest of World

This segment covers the Group's Reproductive Hormone portfolio for Production Animal across all regions outside of the United States of America. It is responsible for the sales of these reproductive hormone products in Australia, New Zealand, the Middle East, Asia and Canada.

Manufacturing Operations

This segment is responsible for the operation of the Group's FDA approved sterile manufacturing facility and the manufacture and release of all of the Groups pharmaceutical products. The Manufacturing operations are also responsible for increasing factory utilization via exploring future contract manufacturing opportunities.

Review of information by the CODM's

The Executive Directors (which includes the CEO, CFO and Chairman), who are the Group's chief operating decision maker's ("CODM's"), use the revenues and the segment results, being Adjusted Earnings Before Interest, Tax, Depreciation, Amortization and Other Income (Adjusted EBITDAOI) of the four segments, among other factors, for performance evaluation of the individual segments and the overall Group, and the allocation of resources.

8

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

The CODM's believe that Adjusted EBITDAOI represents the results of our underlying operating segments prior to considering certain income statement elements and other certain significant items, which are not directly associated with the activities of the operating segment.

The basis of calculating Adjusted EBITDAOI is driven by the removal of certain significant items and also additional items deemed substantive and non-operating in nature. Items which are excluded from the calculation of Adjusted EBITDAOI are:

•	net foreign exchange losses/(gains) associated with the translation of foreign currency denominated indebtedness over time, which is considered to be a direct result of financing activities that is dependent upon fluctuations in foreign currency rates
•	other income which typically includes; income from the sale of assets or research and grant income received
•	certain transactions and events where expenses are incurred that are associated with capital structure of the Group or certain significant purchase accounting items that result from business combinations and/or asset acquisitions and divestments.

9

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

3	Segment Information (continued)

Other Costs and Business Activities

Certain costs are not allocated to our reporting segment results, such as costs associated with the following:

•	corporate overheads, which is responsible for centralized functions such as information technology, facilities, legal, finance, human resources, business development, and procurement. These costs also include compensation costs and other miscellaneous operating expenses not charged to our operating segments, as well as interest and tax income and expense.

These costs are included within 'unallocated' in our segment performance.

Other Assets and Liabilities

The assets and liabilities are managed on a Group basis, not by segment. CODM does not regularly review any asset or liability information by segment and its preparation is impracticable. Accordingly, the Group does not report asset and liability information by segment.

10

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

(a)	Segment performance

6 months to 30 June 2015	Companion Animal AUD$	Production Animal - U.S. AUD$	Production Animal - Rest of World AUD$	Manufacturing Operations AUD$	Unallocated AUD$	Total AUD$
Revenues
External products	572,643	2,969,647	1,385,675	-	-	4,927,965
Total Revenues	572,643	2,969,647	1,385,675	-	-	4,927,965
Cost of sales
External products	(165,723)	(413,974)	(256,236)	-	-	(835,933)
Facility costs	-	-	-	(2,042,912)	-	(2,042,912)
Total Cost of Sales	(165,723)	(413,974)	(256,236)	(2,042,912)	-	(2,878,845)
Gross Margin	406,920	2,555,673	1,129,439	(2,042,912)	-	2,049,120
Segment Costs	(1,330,195)	(1,443,089)	(615,131)	-	-	(3,388,415)
Adjusted EBITDAOI	(923,275)	1,112,584	514,308	(2,042,912)	(5,447,633)	(6,786,928)

11

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

3	Segment Information (continued)

(a)	Segment performance (continued)

6 months to 30 June 2014	Companion Animal AUD$	Production Animal - U.S. AUD$	Production Animal - Rest of World AUD$	Manufacturing Operations AUD$	Unallocated AUD$	Total AUD$
Revenues
External products	848,478	1,003,457	2,846,671	-	-	4,698,606
Total Revenues	848,478	1,003,457	2,846,671	-	-	4,698,606
Cost of sales
External products	(224,972)	(112,437)	(647,977)	-	-	(985,386)
Facility costs	-	-	-	(2,077,729)	-	(2,077,729)
Total Cost of Sales	(224,972)	(112,437)	(647,977)	(2,077,729)	-	(3,063,115)
Gross Margin	623,506	891,020	2,198,694	(2,077,729)	-	1,635,491
Segment Costs	(253,866)	(2,811,341)	(165,926)	-	-	(3,231,133)
Adjusted EBITDAOI	369,640	(1,920,321)	2,032,768	(2,077,729)	(1,954,767)	(3,550,409)

12

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

(b)	Reconciliations

Cost of sales reconciliation

	6 months to 30 June 2015 AUD$	6 months to 30 June 2014 AUD$
Total segment cost of sales	(2,878,845)	(3,063,115)
Depreciation and amortization expense	(261,222)	(356,996)
Total cost of sales	(3,140,067)	(3,420,111)

Reconciliation of Adjusted EBITDAOI result to loss before income tax

	6 months to 30 June 2015 AUD$	6 months to 30 June 2014 AUD$
Adjusted EBITDAOI	(6,786,928)	(3,550,409)
Other income	4,742,229	1,267,735
Depreciation	(389,709)	(424,709)
Amortization	(197,966)	(232,258)
Finance costs	(350,964)	(5,622,633)
Transaction related expenses	-	(352,225)
Foreign exchange loss on borrowings	-	(1,021,927)
Loss before income tax	(2,983,338)	(9,936,426)

The total segment costs and unallocated expenses reconcile to selling and marketing expenses, regulatory expenses and administration expenses on the statement of comprehensive loss less depreciation and amortization.

A reconciliation of segment and unallocated costs to operating costs provided as follows:

	6 months to 30 June 2015 AUD$	6 months to 30 June 2014 AUD$
Segment and unallocated costs	(8,836,048)	(5,185,900)
Depreciation and amortization expense	(326,453)	(299,971)
Transaction related expenses	-	(352,225)
Operating costs as presented in the statement of comprehensive loss	(9,162,501)	(5,838,096)
Selling and marketing expenses	(3,431,718)	(2,455,352)
Regulatory expenses	(564,904)	(534,211)
Administration expenses	(5,165,879)	(2,848,533)
Operating costs as presented in statement of comprehensive loss	(9,162,501)	(5,838,096)

13

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

(c)	Geographical information

In presenting information on the basis of geographical segments, segment revenue is based on the geographical location of customers whereas segment assets are based on the location of the assets.

The Group is domiciled in Australia, with the amount of its revenue from external customers for the six months to June 30, 2015 in Australia totaling $871,174 (six months to June 30, 2014:$1,243,334), revenues from external customers in the USA totaling $2,969,647 (six months to June 30, 2014: $1,003,458), revenues from external customers in Canada totaling $31,263 (six months to June 30, 2014: $1,159,243), revenues from external customers in New Zealand totaling $510,529 (six months to June 30, 2014: $619,740) and the total revenues from external customers in other countries totaling $545,352 (six months to June 30, 2014: $672,831). Segment revenues are based on the country in which the customer is based.

	No of customers 30 June 2015	No of customers 30 June 2014	Total revenues 6 months to 30 June 2015 AUD$	Total revenues 6 months to 30 June 2014 AUD$
Major customers
Production Animal - US	2	1	2,792,230	508,549
Production Animal - Rest of World	-	-	-	-

4	Plant and equipment

	30 June 2015 AUD$	31 December 2014 AUD$
Capital works in progress
At cost	316,510	52,193
Plant and equipment
At cost	14,500,567	14,367,251
Accumulated depreciation	(3,306,435)	(3,000,648)
Total plant and equipment	11,194,132	11,366,603
Leased plant and equipment
Capitalized leased assets	325,801	325,801
Accumulated depreciation	(325,801)	(325,801)
Total leased plant and equipment	-	-
Motor vehicles
Under lease	55,479	55,479
Accumulated depreciation	(55,479)	(49,625)
Total motor vehicles	-	5,854
Office equipment
At cost	1,013,582	873,582
Accumulated depreciation	(484,999)	(399,226)
Total office equipment	528,583	474,356
Total plant and equipment	12,039,225	11,899,006

14

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

(a)	Movements in carrying amounts of plant and equipment

Movement in the carrying amounts for each class of property, plant and equipment between the beginning and the end of the current financial period:

Consolidated	Capital Works in Progress AUD$	Plant and Equipment AUD$	Motor Vehicles AUD$	Office Equipment AUD$	Total AUD$
Period ended 30 June 2015
Balance at the beginning of period	52,193	11,366,603	5,854	474,356	11,899,006
Additions	264,317	133,317	-	140,000	537,634
Depreciation expense	-	(305,788)	(5,854)	(85,773)	(397,415)
Balance at the end of the period	316,510	11,194,132	-	528,583	12,039,225

Consolidated	Capital Works in Progress AUD$	Plant and Equipment AUD$	Motor Vehicles AUD$	Office Equipment AUD$	Total AUD$
Period ended 31 December 2014
Balance at the beginning of period	-	11,028,699	12,880	168,863	11,210,442
Additions	52,193	774,284	-	366,694	1,193,171
Disposals - written down value	-	-	-	(7,129)	(7,129)
Depreciation expense	-	(436,380)	(7,026)	(54,072)	(497,478)
Balance at the end of the period	52,193	11,366,603	5,854	474,356	11,899,006

15

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

5	Intangible Assets

	30 June 2015 AUD$	31 December 2014 AUD$
Development costs
Cost	20,529,450	17,005,759
Grants (b)	(5,338,443)	(3,929,596)
Accumulated amortization	(881,117)	(697,282)
	14,309,890	12,378,881
Computer software
Cost	251,126	218,928
Accumulated amortization	(192,548)	(178,195)
	58,578	40,733
Total Intangibles	14,368,468	12,419,614

(a)	Reconciliation Detailed Table

Consolidated	Development costs AUD$	Computer software AUD$	Total AUD$
Period ended 30 June 2015
Balance at the beginning of the period	12,378,881	40,733	12,419,614
Additions	3,523,691	32,198	3,555,889
Amortization	(183,835)	(14,353)	(198,188)
Grants receivable	(1,408,847)	-	(1,408,847)
Closing value at 30 June 2015	14,309,890	58,578	14,368,468

Consolidated	Development costs AUD$	Computer software AUD$	Total AUD$
Period ended 31 December 2014
Balance at the beginning of the period	10,119,953	44,592	10,164,545
Additions	3,801,835	7,150	3,808,985
Amortization	(183,835)	(11,009)	(194,844)
Grants receivable	(1,359,072)	-	(1,359,072)
Closing value at 31 December 2014	12,378,881	40,733	12,419,614

(b)	Government grants

During the six months ended June 30, 2015 the Group recorded a receivable related to Government Grants for tax incentives totaling $1,693,064 and had a total receivable of $3,304,050 (December 31, 2014: $2,571,559) which is included in Other Receivables. Of the $1,693,064 receivable for the period, $1,408,847 (December 31, 2014: $1,359,072) is offsetting development costs within total intangibles and $284,217 (December 31, 2014: $251,914) is included in Other Income.

16

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

6	Trade and other payables

	30 June 2015 AUD$	31 December 2014 AUD$
CURRENT
Trade payables	1,721,569	4,148,433
Accrued expenses	2,099,642	1,880,045
Provisions	13,593	2,438,430
Other payables	243,981	147,126
	4,078,785	8,614,034

All the carrying values are considered to be a reasonable approximation of fair value.

(a)	Movement in Provisions

2015	Fees Received in Advance AUD$	On-Costs for Stock-based Compensation AUD$	Total AUD$
Carrying amount at start of period	$2,438,430	$-	$2,438,430
Charged/(credited) to profit of loss
- Additional provision recognized	-	13,593	13,593
- Release of fees received in advance	(2,619,859)	-	(2,619,859)
- Foreign exchange gain	181,429	-	181,429
Carrying amount at end of year	$-	$13,593	$13,593

7	Borrowings

	30 June 2015 AUD$	31 December 2014 AUD$
CURRENT
Secured liabilities:
Lease liability	-	49,178
2013 Parnell bonds	2,987,021	4,636,242
	2,987,021	4,685,420
Less: borrowing costs attributable to 2013 Parnell Bonds	(3,342)	(94,937)
Total current borrowings	2,983,679	4,590,483

17

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

	30 June 2015 AUD$	31 December 2014 AUD$
NON-CURRENT
Secured liabilities:
Loan facility	14,322,917	-
Less: borrowing costs attributable to the loan facility	(726,013)	--
Total non-current borrowings	13,596,904	-

18

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

As at June 30, 2015, the Company had borrowings related to a term-loan of $14,322,197 and the 2013 Parnell Bonds of $2,845,000 (December 31, 2014: $4,300,000), excluding capitalized interest. The Company had lease liabilities that are secured by the related leased assets of $Nil (December 31, 2014: $49,178).

Loan Facility

In June 2011, the Company entered into credit agreement with Partners For Growth III, L.P., originally for a USD$7,000,000 revolving line of credit. In October 2011, the Company and its U.S. subsidiaries increased this revolving line of credit by USD$3,000,000 and entered into a Revenue Sharing Agreement with Partners For Growth III, L.P. In December 2013, the parties amended the revenue sharing agreement to add our U.S. subsidiaries as parties. The revenue sharing agreement provides Partners For Growth III, L.P. the right to receive revenue payments comprised of 5% of total gross sales revenue including payments and fees and resulting sales or disposals of our estroPLAN and GONAbreed products in the U.S. The term of the revenue sharing agreement is through June 30, 2021, or until a maximum aggregate payment of $3.0 million has been made. The Agreement may be terminated by us at any time upon payment of an early redemption fee of USD$3,000,000 less any revenue payments already made. The agreement also provides that Partners For Growth III, L.P. is entitled to minimum payment of USD$3,000,000 upon the change in control of the business. The Company's IPO did not trigger a change of control event as stipulated in the agreement.

Covenants imposed by the lender required that Earnings before Income Tax, Interest, Depreciation and Amortization ("EBITDA") for the prior twelve months was not less than AUD$3,000,000, that a current ratio of 1.25:1.0 be maintained, and a minimum net worth of AUD$12,500,000 be maintained (Note 16(c)). The loan facility was extinguished in February 2014 and a charge for unamortized borrowing costs of AUD$75,053 was recorded upon extinguishment. The Company was in breach of its covenants at the time the facility was extinguished. The revenue sharing agreement remains in place in accordance with the terms above and the Group accrued AUD$191,042 and AUD$17,901 in current liabilities as of June 30, 2015 and December 31, 2014, respectively.

2011 Convertible Bonds

In March 2011, the parent entity issued 12% convertible notes for USD$6,250,000. The notes were convertible into ordinary shares of the parent entity, at the option of the holder, or repayable in March 2014. The conversion rate is AUD$0.3710526 (AUD$3.71 after ten for one share consolidation) for each note held, which is based on the market price per share at the date of the issue of the notes, but subject to adjustments for reconstructions of equity. In January 2014, USD$2,042,105 of these 2011 Convertible Bonds converted into ordinary equity of the parent entity and USD$3,957,895 (AUD$4,495,317) was redeemed.

The 2011 Convertible Bonds were registered by a second mortgage over all assets of the Group. As at January 31, 2014, this second registered mortgage has been released.

19

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

2013 Parnell Bonds

The parent entity issued 10% 2013 Parnell Bonds totaling AUD$4,150,000 from February 2013 to June 2013, with another AUD$150,000 issued in 2014 with the same terms. The bonds have a two year term with repayment due between February and September 2015, but may be redeemed earlier by the Company. In addition, at maturity or upon a valuation event, bondholders had the option to exercise an attached warrant for cash and/or share consideration at the election of the bondholder. The amount of cash consideration is calculated at 20% of total bond investment and warrant shares are represented by the number of bonds x 0.0000004% of the fully diluted share capital of the Company, as at the date of the valuation event.

On May 20, 2014, at the election of the 2013 Parnell bondholders, all of the attached warrants issued with these 2013 Parnell Bonds were converted into 140,075 ordinary shares of the Company. Subsequent to this conversion no further warrant obligations exist within the Company.

In 2015, the Company redeemed $1,455,000 of 2013 Parnell bonds in cash and the remaining outstanding bonds were extended for an additional one-year term at the election of the bondholders.

The 2013 Parnell Bonds were registered by a third mortgage over all assets of the Group, which upon full payment of the loan facility and term facility became a first ranking mortgage over all of the assets of the Group.

20

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

SWK Holdings LLC Term Loan

In January 2014, the Group entered into a credit agreement with a U.S. based lender, SWK Holdings LLC, for a seven year USD$25,000,000 senior secured credit facility. The credit facility was utilized to refinance our previous senior debt facility of USD$9,900,000 with Partners For Growth, LLC, which was due to mature in June 2014, and to redeem USD$3,957,895 of Convertible Bonds that were due to mature in March 2014. USD$2,000,000 was paid to Partners for Growth III, L.P. to pay out a warrant attached to their facility. In addition, 2.0 million 2011 Convertible Bonds converted to ordinary shares of the parent entity. Following the payment of fees and associated costs of establishing this new seven-year credit facility of approximately AUD$1.45 million, USD$7,900,000 of funds were immediately available to us for working and growth capital. The credit facility contained two financial covenants requiring us to retain a current asset ratio of greater than 1.25, after adjusting for subordinated debt (2013 Parnell Bonds), and to maintain a level of last 12 months revenues greater than that stipulated in the credit agreement, measured at the end of each quarter and increasing over time to a maximum of AUD$16,000,000 by quarter ending December 31, 2017. In addition, the credit facility contained other customary affirmative and negative covenants.

In June 2014, the Company repaid the term loan balance of approximately USD$26,750,000, inclusive of interest of USD$1,750,000, which equated to a total Internal Rate of return, or IRR, of 20%, from the proceeds of the initial public offering. The unamortized borrowing costs of approximately AUD$1.26 million were charged to expense upon extinguishment of the debt.

The SWK Holdings LLC term loan facility was registered by a first mortgage over all assets of the Group. As at June 30, 2014, this first registered mortgage had been released.

MidCap Term Loan

In June 2015, the Company entered into a non-dilutive $USD11 million term loan agreement with MidCap Financial. The Company intends to use the proceeds of the loan for the expansion of our Companion Animal sales team in the US.

The Term Loan has a 45-month term, being interest only for the first 18 months and straight-line amortization for the remaining 27 months. Parnell is able to extend the interest only period to the first 24 months of the term loan upon achieving certain revenue targets as stipulated in the agreement. Interest on the outstanding balance is payable monthly in arrears at an annual rate of the one month LIBOR plus 7.45% subject to a LIBOR floor of 0.50%, current rate of 7.95%. The Term Loan has no warrant coverage and is secured by substantially all of the Company's assets.

Covenants imposed by the lender include various customary negative covenants and require that the Company maintain various levels of trailing twelve-month revenues that increase over the term of the loan. As of June 30, 2015, and for the period from start of the loan to the period end date, the Company was in compliance with all covenants.

21

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

2013 Parnell Bonds

	30 June 2015 AUD$	31 December 2014 AUD$
CURRENT
Face value of bonds	4,300,000	4,300,000
Bond redemptions	(1,455,000)	-
Interest expense - current period*	191,962	216,768
Interest expense - brought forward	336,242	134,474
Interest paid	(386,183)	(15,000)
	2,987,021	4,636,242

* Interest expense is calculated by applying the effective interest rate of 12% to the liability component for the 2011 Parnell bonds and 10% for the 2013 Parnell bonds.

22

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

8	Ordinary shares

	30 June 2015 AUD$	31 December 2014 AUD$
Ordinary Class shares	55,343,451	55,343,451

Total	55,343,451	55,343,451

23

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

Movements in ordinary share capital

Date	Details	No of shares	Issue price AUD$	AUD$
1/1/14	Opening balance	7,518,599		3,104,415
28/1/14	Issue of CB Shares	625,048	3.71	2,318,994
20/5/14	Issues of 2013 Parnell Bond Shares (A Class shares)	140,075	6.37	860,000
6/6/14	Transfer of original A Class shares to Ordinary Class shares	(5,700,000)	-	-
6/6/14	Transfer of 2013 Parnell Bond shares to Ordinary Class shares	(140,075)	-	-
6/6/14	Transfer of all B Class shares to Ordinary Class shares	(923,050)	-	-
6/6/14	Transfer of all C Class shares to Ordinary Class shares	(507,687)	-	-
6/6/14	Transfer of all D Class shares to Ordinary Class shares	(20,000)	-	-
6/6/14	Transfer of all E Class shares to Ordinary Class shares	(367,863)	-	-
6/6/14	Transfer of all CB Class shares to Ordinary Class shares	(625,048)	-	-
6/6/14	Transfer of all classes of shares to Ordinary Class	8,283,722	-	-
18/6/14	Issue of Ordinary Shares	5,000,000	10.61	53,067,289
18/6/14	Commission and issuance costs of initial public offering	-	-	(5,724,638)
18/6/14	Tax effect relating to commission and insurance costs of initial public offering	-	-	1,717,391
30/6/14	Balance	13,283,722		55,343,451
31/12/14	Balance	13,283,722		55,343,451
30/6/15	Closing Balance	13,283,722		55,343,451

On April 28, 2014, the shareholders and the directors of the Group approved a ten for one consolidation of shares, which had the effect of a reverse share split that became effective on June 6, 2014 when the Australian Securities and Investments Commission (ASIC) altered the registration details of the parent entity. All share, per share and related information presented has been retroactively adjusted, where applicable, to reflect the impact of the reverse share split.

On June 18, 2014, the Company completed an initial public offering of 5,000,000 shares on the NASDAQ Global Market at a share price of USD$10.00 (AUD$10.61) per share resulting in proceeds of AUD$53,067,289. The proceeds were partially offset by commissions and issuance costs of AUD$5,724,638 for net proceeds of AUD$47,363,267.

24

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

There were no other movements in other classes of ordinary shares in 2015 or 2014.

Ordinary shares of the Company have no par value.

On June 6, 2014, the shareholders and directors of the Group voted in favor of issuing one Ordinary Class share for each share held in Class A, B, C, D, E and CB shares. All of the rights associated with these shares classes were cancelled at that date. The Ordinary Class shares have the participation rights as noted above.

(a)	Net loss per share

Basic and diluted net loss per share calculated for the Group has been disclosed in the Statements of Comprehensive Loss.

A reconciliation of the net loss used in calculating net loss per share is included below:

	6 months to 30 June 2015 AUD$	6 months to 30 June 2014 AUD$
Basic and diluted net loss per share
Net Loss for the period	(2,985,444)	(12,916,838)

A calculation of the weighted average number of shares used for the denominator is included below:

	6 months to 30 June 2015	6 months to 30 June 2014
Weighted average number of ordinary shares used in the basic and diluted net loss per share calculation	13,283,722	8,410,176

(b)	Share-Based Compensation

The Company established the 2014 Omnibus Equity Incentive Plan (the “2014 Plan”) in June 2014 to allow for the issuance of up to 1,500,000 shares to officers and employees, and other individuals, including non-employee directors. The Company amended the Plan in May 2015 increasing the available shares for issuance to 3,000,000 shares. The Company may issue share options, share awards, share units, performance shares, performance units, and other share-based awards to eligible individuals. The 2014 Plan is administered by the Company’s board of directors. All awards are evidenced by a written agreement between the Company and the holder of the award. The board of directors has the authority to construe and interpret the terms of the 2014 Plan and awards granted under the 2014 Plan.

Pursuant to the 2014 Plan the board of directors approved the initial issuance of stock option and restricted stock units during the period ended June 30, 2015.

The fair value of each share option is estimated on the date of grant using the Black Sholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected share volatility based on the historical volatility of its publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded share price. The risk-free interest rate is determined by reference to the appropriate reserve bank yield in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The Expected term is determined based on the life of the grant of 10 years. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future. The fair value of the underlying ordinary shares is determined by the closing price of our ordinary shares on the NASDAQ Global Market. The fair value of the share options was estimated using the following assumptions:

25

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

	Six Months Ended	Six Months Ended
	June 30, 2015	December 31, 2014
Share price at grant date per ordinary share	$4.38 - $4.73	-
Risk free interest rate	1.89 – 2.55%	-
Expected term (in years)	10 years	-
Expected volatility	29 - 37%	-
Expected dividend yield	zero	zero

If any assumptions used in the option-pricing model changed significantly, share-based compensation for future awards may differ materially from the awards granted previously.

The following table summarizes share option activity for the six months ended June 30, 2015:

	Shares Issuable Under Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2014	—	—	—	—
Granted	474,856	5.00	9.5	—
Exercised	—	—	—	—
Expired or forfeited	(30,275)	5.00	—	—
Outstanding as of June 30, 2015	444,581	$5.00	9.5	$—
Options vested and expected to vest, as of December 31, 2014	—	—
Options vested and expected to vest, as of June 30, 2015	160,837	$5.00

26

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

The aggregate intrinsic value of share options is calculated as the difference between the exercise price of the share options and the fair value of the Company’s ordinary shares for those share options that had exercise prices lower than the fair value of the Company’s ordinary shares.

There were no options exercised during the six months ended June 30, 2015. The Company did not receive cash proceeds from stock option exercises for the six months ended June 30, 2015.

In addition to the stock options described above, the Company has granted service-based RSU’s to its employees. RSU’s are valued at the fair value of the underlying ordinary shares as of the date of the grant. The following table summarizes restricted stock unit activity for the six months ended June 30, 2015:

	Number of Restricted Share Units	Weighted- Average Grant Date Fair Value	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2014	—	—	—	—
Granted	226,749	4.38	0.86	—
Exercised	—	—	—	—
Expired or forfeited	(24,520)	4.38	—	—
Outstanding as of June 30, 2015	202,229	$4.38	0.86	$—

27

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

For the six months ended June 30, 2015, share-based compensation expense was $0.8 million. The Company had an aggregate of $2.1 million of unrecognized share-based compensation expense as of June 30, 2015, which we expect to recognize over an estimated period of 2.1 years for outstanding awards.

(c)	Capital Management

The Group's objectives when managing capital are to safeguard their ability to continue as a going concern, so that they can continue to provide returns for shareholders and benefits for other stakeholders, and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt. Consistently with others in the industry, the Group monitors capital on the basis of the gearing ratio. The ratio is calculated as net debt divided by total capital. Net debt is calculated as total borrowings (including 'borrowings' and 'derivatives' as shown in the balance sheet) less cash and cash equivalents. Total capital is calculated as 'equity' as shown in the balance sheet plus net debt. In 2014 and 2015, total cash and cash equivalents are greater than total borrowings, as such total capital is calculated as 'equity' as shown in the balance sheet plus total borrowings.

The gearing ratios at June 30, 2015 and June 30, 2014 were as follows:

	30 June 2015 AUD$	31 December 2014 AUD$
Total indebtedness and derivatives	17,309,937	4,685,420
Less: cash and cash equivalents	(17,987,641)	(15,819,418)
Net debt	(677,704)	(11,133,998)
Total equity	30,891,411	33,913,463
Total capital	48,201,348	38,598,883

Gearing ratio	36%	12%

The increase in the gearing ratio during 2015 resulted primarily from the increase in borrowings to fund our operations and development of a Companion Animal sales team. In 2014, the large majority of our borrowings were paid down from funds raised at IPO, resulting in the reduction in the gearing ratio.

28

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

9	Reserves

	6 months to 30 June 2015 AUD$	6 months to 30 June 2014 AUD$
Foreign currency translation reserve
Opening balance	(1,585,035)	(312,714)
Currency translation differences arising during the period	(808,664)	161,914
	(2,393,699)	(150,800)

Share-based compensation reserve
Opening balance	-	-
Share-based compensation expensed during the period	772,056	-
	772,056	-

Exchange differences arising on translation of the foreign controlled entity are recognized in other comprehensive income - foreign currency translation reserve. The cumulative amount is reclassified to profit or loss when the net investment is disposed of.

10	Accumulated Losses

	6 months to 30 June 2015 AUD$	6 months to 30 June 2014 AUD$
Accumulated losses at the beginning of the financial period	(19,844,953)	(5,499,592)
Net loss attributable to members	(2,985,444)	(12,916,839)
Accumulated losses at end of the financial period	(22,830,397)	(18,416,431)

29

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

11	Contingencies

A contract is currently in dispute in relation to delay damages under a distribution and supply agreement. There are currently no legal proceedings in relation to this dispute. The Company has sought legal advice on this matter in two jurisdictions and both legal advisors have indicated that it is not probable that a significant liability will arise. If the supplier chooses to instigate legal proceedings and there was an adverse decision related to the lawsuit, the potential undiscounted amount of the total payment that the Company could be required to make is estimated to be approximately USD $2 million.

12	Fair Value

This note provides an update on the judgments and estimates made by the Group in determining fair values of financial instruments since the last financial report.

(a)	Fair value hierarchy

The Group had no instruments that were Level 1, Level 2 or Level 3 at 30 June 2015 (31 December 2014: Nil).

(b)	Fair value of the financial instruments

The Group has a number of other financial instruments including: cash equivalents, amounts receivable or payable and short-term borrowings, fair values approximate carrying value, based on short-term nature of the assets and liabilities. The fair value of long-term debt also approximates carrying value as estimated using discounted cash flows based on the Company’s current incremental borrowing rates or quoted prices in active markets. Differences were identified for the following instruments at 30 June 2015:

	30 June 2015		31 December 2014
	Net Carrying Value AUD$	Net Fair value AUD$	Net Carrying Value AUD$	Net Fair value AUD$
Financial liabilities
Long term loan	14,322,917	14,559,316	-	-
2013 Parnell bonds	2,987,021	3,144,277	4,636,242	5,562,604
Lease liabilities	-	-	49,178	50,439
	17,309,938	17,703,593	4,685,420	5,613,043

30

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

13	Related Parties

Transactions between related parties are on normal commercial terms and conditions no more favorable than those available to other parties unless otherwise stated.

Transaction with related parties:

	6 months to 30 June 2015 AUD$	6 months to 30 June 2014 AUD$
Contributions to superannuation funds on behalf of employees	157,935	153,666
Repayment of loans to related parties (employees)	-	64,064
Rental and outgoings amounts paid to a Company controlled by a director	330,100	276,197
Interest paid/payable to associated connected to related parties for the 2011 Convertible Bonds	-	30,048
Interest paid/payable to associated connected to related parties for the 2013 Parnell Bonds	83,605	86,037

In addition to the above, $175,000 of 2013 Parnell Bonds were redeemed in the six months ended June 30, 2015 (2014: $Nil) from associates connected to related parties and an additional $1,560,000 of 2013 Parnell Bonds to associates were extended by an additional one-year term.

The Company also issued 68,909 Restricted Stock Units and 488,515 stock options to directors of the Company in the six months ended June 30, 2015 (2014: Nil).

14	Dividends

The Company did not pay dividends during the period (31 December 2014: nil).

31

Parnell Pharmaceuticals Holdings Ltd

Notes to the Consolidated Financial Statements

For the Six Months Ended 30 June 2015

15	Events Occurring After the Reporting Date

On August 5, 2015 Parnell appointed Peter A. Croden to its Board of Directors increasing the Board to seven members and four independent directors.

On September 28, 2015 Parnell accepted the resignation of Thomas Duley, Phyllis Gardner, and David Greenwood as directors of the Company.

On December 10, 2015, Parnell appointed Ellen Richstone and David Rosen to its Board of Directors increasing the Board to six members and three independent directors.

On January 11, 2016, Parnell Pharmaceuticals Holdings Ltd (the “Company”) entered into a purchase agreement (the “Purchase Agreement”), and a registration rights agreement (the “Registration Rights Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”).

Under the terms and subject to the conditions of the Purchase Agreement, the Company has the right to sell to and Lincoln Park is obligated to purchase up to $15,000,000 in amounts of ordinary shares of the Company, no par value (“Ordinary Shares”) as described below, subject to certain limitations, from time to time, over the 36-month period commencing on the date that a registration statement, which the Company agreed to file with the Securities and Exchange Commission (the “SEC”) pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed (the “Commencement Date”). The Company may direct Lincoln Park, at its sole discretion and subject to certain conditions, to purchase up to 35,000 shares of Ordinary Shares on any business day, increasing to up to 55,000 shares depending upon the closing sale price of the Ordinary Shares (such purchases, “Regular Purchases”). However, in no event shall a Regular Purchase be more than $500,000. The purchase price of Ordinary Shares related to the future funding will be based on the prevailing market prices of such shares at the time of sales. In addition, the Company may direct Lincoln Park to purchase additional amounts as accelerated purchases if on the date of a Regular Purchase the closing sale price of the Ordinary Shares is not below the threshold price as set forth in the Purchase Agreement.

As consideration for entering into the Purchase Agreement, the Company initially issued to Lincoln Park 47,746 Ordinary Shares and is required to issue up to 38,197 additional Ordinary Shares pro rata as the Company requires Lincoln Park to purchase the Company’s shares under the Purchase Agreement over the term of the agreement.The net proceeds under the Purchase Agreement to the Company will depend on the frequency and prices at which the Company sells shares to Lincoln Park. The Company expects that any proceeds received by the Company from such sales to Lincoln Park under the Purchase Agreement will be used for general corporate purposes and working capital requirements. No other matters or circumstances have arisen since the end of the financial period which significantly affected or could significantly affect the operations of the Group, the results of those operations, or the state of affairs of the Group in future financial years.

32